
                                                                    EXHIBIT 10.1

                                                                  EXECUTION COPY

                            EQUITY PURCHASE AGREEMENT

                                     Between

                              FRC ACQUISITIONS LLC

              On Behalf of Itself and the other Buyers Named Herein

                                       and

                         INGERSOLL-RAND COMPANY LIMITED

             On Behalf of Itself and the other Sellers Named Herein

                                   dated as of

                                 August 25, 2004

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                                TABLE OF CONTENTS

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ARTICLE I PURCHASE AND SALE OF INTERESTS
         1.1      Transfers by Sellers of the Acquired Interests..........................................      1
         1.2      Consideration...........................................................................      2
         1.3      The Closing.............................................................................      3
         1.4      Post-Closing Purchase Price Adjustment..................................................      6
         1.5      Pre-Closing Inventory...................................................................     10
         1.6      Further Assurances......................................................................     10
         1.7      Purchase Price Allocation...............................................................     11
         1.8      AIM Program Payment.....................................................................     12

ARTICLE II REPRESENTATIONS AND WARRANTIES OF SELLERS
         2.1      Organization of Certain Sellers.........................................................     13
         2.2      Subsidiaries............................................................................     14
         2.3      Ownership of Acquired Interests.........................................................     15
         2.4      Authorization, Etc......................................................................     16
         2.5      Financial Statements....................................................................     16
         2.6      Absence of Undisclosed Liabilities......................................................     16
         2.7      No Approvals or Conflicts...............................................................     17
         2.8      Compliance with Law; Governmental Authorizations........................................     18
         2.9      Litigation..............................................................................     18
         2.10     Personal Property Assets................................................................     18
         2.11     Absence of Certain Changes..............................................................     19
         2.12     Tax Matters.............................................................................     20
         2.13     Employee Benefits.......................................................................     22
         2.14     Labor Relations.........................................................................     24
         2.15     Intellectual Property...................................................................     24
         2.16     Contracts...............................................................................     25
         2.17     Environmental Matters...................................................................     27
         2.18     Insurance...............................................................................     29
         2.19     Real Property...........................................................................     29
         2.20     Product Liability and Product Warranty..................................................     31
         2.21     No Brokers' or Other Fees...............................................................     31
         2.22     Relations with Governments..............................................................     31
         2.23     No Other Representations or Warranties..................................................     32

ARTICLE III REPRESENTATIONS AND WARRANTIES OF BUYERS
         3.1      Organization............................................................................     32
         3.2      Authorization, Etc......................................................................     32
         3.3      No Approvals or Conflicts...............................................................     32
         3.4      Financing...............................................................................     33
         3.5      No Brokers' or Other Fees...............................................................     34
         3.6      Unregistered Equity.....................................................................     34
         3.7      No Other Representations or Warranties..................................................     34
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ARTICLE IV CONDITIONS TO SELLERS' OBLIGATION
         4.1      Representations and Warranties..........................................................     34
         4.2      Performance.............................................................................     35
         4.3      Officer's Certificate...................................................................     35
         4.4      Consents and Approvals..................................................................     35
         4.5      Injunctions.............................................................................     35
         4.6      Guarantees..............................................................................     35

ARTICLE V CONDITIONS TO BUYERS' OBLIGATION
         5.1      Representations and Warranties..........................................................     36
         5.2      Performance.............................................................................     36
         5.3      Officer's Certificate...................................................................     36
         5.4      Consents and Approvals..................................................................     36
         5.5      Injunctions.............................................................................     36
         5.6      Satisfaction and Release of Encumbrances................................................     37
         5.7      Material Adverse Effect.................................................................     37
         5.8      French Offer Letter.....................................................................     37
         5.9      Interim Financials......................................................................     37

ARTICLE VI COVENANTS AND AGREEMENTS
         6.1      Conduct of Business by Dresser-Rand Group...............................................     37
         6.2      Access to Books and Records; Cooperation................................................     39
         6.3      Filings and Consents....................................................................     40
         6.4      Tax Matters; Cooperation; Preparation of Returns; Tax Elections.........................     41
         6.5      Tax Indemnity...........................................................................     43
         6.6      Procedures Relating to Indemnification for Taxes........................................     45
         6.7      Refunds and Tax Benefits................................................................     47
         6.8      Employees; Benefit Plans................................................................     47
         6.9      Labor Matters...........................................................................     55
         6.10     Covenant to Satisfy Conditions..........................................................     55
         6.11     Contact With Customers and Suppliers....................................................     55
         6.12     Projections.............................................................................     55
         6.13     No Hire.................................................................................     56
         6.14     Use of Names............................................................................     56
         6.15     Environmental Rights and Responsibilities After Execution of Agreement..................     57
         6.16     Intercompany Debt.......................................................................     64
         6.17     Substitute Guarantees...................................................................     64
         6.18     Plaintiff Actions.......................................................................     65
         6.19     Financing...............................................................................     65
         6.20     Pending Insurance Claim.................................................................     67
         6.21     Transfers of Non-U.S. Interests.........................................................     68
         6.22     Real Property Deeds.....................................................................     68
         6.23     Estimated Customer Prepayments Statement................................................     69
         6.24     Currency Conversion.....................................................................     69
         6.25     Insurance...............................................................................     69

ARTICLE VII TERMINATION
         7.1      Termination.............................................................................     70
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                                       ii

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         7.2      Procedure and Effect of Termination.....................................................     71

ARTICLE VIII INDEMNIFICATION
         8.1      Indemnification.........................................................................     71

ARTICLE IX MISCELLANEOUS
         9.1      Fees and Expenses; Transfer Taxes.......................................................     76
         9.2      Governing Law...........................................................................     77
         9.3      Amendment...............................................................................     77
         9.4      No Assignment...........................................................................     77
         9.5      Waiver..................................................................................     77
         9.6      Notices.................................................................................     77
         9.7      Complete Agreement......................................................................     78
         9.8      Counterparts............................................................................     79
         9.9      Publicity...............................................................................     79
         9.10     Certain Definitions.....................................................................     79
         9.11     Headings................................................................................     81
         9.12     Severability............................................................................     81
         9.13     Third Parties...........................................................................     81
         9.14     CONSENT TO JURISDICTION.................................................................     81
         9.15     WAIVER OF JURY TRIAL....................................................................     81
         9.16     Specific Enforcement....................................................................     82
         9.17     Guarantee of Seller Obligations.........................................................     82

EXHIBITS

Exhibit A    -   Buyers and Sellers
Exhibit B    -   Dresser-Rand Restructuring Steps
Exhibit C    -   Form of Transition Services Agreement
Exhibit D    -   Form of License Agreement
Exhibit E    -   Environmental Reporting Procedures

                            EQUITY PURCHASE AGREEMENT

            This Equity Purchase Agreement (this "Agreement"), dated as of August 25, 2004, is entered into by and among FRC Acquisitions LLC, Delaware limited liability company ("FRC"), on behalf of itself and the other buyers set forth on Exhibit A hereto (collectively with FRC, the "Buyers") and Ingersoll-Rand Company Limited, a company organized under the laws of Bermuda ("IR"), on behalf of itself and the other sellers set forth on Exhibit A hereto (collectively with IR, the "Sellers").

            WHEREAS, IR indirectly owns all of the issued and outstanding capital stock or partnership interests of each other Seller;

            WHEREAS, the Sellers (other than IR) directly own capital stock or other equity interests (the "Acquired Interests") in the entities which are not at the time of the Closing a subsidiary of another member of the Dresser-Rand Group (as defined in Section 2.2), including as set forth on Exhibit A hereto;

            WHEREAS, the Dresser-Rand Group is in the business of, among other things, the design, manufacture, sale, maintenance and repair of gas and steam compression equipment (including centrifugal and reciprocating compressors and steam and gas turbines), all as currently conducted by the Dresser-Rand Group (the "Business"; provided that, the "Business" shall not include IR and its subsidiaries' high-capacity hoists and winch business); and

            WHEREAS, the Sellers wish to sell, and the Buyers wish to buy, the Acquired Interests, upon the terms and subject to the conditions set forth in this Agreement.

            NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants contained herein, the parties hereto agree as follows:

                                   ARTICLE I

                         PURCHASE AND SALE OF INTERESTS

            1.1 Transfers by Sellers of the Acquired Interests. On the Closing Date (as defined in Section 1.3) and subject to the terms and conditions set forth in this Agreement, the Sellers shall sell, assign and transfer to Buyers all of the Sellers' right, title and interest in and to the Acquired Interests in accordance with the restructuring steps and others transactions set forth on Exhibit B hereto, free and clear of all options, pledges, mortgages, security interests, liens, restrictions on voting or transfer, or other encumbrances of any nature (collectively, "Encumbrances"), other than such as may be created by or on behalf of the Buyers; provided, however, that with respect to entities in the Dresser-Rand Group incorporated or organized under the laws of any jurisdiction outside of the United States ("Non-U.S. Acquired Interests"), the purchase and sale thereof shall be effected in accordance with Section 6.21 to the extent the parties so agree. No transfer of partnership interests pursuant to the terms of this Agreement shall cause such partnership to dissolve or terminate.

            1.2 Consideration.

                  (a) On the Closing Date and subject to the terms and conditions set forth in this Agreement, in consideration of the sale, assignment and transfer of the Acquired Interests, FRC, on behalf of the Buyers, will pay to the Sellers cash in the amount of (A) One Billion Two Hundred Million dollars ($1,200,000,000), plus (B) the Estimated Net Cash Amount (as defined in Section 1.2(b)), minus (C) the EBITDA Adjustment Amount (as defined in Section 1.2(d)) (the "Initial Purchase Price", and as further adjusted pursuant to the provisions of this Agreement, the "Purchase Price"). The parties hereto agree that the Initial Purchase Price in respect of particular Non-U.S. Acquired Interests may be paid by the applicable Buyer to the applicable Seller under a Local Transfer Agreement (as defined in Section 6.21(b)), if applicable.

                  (b) As of a date reasonably proximate (which is intended to be the third (3rd) business day preceding the anticipated Closing Date) to the Closing Date, IR shall provide Buyers a schedule setting forth reasonably estimated Cash (as defined in Section 1.4(f)) of the Dresser-Rand Group by entity as of the Closing. No later than three (3) business days prior to the anticipated Closing Date, IR shall prepare, or cause to be prepared, a statement (the "Estimated Net Cash Statement") containing IR's good faith estimate of the Net Cash Amount (the "Estimated Net Cash Amount"), which shall be prepared in accordance with the definition of Net Cash Amount in Section 1.4(f) and the methodologies set forth in Section 1.2(b) of the disclosure schedule being delivered by the Sellers to the Buyers simultaneously with the execution of this Agreement and forming a part of this Agreement (the "Disclosure Schedule"). IR shall provide the Buyers and their accountants' reasonable access to all relevant books, records, facilities and employees of the Dresser-Rand Group and to any other information reasonably necessary to review and understand the Estimated Net Cash Statement. The Estimated Net Cash Statement prepared in accordance with this Section 1.2(b) shall be final and not subject to objection from Buyers for purposes of calculating the Initial Purchase Price at the Closing.

                  (c) The Buyers shall, following written notice to Sellers, who shall have an opportunity to review and understand such notice, (i) withhold and deduct from the Purchase Price or any other payment made by the Buyers pursuant to this Agreement any and all amounts required to be withheld and paid over to any Taxing Authority (as defined in Section 2.12(a)) as a result of the transactions contemplated by this Agreement, (ii) pay over to the applicable Taxing Authority any amounts required to be so withheld and (iii) promptly deliver to the Sellers any withheld amounts remaining thereafter in Buyer's custody (including, without limitation, any withheld amounts subsequently refunded to Buyer). Such notice shall set forth in reasonable detail the basis for such withholding or deduction. Any amounts withheld and paid over to any applicable Taxing Authority in accordance with the first sentence above (other than Transfer Taxes, which shall be governed by Section 9.1(b)) shall be treated as having been received by Sellers for all purposes of this Agreement. Notwithstanding the foregoing, if Buyers

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determine that they are required to withhold and deduct any amounts under this
Section 1.2(c) from payments made under this Agreement, Buyers shall reasonably cooperate with Sellers to consider and implement alternative structures that would permit such payments to be made without such withholding or deduction and otherwise would not, in Buyers' reasonable judgment, alter the economics or practicability of the transactions contemplated by this Agreement. If such withholding or deduction is nonetheless required, Buyers shall use reasonable best efforts to provide Sellers certified copies of receipts (or other evidence reasonably satisfactory to Sellers) evidencing payment of such withheld amounts as soon as reasonably possible after making such payments.

                  (d) For purposes of this Agreement, the following terms shall have the following meanings:

            "Business EBITDA" shall mean operating income plus depreciation and amortization of the Dresser-Rand Group and the Business for the twelve months ended June 30, 2004, as set forth in the applicable financial statements of the Dresser-Rand Group and the Business, calculated in accordance with the methodology set forth in Section 1.2(d) of the Disclosure Schedule.

            "EBITDA Adjustment Amount" shall mean an amount, if any, equal to eight times the EBITDA Deficiency.

            "EBITDA Deficiency" shall mean, only if a positive number, (1) Business EBITDA calculated based on the financial statements, as set forth in
Section 1.2(d) of the Disclosure Schedule, minus (2) Business EBITDA calculated based on the SAS Financial Statements and Audited Financial Statements, minus
(3) $6.6 million.

            1.3 The Closing.

                  (a) Closing. Unless this Agreement shall have been terminated and the transactions contemplated herein shall have been abandoned pursuant to
Article VII, the closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom, 4 Times Square, New York, NY 10036, on the third business day following the satisfaction or waiver of all of the conditions set forth in Articles IV and V hereof (the "Closing Date"), or at such other place and time as may be agreed upon by the Sellers and the Buyers, and shall be effective as of 11:59 P.M. local time on the Closing Date. The parties will use commercially reasonable efforts to schedule the Closing to occur effective as of 11:59 P.M. local time on October 31, 2004.

                  (b) Deliveries by the Sellers. At the Closing, the Sellers shall deliver or cause to be delivered to the Buyers the following:

                        (i) stock certificates (or local legal equivalent) evidencing those Acquired Interests that are certificated securities, duly endorsed in blank, or accompanied by stock powers duly executed in blank and with any required stock transfer tax stamps affixed;

                        (ii) a receipt from IR, on behalf of itself and the other Sellers, for the Initial Purchase Price paid to the Sellers;

                        (iii) IR shall pay by wire transfer of immediately available funds to an account or accounts, which are designated by Buyers to IR not less than two (2) business days prior to the Closing, cash in the amount equal to the sum of the following (the "Closing Payment"): (A) the Estimated Customer Prepayments Amount (as defined in Section 6.23) as set forth on the Estimated Customer Prepayments Statement (as defined in Section 6.23), plus (B) $17,000,000;

                        (iv) the Transaction Agreements (as defined below) to which each Seller is a party, duly executed by each relevant Seller;

                        (v) copies of the resolutions (or local equivalent) of the boards of directors and, where required, the stockholders of each Seller, authorizing and approving this Agreement and the Transaction Agreements and the transactions contemplated hereby and thereby, certified by the respective corporate secretaries (or local equivalent) of the applicable Sellers to be true and complete and in full force and effect and unmodified as of the Closing Date;

                        (vi) the Consents listed in Section 2.7 of the Disclosure Schedule;

                        (vii) a duly executed certificate of non-foreign status (a "FIRPTA Certificate") from each of the Sellers in a form and manner that complies with Section 1445 of the Code and the Treasury Regulations promulgated thereunder, provided, however, that if a FIRPTA Certificate is unable to be furnished by a Seller, then such Seller may instead provide a certificate (an "Alternate Certificate") pursuant to which such Seller certifies under penalties of perjury that it is not disposing of any United States real property interest (as defined in Section 897(c) of the Code and the Treasury Regulations promulgated thereunder). Notwithstanding anything to the contrary contained herein, if any Seller fails to provide to Buyer a FIRPTA Certificate or Alternate Certificate, Buyer shall be entitled to withhold from the Purchase Price or any other payment made pursuant to this Agreement the amount required to be withheld pursuant to
      Section 1445 of the Code and the Treasury Regulations promulgated thereunder;

                        (viii) the certificate required by Section 5.3 hereof;

                        (ix) written resignations, effective as of the Closing Date, of the directors, officers and the foreign equivalents of members of the Dresser-Rand Group that are employed by IR following the Closing; and

                        (x) such other documents and certificates duly executed as may be reasonably required to be delivered by the Sellers pursuant to the terms of this Agreement or as may be reasonably requested by Buyers prior to the Closing Date.

For purposes of this Agreement, "Transaction Agreements" shall mean (a) with respect to the Acquired Interests, such instruments of sale, conveyance, transfer and assignment, and such other agreements or documents, if any, in each case in form and substance reasonably satisfactory to IR and the Buyers, as shall be necessary in order to transfer all right, title and interest of the applicable Sellers in such Acquired Interests in accordance with the terms hereof, (b) the Transition Services Agreement substantially in the form attached as Exhibit C hereto (the "Transition Services Agreement"), (c) the License Agreement substantially in the form attached as Exhibit D hereto (the "License Agreement"), (d) the French Offer Letter and (e) any Local Transfer Agreements.

                  (c) Deliveries by the Buyers. At the Closing, the Buyers shall deliver or cause to be delivered to or for the benefit of the Sellers the following:

                        (i) the Initial Purchase Price by wire transfer of immediately available funds to an account or accounts, which are designated by IR to the Buyers not less than two (2) business days prior to the Closing;

                        (ii) a receipt from FRC, on behalf of itself and the other Buyers, evidencing receipt of the Acquired Interests and the Closing Payment;

                        (iii) copies of the resolutions of the board of directors (or comparable governing body) of each Buyer authorizing and approving this Agreement and the Transaction Agreements and the transactions and agreements contemplated hereby and thereby, certified by the corporate secretary of each Buyer to be true and complete and in full force and effect and unmodified as of the Closing Date;

                        (iv) the Transaction Agreements to which each Buyer is a party, duly executed by such Buyer;

                        (v) the Consents listed in Section 2.7 of the Disclosure Schedule;

                        (vi) the certificate required by Section 4.3 hereof;

                        (vii) the Guarantees (as defined in Section 4.6) described in Section 4.6 hereof; and

                        (viii) such other documents and certificates duly executed as may be reasonably required to be delivered by the Buyers pursuant to the terms of this Agreement or as may be reasonably requested by Sellers prior to the Closing Date.

                  (d) All instruments and documents executed and delivered to the Buyers pursuant hereto shall be in form and substance, and shall be executed in a manner, reasonably satisfactory to the Buyers. All instruments and documents executed and delivered to the Sellers pursuant hereto shall be in form and substance, and shall be executed in a manner, reasonably satisfactory to the Sellers.

            1.4 Post-Closing Purchase Price Adjustment.

                  (a) Within ninety (90) days after the Closing Date, Sellers will prepare, or cause to be prepared, (i) a statement (the "Closing Working Capital Statement") containing calculations of the net working capital of the Dresser-Rand Group as of 11:59 P.M. local time on the Closing Date (the "Closing Net Working Capital Amount"); (ii) a statement (the "Closing Net Cash Statement") containing a calculation of the Net Cash Amount (the "Closing Net Cash Amount"), which shall be prepared in accordance with the definition of Net Cash Amount in Section 1.4(f) and the methodologies set forth in Section 1.2(b) of the Disclosure Schedule; and (iii) a statement (the "Closing Customer Prepayments Statement" and, together with the Closing Working Capital Statement and the Closing Net Cash Statement, the "Closing Statements") containing a calculation of the Customer Prepayments Amount (as defined in Section 6.23) (the "Closing Customer Prepayments Amount"), which shall be prepared in accordance with the methodologies set forth on Section 6.23 of the Disclosure Schedule. The Closing Working Capital Statement shall be prepared on a combined basis in conformity with accounting principles generally accepted in the United States of America ("GAAP"), applied on a basis consistent with the Audited Financial Statements, and shall be prepared on a basis consistent with, and reflecting all adjustments reflected on, the statement of net working capital of the Dresser-Rand Group as set forth in Section 1.4(a) of the Disclosure Schedule (the "Benchmark Net Working Capital Statement"). Buyers will assist and cooperate fully with the Sellers in the preparation of the Closing Statements, including by providing the Sellers and their accountants reasonable access to all relevant books, records, facilities and employees of the Dresser-Rand Group and to any other information reasonably necessary to prepare the Closing Statements.

                  (b) The Buyers shall, within thirty (30) days after the delivery by the Sellers of the Closing Statements, complete their review of such statements and the calculation of the Closing Net Working Capital Amount, the Closing Net Cash Amount and the Closing Customer Prepayments Amount. In the event that the Buyers determine that the Closing Net Working Capital Amount, the Closing Net Cash Amount or the Closing Customer Prepayments Amount have not been determined on a basis consistent with the requirements of Section 1.4(a), on or before the last day of such 30-day period Buyers shall inform the Sellers in writing (the "Objection"), setting forth a specific description of the basis of the Objection, the adjustments to the Closing Net Working Capital Amount, the Closing Net Cash Amount and the Closing Customer Prepayments

Amount which Buyers believe should be made, and Buyers' calculation of the Closing Net Working Capital Amount, the Closing Net Cash Amount and the Closing Customer Prepayments Amount. Buyers shall be deemed to have accepted any items in the Closing Working Capital Statement, the Closing Net Cash Statement and the Closing Customer Prepayments Statement and the calculation of the Closing Net Working Capital Amount, the Closing Net Cash Amount and the Closing Customer Prepayments Amount not specifically disputed in the Objection. For the avoidance of doubt, any dispute shall be limited to the dollar amounts of the Closing Net Working Capital Amount, the Closing Net Cash Amount and the Closing Customer Prepayments Amount identified in the Objection as a subject of dispute. Failure to deliver to the Sellers a timely written Objection satisfying the requirements of this Section 1.4(b) shall constitute acceptance and approval of the Sellers' calculation of the Closing Net Working Capital Amount, the Closing Net Cash Amount and the Closing Customer Prepayments Amount.

                  (c) The Sellers shall have thirty (30) days from the date they receive the Objection to review and respond to the Objection. If the Sellers and Buyers are unable to resolve all of their disagreements with respect to the determination of the disputed items within thirty (30) days following the completion of the Sellers' review of the Objection, after having used their good faith efforts to reach a resolution, they shall refer their remaining differences to Deloitte & Touche LLP or another internationally recognized firm of independent public accountants as to which the Sellers and Buyers mutually agree (the "CPA Firm"), who shall, acting as experts in accounting and not as arbitrators, determine on a basis consistent with the requirements of Section 1.4(a), and only with respect to the specific remaining accounting related differences so submitted, whether and to what extent, if any, the Closing Net Working Capital Amount, the Closing Net Cash Amount or the Closing Customer Prepayments Amount require adjustment. In resolving any remaining accounting related differences, the CPA Firm may not assign a value to any disputed item greater than the greatest value for such item claimed by either party or less than the lowest value for such item claimed by either party. The Sellers and Buyers shall request the CPA Firm to use its best efforts to render its determination within 45 days. The CPA Firm's determination shall be conclusive and binding upon the Sellers and Buyers. The Sellers and Buyers shall make reasonably available to the CPA Firm all relevant books and records, any work papers (including those of the parties' respective accountants, subject to any customary agreements or documentation required by such accounting firms) and supporting documentation relating to the Closing Statements, the calculation of the Closing Net Working Capital Amount, the calculation of the Closing Net Cash Amount, the calculation of the Closing Customer Prepayments Amount and all other items reasonably requested by the CPA Firm. The "Final Net Working Capital Amount" shall ultimately be equal to (i) the Closing Net Working Capital Amount as shown on the Closing Working Capital Statement in the event that (x) no Objection is delivered to the Sellers during the initial 30-day period specified above, (y) the Objection delivered to the Sellers does not set forth any dispute with respect to the Closing Net Working Capital Amount or (z) the Sellers and Buyers so agree, (ii) the Closing Net Working Capital Amount as adjusted in accordance with the Objection, in the event that (x) the Sellers do not respond to the Objection within the specified 30-day period following receipt by the Sellers of the Objection or (y) the Sellers and Buyers so agree, or (iii) the Closing Net Working Capital Amount as adjusted by either (x) the agreement of the Sellers and Buyers or (y) the CPA Firm. The "Final Net Cash Amount" shall ultimately be equal to (i) the Closing Net Cash Amount as shown on the Closing Net Cash Statement in the event that (x) no Objection is delivered to the Sellers during the initial 30-day period specified above, (y) the Objection delivered to the Sellers does not set forth any dispute with respect to the Closing Net Cash Amount or (z) the Sellers and Buyers so agree, (ii) the Closing Net Cash Amount as adjusted in accordance with the Objection, in the event that (x) the Sellers do not respond to the Objection within the specified 30-day period following receipt by the Sellers of the Objection or (y) the Sellers and Buyers so agree, or (iii) the Closing Net Cash Amount as adjusted by either (x) the agreement of the Sellers and Buyers or (y) the CPA Firm. The "Final Customer Prepayments Amount" shall ultimately be equal to (i) the Closing Customer Prepayments Amount as shown on the Closing Customer Prepayments Statement in the event that (x) no Objection is delivered to the Sellers during the initial 30-day period specified above, (y) the Objection delivered to the Sellers does not set forth any dispute with respect to the Closing Customer Prepayments Amount or (z) the Sellers and Buyers so agree, (ii) the Closing Customer Prepayments Amount as adjusted in accordance with the Objection, in the event that (x) the Sellers do not respond to the Objection within the specified 30-day period following receipt by the Sellers of the Objection or (y) the Sellers and Buyers so agree, or (iii) the Closing Customer Prepayments Amount as adjusted by either (x) the agreement of the Sellers and Buyers or (y) the CPA Firm. All fees and disbursements of the CPA Firm, if any, shall be shared equally by the Sellers, on the one hand, and the Buyers, on the other hand.

                  (d) (i) If the Final Net Working Capital Amount is less than One Hundred Forty-Nine Million Six Hundred Seventy-Seven Thousand dollars ($149,677,000) (the "Base Amount"), the Sellers shall pay an amount equal to (x) the amount of such deficiency, plus (y) interest computed at the Prime Rate (as defined in Section 1.4(f)) for the period from the Closing Date to the date of such payment of such deficiency amount. Such payment shall be made in immediately available funds to the Buyers within three (3) business days after the ultimate determination of the Final Net Working Capital Amount as provided in this Section 1.4. If the Final Net Working Capital Amount is greater than the Base Amount, the Buyers shall pay to the Sellers an amount equal to (x) the amount of such excess, plus (y) interest computed at the Prime Rate for the period from the Closing Date to the date of such payment of such excess amount. Such payment shall be made in immediately available funds to the Sellers within three (3) business days after the ultimate determination of the Final Net Working Capital Amount as provided in this Section 1.4.

                        (ii) If the Final Net Cash Amount is greater than the Estimated Net Cash Amount, the Buyers shall pay to the Sellers an amount equal to (x) the amount of such excess, plus (y) interest computed at the Prime Rate for the period from the Closing Date to the date of such payment of such excess amount. Such payment shall be made in immediately available funds to the Sellers within three (3) business days after the ultimate determination of the Final Net Cash Amount as provided in this
      Section 1.4. If the Final Net Cash Amount is less than the Estimated Net Cash Amount, the Sellers shall pay to the Buyers an amount equal to (x) the amount of such deficiency, plus (y) interest computed at the Prime Rate for the period from the Closing Date to the date of such payment of such deficiency amount. Such payment shall be made in immediately available funds to the Buyers within three (3) business days after the ultimate determination of the Final Net Cash Amount as provided in this Section 1.4.

                        (iii) If the Final Customer Prepayments Amount is less than the Estimated Customer Prepayments Amount, the Buyers shall pay to the Sellers an amount equal to (x) the amount of such deficiency, plus (y) interest computed at the Prime Rate for the period from the Closing Date to the date of such payment of such deficiency amount. Such payment shall be made in immediately available funds to the Sellers within three (3) business days after the ultimate determination of the Final Customer Prepayments Amount as provided in this Section 1.4. If the Final Customer Prepayments Amount is greater than the Estimated Customer Prepayments Amount, the Sellers shall pay to the Buyers an amount equal to (x) the amount of such excess, plus (y) interest computed at the Prime Rate for the period from the Closing Date to the date of such payment of such excess amount. Such payment shall be made in immediately available funds to the Buyers within three (3) business days after the ultimate determination of the Final Customer Prepayments Amount as provided in this
      Section 1.4.

                  (e) Any amount paid pursuant to this Section 1.4, Section 1.3,
Section 1.8, or Section 6.8(n)(ii) shall be deemed to be an adjustment to the Purchase Price.

                  (f) For purposes of this Agreement, the following terms shall have the following meanings:

            "Cash" shall mean the sum of cash, cash equivalents and liquid investments, plus all deposited but uncleared bank deposits and less all outstanding checks of the Dresser-Rand Group, in each case with foreign currency converted in accordance with the Currency Conversion Rules.

            "Debt Obligations" shall, as applied to any Person, mean, without duplication, (a) all indebtedness for borrowed money, (b) all obligations evidenced by a note, bond, debenture or similar instrument, (c) that portion of obligations with respect to capital leases that is properly classified as a liability on a balance sheet in conformity with GAAP, applied on a consistent basis with the Audited Financial Statements and (d) any obligation owed for all or any part of the deferred purchase price for the purchase of a business, in each case with foreign currency converted in accordance with the Currency Conversion Rules. For clarification, it is understood that letters of credit and similar credit support obligations shall not constitute "Debt Obligations" hereunder.

            "Net Cash Amount" shall mean an amount, positive or negative, equal to (A) Cash minus (B) the sum of (x) aggregate Debt Obligations and (y) $20,000,000, in each case as of 11:59 P.M. local time on the Closing Date, determined on a combined basis in accordance with GAAP, applied on a basis consistent with the Audited Financial Statements (except that foreign currency will be converted in accordance with the Currency Conversion Rules).

            "Prime Rate" means the rate of interest declared from time to time by JP Morgan Chase Bank as its "base rate."

            1.5 Pre-Closing Inventory. Within thirty (30) calendar days prior to the Closing Date, unless the Buyers and Sellers agree otherwise, representatives of the Buyers and the Sellers shall jointly conduct a physical count of the inventory of the Dresser-Rand Group (such physical count to be performed on a basis consistent with the past practices of the Dresser-Rand Group).

            1.6 Further Assurances.

                  (a) After the Closing, each party hereto shall from time to time, at the request of another party, execute and deliver such other instruments of conveyance and transfer and take such other actions as such other party may reasonably request in order to more effectively consummate the transactions contemplated hereby and to vest in the Buyers good and valid title to the Acquired Interests.

                  (b) Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an agreement to sell, convey, assign, sublease or transfer any asset, contract or agreement if any attempted sale, conveyance, assignment, sublease or transfer of such asset, contract or agreement, without the Consent of another Person to such transfer, would constitute a breach by the Sellers or the Buyers with respect to such asset. Except with respect to the Consents required to be delivered at the Closing pursuant to Section 1.3(b)(vi), in the event that any required Consent is not obtained on or prior to the Closing, IR and the applicable Seller will use their commercially reasonable efforts to (i) provide to the applicable Buyer the benefits of the applicable asset, contract or agreement, (ii) cooperate in any reasonable and lawful arrangement designed to provide such benefits to the applicable Buyer and (iii) enforce at the request of the applicable Buyer and for the account of the applicable Buyer any rights of the applicable Seller arising from any such contract or agreement (including the right to elect to terminate such contract or agreement in accordance with the terms thereof upon the request of the applicable Buyer).

            1.7 Purchase Price Allocation.

                  (a) The Buyers and the Sellers agree that the portion of the total consideration (including, for all purposes of this Section 1.7, any liabilities that are treated as having been assumed for Tax purposes) that is attributable to the Acquired Interests in any acquired entity shall not be less than the book value represented by such Acquired Interests as of June 30, 2004 (to be adjusted as appropriate to reflect any substantial changes in book value prior to Closing). The portion of the total consideration allocated to Dresser Rand S.A. is set forth on Section 1.7 of the Disclosure Schedule.

                  (b) The Buyers and the Sellers shall endeavor in good faith to agree, prior to the Closing, on an allocation of the total consideration among the Acquired Interests of each acquired entity, which allocation shall incorporate, reflect and be consistent with Section 1.7(a) (the "Entity-Level Purchase Price Allocation"). If the Buyers and the Sellers are unable to agree on such Entity-Level Purchase Price Allocation by September 30, 2004, the matter shall be submitted to the CPA Firm whose determination shall be binding on the parties. The costs of such arbitration shall be shared equally.

                  (c) With respect to the Acquired Interests in each acquired entity that is disregarded for U.S. federal income Tax purposes or for which an election is made pursuant to Section 338(h)(10) of the Code or any subsidiary of such an acquired entity that is subject to similar treatment for Tax purposes, the Buyers and the Sellers shall endeavor in good faith to agree, prior to the Closing, to the extent possible, and in any event within 75 days after the Closing Date (or, if longer, within 75 days after the CPA Firm determines the Entity-Level Purchase Price Allocation), on a further allocation among the assets held by such entity, which allocation shall incorporate, reflect and be consistent with Section 1.7(a) and the Entity-Level Purchase Price Allocation (the "Asset-Level Purchase Price Allocation"). If the Buyers and the Sellers are unable to agree on such Asset-Level Purchase Price Allocation within such time period, the matter shall be submitted to the CPA Firm whose determination shall be binding on the parties. The costs of such arbitration shall be shared equally.

                  (d) In the event the total consideration is adjusted hereunder subsequent to the Closing, the Buyers and the Sellers agree to allocate the adjustment in the revised Entity-Level Purchase Price Allocation and the Asset-Level Purchase Price Allocation (collectively, the "Purchase Price Allocation") based upon the item or entity to which such adjustment is attributable, and, to the extent consistent with Sections 338 and 1060 of the Code and the rules and Treasury Regulations promulgated thereunder, any adjustment that is not identified as attributable to a particular item or entity shall be allocated entirely among the Acquired Interests of entities incorporated or organized under the laws of the United States or any state thereof or the District of Columbia.

                  (e) The Buyers and the Sellers shall report the Tax consequences of the transactions contemplated by this Agreement in a manner consistent with the Purchase Price Allocation, as may be revised from time to time in accordance with Section 1.7(d), and shall not take any position inconsistent therewith in preparing any Tax Returns, IRS Forms 8594 and any other Tax forms or filings, as well as in preparing any published financial statements in accordance with GAAP, applied on a consistent basis with the Audited Financial Statements, and neither the Buyers nor the Sellers shall take any position inconsistent therewith upon examination of any Tax Return, in any Tax refund claim, or in any Tax litigation, investigation or other proceeding, without the prior written consent of the other party or unless required to do so pursuant to a determination

(as defined in Section 1313(a) of the Code or any corresponding or similar provision of state, local or foreign law).

                  (f) The Buyers and the Sellers shall promptly inform one another of any challenge by any Taxing Authority to any allocation made pursuant to this Section 1.7 and agree to consult and keep one another informed with respect to the status of, and any discussion, proposal or submission with respect to, such challenge.

            1.8 AIM Program Payment. No later than 60 days after the Closing Date, IR shall prepare, or cause to be prepared, a statement (the "AIM Calculations Statement") containing IR's determination of (A) the amount (the "AIM Program Payment Amount") equal to the pro rata portion as of 11:59 P.M. local time on the Closing Date of the annual bonuses payable to Dresser-Rand Group Employees (as defined in Section 2.13(a)) pursuant to the Annual Incentive Management Program for the calendar year 2004 as in effect on the date hereof (the "AIM Program"), determined in accordance with the terms of the AIM Program and based upon financial performance and/or results determined by IR and employee performance determined by the Dresser-Rand Group (which information Buyer will cause the Dresser-Rand Group to provide as soon as practicable after the Closing Date) and (B) the federal, state, local and foreign payroll and other similar Taxes other than Social Security Taxes payable by the Buyers and the members of the Dresser-Rand Group as a result of the payment to Dresser-Rand Group Employees of bonuses under the AIM Program in the amount of AIM Program Payment Amount (the "Payroll Tax Amount"). In determining the AIM Program Payment Amount, the employee performance portion provided by the Dresser-Rand Group shall be subject to review and approval by IR, which shall not be unreasonably withheld. IR and FRC shall each provide the other party and their accountants reasonable access to all relevant books, records, facilities and employees of the Dresser-Rand Group and to any other information reasonably necessary to prepare, review and understand the AIM Calculations Statement (subject to reasonable restrictions imposed by IR or FRC, as the case may be, based on confidentiality concerns). Buyer shall have 15 days from receipt to review and comment upon the calculations set forth in the AIM Calculations Statement. In the event that Buyers, upon completion of their review of the AIM Calculations Statement, determine that the AIM Program Payment Amount or the Payroll Tax Amount have not been accurately calculated or have not been determined on a basis consistent with this Section 1.8, Buyers and IR shall cooperate in good faith to resolve such dispute. In the event that Buyers and IR are unable to resolve such dispute, the CPA Firm dispute resolution provisions of Section 1.4(c) hereof shall apply to resolve such dispute. Upon final determination of the AIM Program Payment Amount and the Payroll Tax Amount pursuant to this Section 1.8, but in no event more than three (3) business days thereafter, IR shall pay by wire transfer of immediately available funds to an account or accounts which are designated by Buyers to IR not more than two (2) business days following final determination thereof, cash in an amount equal to:
(a) the AIM Program Payment Amount plus (b) the Payroll Tax Amount.

                                   ARTICLE II

                    REPRESENTATIONS AND WARRANTIES OF SELLERS

            The Sellers, jointly and severally, hereby represent and warrant to the Buyers, as of the date of this Agreement, as follows:

            2.1 Organization of Certain Sellers.

                  (a) IR is a company duly organized, validly existing and in good standing under the laws of Bermuda. IR has all requisite corporate power and authority to own its assets and to carry on its business as now being conducted and is duly qualified or licensed to do business and is in good standing in the jurisdictions in which the ownership of its property or the conduct of its business requires such qualification or license, except jurisdictions in which the failure to be so qualified or licensed would not have or reasonably be expected to have, individually or in the aggregate, a material adverse effect on the abilities of the Sellers to consummate the transactions contemplated by this Agreement and the Transaction Agreements to which such Seller is a party.

                  (b) DR Holding Corp. ("DR Holding") is a corporation duly formed, validly existing and in good standing under the laws of the State of Delaware. DR Holding has all requisite corporate power and authority to own its assets and to carry on its business as now being conducted and is duly qualified or licensed to do business and is in good standing in the jurisdictions in which the ownership of its property or the conduct of its business requires such qualification or license, except jurisdictions in which the failure to be so qualified or licensed would not have or reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of the Sellers to consummate the transactions contemplated by this Agreement and the Transaction Agreements to which such Seller is a party.

                  (c) Ingersoll-Rand Company ("IRNJ") is a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey. IRNJ has all requisite corporate power and authority to own its assets and to carry on its business as now being conducted and is duly qualified or licensed to do business and is in good standing in the jurisdictions in which the ownership of its property or the conduct of its business requires such qualification or license, except jurisdictions in which the failure to be so qualified or licensed would not have or reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of the Sellers to consummate the transactions contemplated by this Agreement and the Transaction Agreements to which such Seller is a party.

            2.2 Subsidiaries. Section 2.2(a) of the Disclosure Schedule sets forth for Dresser-Rand Company, a New York general partnership (the "Partnership"), Dresser-Rand Canada, Inc., a corporation organized under the laws of Canada ("D-R Canada") and each direct and indirect subsidiary of the Partnership (together with the Partnership, D-R Canada and each entity contemplated to be formed in accordance with Exhibit B as and when formed, the "Subsidiaries"; and all of the Subsidiaries sometimes being referred to collectively as the "Dresser-Rand Group"; for clarification, for purposes of this Article II and Section 6.1, the Dresser-Rand Group shall not include the entities in which the Dresser-Rand Group has an equity interest that are set forth in Section 2.2(b) of the Disclosure Schedule (the "Minority Interests")) and for each Minority Interest (i) its structure (i.e., corporation, partnership, limited liability company, etc.), name and jurisdiction of incorporation, formation or organization, as applicable, (ii) the number of authorized, issued and outstanding shares of each class of its capital stock or other authorized, issued and outstanding equity interests, as applicable, the names of the holders thereof, and the number of shares or percentage interests, as applicable, held by each such holder and (iii) its entity classification for United States federal income Tax purposes. Except as set forth in Section 2.2(a) of the Disclosure Schedule, the members of the Dresser-Rand Group do not own any shares of any class of capital stock of any corporation or ownership or other equity interest in any other Person (other than their Subsidiaries and Minority Interests and other than immaterial investments). Each Subsidiary is duly formed or organized, validly existing and, where applicable, in good standing under the laws of its jurisdiction of incorporation, formation or organization, as applicable, has the requisite corporate or similar power and authority to own its assets and to carry on its business as now being conducted, and where applicable, is duly qualified or licensed to do business and is in good standing in the jurisdictions in which the ownership of its property or the conduct of its business requires such qualification or license, except jurisdictions in which the failure to be so qualified or licensed would not have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (as defined below). For purposes of this Agreement, a "Material Adverse Effect" shall mean any change, occurrence or development that has a materially adverse effect on the business, operations, results of operations, assets, liabilities (except to the extent assumed or retained by the Sellers hereunder) or condition (financial or otherwise) of the Business, taken as a whole, except that a "Material Adverse Effect" does not include any effect caused by a change, occurrence or development in (i) events affecting the United States, European or global economy or capital or financial markets generally, (ii) conditions in the industries in which the Dresser-Rand Group conducts business, except to the extent such changes, occurrences or developments impact the Business in a materially disproportionate fashion, (iii) laws, regulations or GAAP, or in the authoritative interpretations thereof or in regulatory guidance related thereto,
(iv) earthquakes or similar catastrophes, or acts of war, sabotage, terrorism, hostilities, military action or any escalation or worsening thereof (other than actual damage or casualty loss to any member of the Dresser-Rand Group or their properties or assets) or (v) this Agreement, the announcement thereof and the consummation of the transactions contemplated by this Agreement. All the outstanding shares of capital stock or other equity interests of such Subsidiaries are duly authorized and validly issued and outstanding, fully paid and nonassessable (where applicable), were issued free of any pre-emptive rights and owned by the Persons set forth in Section 2.2(a) of the Disclosure Schedule, free and clear of all Encumbrances. Except as set forth in Section 2.2(a) of the Disclosure Schedule, there are no options, subscriptions, warrants, calls, commitments, agreements, contracts, understandings, restrictions, pre-emptive rights, arrangements or rights of any character with respect to the securities of the Subsidiaries or the issuance of additional securities of the Subsidiaries or the conversion or exchange of any security into, or equity security of, any Subsidiary. Complete and correct copies of the charter documents (or equivalent organizational documents) and all amendments thereto and the minute books of each of the Subsidiaries have been made available to the Buyers on or prior to the date of this Agreement.

            2.3 Ownership of Acquired Interests. Each Seller is the legal and beneficial owner of, and has good and marketable title to, the Acquired Interests being sold by such Seller hereunder, as set forth in Section 2.2 of the Disclosure Schedule, free and clear of all Encumbrances, and such good and marketable title may be transferred to the Buyers on the Closing Date free and clear of all Encumbrances, other than such as may be created by or on behalf of any of the Buyers.

            2.4 Authorization, Etc. Each Seller has full corporate or partnership power and authority to execute and deliver this Agreement and the Transaction Agreements to which it is a party and to carry out and consummate the transactions contemplated hereby to be carried out and consummated by it. This Agreement has been duly and validly authorized and no other corporate action or proceeding is necessary to authorize the execution, delivery and performance of this Agreement by IR or any Seller. This Agreement has been duly and validly executed by IR and, assuming this Agreement constitutes the legal, valid and binding agreement of FRC, constitutes a legal, valid and binding agreement of IR, enforceable against IR in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

            2.5 Financial Statements. Section 2.5 of the Disclosure Schedule sets forth (i) the audited combined balance sheet of the Dresser-Rand Group and the Business at December 31, 2003 (the "2003 Balance Sheet") and the related combined statements of income and cash flows, in each case, including notes thereto for the year ended December 31, 2003 (collectively, the "Audited Financial Statements") and (ii) the unaudited combined balance sheet of the Dresser-Rand Group and the Business as of June 30, 2004 (the "Interim Balance Sheet") and the related unaudited combined statements of income and cash flows for the six month period ended June 30, 2004 (collectively, the "Interim Financial Statements"). Such financial statements have been prepared from the books and records of the Dresser-Rand Group and the Business in conformity with GAAP, applied on a consistent basis, as in effect during the periods indicated, subject in the case of the Interim Financial Statements to the absence of notes and normal year end adjustments. The foregoing income statements and statements of cash flows, including notes in respect of the Audited Financial Statements, present fairly in all material respects the combined results of operations and cash flows of the Dresser-Rand Group and the Business for the respective periods covered, and the balance sheets, including notes in respect of the Audited Financial Statements, present fairly in all material respects the combined financial position of the Dresser-Rand Group and the Business, as of their respective dates, prepared in conformity with GAAP, applied on a consistent basis, as in effect during the periods indicated.

            2.6 Absence of Undisclosed Liabilities. To the Knowledge of the Sellers, the Dresser-Rand Group is not subject to any liabilities or obligations of any kind whatsoever (whether absolute, accrued, contingent or otherwise, and whether due or to become due), other than liabilities and obligations (i) reflected in the 2003 Balance Sheet (or disclosed in the notes thereto) or the Interim Balance Sheet, (ii) arising after June 30, 2004, in the ordinary course of business and consistent with past practices, (iii) which would not have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and (iv) obligations and liabilities otherwise expressly disclosed in Section 2.6(a) of the Disclosure Schedule or recognizable as a potential liability and disclosed in any other section of the Disclosure Schedule attached hereto. To the actual knowledge (without any duty of inquiry) of the individuals listed in Section 9.10(e) of the Disclosure Schedule, (A) except as set forth in Section 2.6(b) of the Disclosure Schedule, there are no material Proceedings pending against any of the Minority Interests, (B) no change, occurrence or development in respect of the Minority Interests exists which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and (C) none of the Minority Interests are subject to any liabilities or obligations of any kind whatsoever (whether absolute, accrued, contingent or otherwise, and whether due or to become due), other than liabilities and obligations which would not have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

            2.7 No Approvals or Conflicts. Except as set forth in Section 2.7 of the Disclosure Schedule, the execution, delivery and performance by the Sellers of this Agreement and the consummation by the Sellers of the transactions contemplated hereby will not (i) violate, conflict with or result in a breach by any Seller or Subsidiary of any provision of any partnership agreement, charter, bylaws or equivalent formation or governance document of such Seller or Subsidiary, (ii) violate, conflict with or result in a breach of any provision of, or constitute a default by any Seller or Subsidiary (or create an event which, with notice or lapse of time or both, would constitute such a default) or give rise to any right of termination, cancellation or acceleration under, or result in the creation of any Encumbrance upon any of the properties of any Subsidiary under, any material note, bond, mortgage, indenture, deed of trust, license, franchise, permit, lease, contract, agreement or other instrument or understanding to which any Seller, any Subsidiary or any of their respective properties may be bound, (iii) violate or result in a breach, in any material respect, of any order, injunction, judgment, ruling, constitution, treaty, statute, law, rule or regulation (each, and collectively, "Law") of any United States or foreign federal, state, provincial or local government or other political subdivision thereof, any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of any such government or political subdivision, and any supranational organization of sovereign states exercising such functions for such sovereign states (each, and collectively, "Governmental Authority") applicable to any Seller, any Subsidiary or any of their respective properties or (iv) except for applicable requirements of the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and any other Law that is designed or intended to prohibit, restrict or regulate (a) foreign investment or (b) antitrust, monopolization, restraint of trade or competition ("Competition/Investment Law") and in each case as set forth in Section 2.7 of the Disclosure Schedule, require any material order, consent, clearance, approval or authorization of, or notice to, or declaration, filing, application, qualification or registration with, any Governmental Authority.

            2.8 Compliance with Law; Governmental Authorizations. Except as set forth in Section 2.8 of the Disclosure Schedule, to the Knowledge of the Sellers, the Business has been conducted since January 1, 2001 in all material respects in compliance with all Laws. Except as set forth in Section 2.8 of the Disclosure Schedule, to the Knowledge of the Sellers, no member of the Dresser-Rand Group is in violation of any order, injunction, judgment, ruling, Law or regulation of any court or Governmental Authority applicable to the property of the Dresser-Rand Group or the Business. Each member of the Dresser-Rand Group has all licenses, Consents, permits and other governmental authorizations ("Permits") necessary to conduct its business as currently conducted (all of which are valid and in full force and effect), except where the failure to have such Permits would not have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

            2.9 Litigation. Except as set forth in Section 2.9 of the Disclosure Schedule, there are no material suits, actions, proceedings or investigations (collectively, "Proceedings") pending or, to the Knowledge of the Sellers, threatened against any Seller or any member of the Dresser-Rand Group before any arbitrator, court or Governmental Authority. Except as set forth in Section 2.9 of the Disclosure Schedule, the Sellers have not received any notice that any Seller or any member of the Dresser-Rand Group or any of their respective assets are subject to any decree, order or judgment which would have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or a material adverse effect on the ability of the Sellers to consummate the transactions contemplated by this Agreement or the Transaction Agreements or materially delay the consummation of the transactions contemplated hereby or thereby.

            2.10 Personal Property Assets. Except as set forth in Section 2.10 of the Disclosure Schedule, on June 30, 2004, the Dresser-Rand Group had and, except with respect to personal property assets disposed of or acquired in the ordinary course of business consistent with past practice since such date, the Dresser-Rand Group now has, good and valid title to, or holds by valid and existing lease or license, all the personal property assets reflected as assets of the Dresser-Rand Group on the Interim Balance Sheet or which would have been reflected on the Interim Balance Sheet if acquired prior to such date, free and clear of all Encumbrances, except for (i) Encumbrances which secure indebtedness or obligations which are properly reflected on the Interim Balance Sheet; (ii) liens for Taxes (as defined in Section 2.12) not yet payable or being contested in good faith by appropriate proceedings; (iii) immaterial liens arising as a matter of law in the ordinary course of business, provided that the obligations secured by such liens are not delinquent or are being contested in good faith; and (iv) other Encumbrances which do not adversely affect the use of the applicable asset as currently used (collectively, "Permitted Encumbrances"). Except as set forth in Section 2.10 of the Disclosure Schedule, the tangible personal property assets owned by or leased by the Dresser-Rand Group, together with the rights under the Transaction Agreements, constitute, all material tangible personal property assets used by the Dresser-Rand Group in the operation or the conduct of the Business, as currently conducted, and all such assets are in reasonably good maintenance, operating condition and repair, normal wear and tear excepted, other than machinery and equipment under repair or out of service in the ordinary course of business.

            2.11 Absence of Certain Changes. Except as set forth in Section 2.11 of the Disclosure Schedule or as otherwise specifically provided herein, since December 31, 2003, (i) the Business has been conducted only in the ordinary course consistent with past practice in all material respects, and (ii) there has not been any event, occurrence or development of a state of circumstances or facts which has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Without limiting the generality of the foregoing, except as set forth in Section 2.11 of the Disclosure Schedule or as otherwise specifically provided herein, and except for the transactions contemplated hereby, from June 30, 2004 through the date of this Agreement, there has not been:

                  (a) any damage, destruction or loss (whether or not covered by insurance) materially affecting the operation of the Business;

                  (b) any option, sale, purchase, subscription, warrant, call, commitment contracts, understandings, restrictions, arrangements, rights or agreement of any character granted or made by any member of the Dresser-Rand Group in respect of its capital stock or other equity interests;

                  (c) any issuance, declaration, setting aside or payment of any dividend or other distribution of cash or property on any of the capital stock or other equity interests of any member of the Dresser-Rand Group (excluding distributions by Subsidiaries to other Subsidiaries), or any direct or indirect redemption, purchase or other acquisition of any shares of capital stock or other equity interests of any member of the Dresser-Rand Group;

                  (d) any strikes, work stoppages or other material labor disputes involving employees of the Dresser-Rand Group;

                  (e) any amendment, termination, waiver or cancellation of any material term of any Material Contract (as defined in Section 2.16), or of any material right or claim of any member of the Dresser-Rand Group under any Material Contract;

                  (f) any sale, transfer or other disposition of assets of the Dresser-Rand Group having an aggregate value exceeding two million dollars ($2,000,000), excluding sales of assets in the ordinary course of business consistent with past practice;

                  (g) any (i) general increase in the compensation of employees of the Dresser-Rand Group other than in the ordinary course of business consistent with past practice, (ii) increase in any compensation (other than salary compensation) payable to any officer or other member of senior management of the Dresser-Rand Group, whether or not in the ordinary course of business consistent with past practice or (iii) loan or commitment therefor made by any member of the Dresser-Rand Group to any officer or other member of senior management of the Dresser-Rand Group or to any of the Sellers or any of their officers, directors or Affiliates (other than the Dresser-Rand Group);

                  (h) any material change in the accounting methods or practices followed by any member of the Dresser-Rand Group (other than such as have been required by applicable law or GAAP);

                  (i) in each case, with respect to any member of the Dresser-Rand Group, (i) any material adoption or change in any election relating to Taxes, (ii) any material adoption or change in any accounting period or any accounting method relating to Taxes, (iii) any entering into a material closing agreement, (iv) any settling of any material Tax claim or assessment or (v) any other similar action relating to Taxes; or

                  (j) any agreement or commitment by or on behalf of the Dresser-Rand Group to do any of the foregoing.

            2.12 Tax Matters.

                  (a) For purposes of this Agreement, the following terms shall have the following meanings:

            "Code" shall mean the Internal Revenue Code of 1986, as amended.

            "Tax" or "Taxes" shall mean (x) any taxes of any kind, including but not limited to those on or measured by or referred to as income, gross receipts, capital, sales, use, ad valorem, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, escheat, value added, property or windfall profits taxes, customs, duties or similar fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any governmental authority, domestic or foreign; (y) any liability for the payment of any amounts described in (x) as a result of being a member of an affiliated, consolidated, combined, unitary or similar group or as a result of transferor or successor liability, and (z) any liability for the payment of any amounts as a result of being a party to any tax-allocation or tax-sharing agreement or as a result of any express or implied obligation to indemnify any other Person with respect to the payment of any amounts of the type described in clause (x) or
(y).

            "Taxing Authority" shall mean, with respect to any Tax, the government entity or political subdivision thereof that imposes such Tax and the agency (if any) charged with the collection of such Tax for such entity or subdivision.

            "Tax Return" shall mean any return, report or statement required to be filed with any governmental authority with respect to Taxes, including any schedule or attachment thereto or amendment thereof.

            "Treasury Regulations" shall mean the Treasury Regulations promulgated under the Code.

                  (b) Except as set forth in Section 2.12 of the Disclosure
Schedule:

                        (i) All material Tax Returns required to be filed prior to or on the Closing Date by or on behalf of any member of the Dresser-Rand Group (separately or as part of an affiliated, consolidated, combined or unitary group) (A) have been or shall be timely filed (subject to permitted extensions applicable to such filing) and (B) are true, correct and complete in all material respects; and all Taxes of the members of the Dresser-Rand Group shown as due or payable on such Tax Returns have been or shall be paid within the prescribed period or any extension thereof, other than Taxes that are being contested in good faith for which adequate reserves have been established.

                        (ii) No claim for unpaid Taxes has become a lien against the assets or any property of any member of the Dresser-Rand Group or is being asserted against any member of the Dresser-Rand Group except for liens for Taxes not yet due and payable for which adequate reserves have been established.

                        (iii) There are no (w) examinations, audits, actions, proceedings, investigations or disputes pending, (x) claims asserted in writing for Taxes, (y) waivers or extensions of statutes of limitation with respect to Taxes currently in effect or (z) closing agreements, or similar agreements entered into or issued by any Taxing Authority, in each case, with respect to any member of the Dresser-Rand Group that may, in each case, increase any material Taxes of any member of the Dresser-Rand Group.

                        (iv) No member of the Dresser-Rand Group has been a member of an affiliated, consolidated, combined or unitary group as set forth in Section 1504 of the Code or any corresponding or similar provision of state, local or foreign law other than a group the common parent of which is IRNJ, DR Holding or Dresser-Rand Company. No member of the Dresser-Rand Group is liable for Taxes of any taxpayer other than IR and its Affiliates under Treasury Regulation Section 1.1502-6 (or any corresponding or similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise.

                        (v) No member of the Dresser-Rand Group (A) is a party to any material tax-allocation or tax-sharing agreement or (B) to the Knowledge of the Sellers, is a party to any other tax-allocation or tax-sharing agreement.

                        (vi) No member of the Dresser-Rand Group has reported any "reportable transaction" as defined in Treasury Regulation 1.6011-4 or any transaction that is required to be reported to any Taxing

      Authority pursuant to any corresponding or similar provision of state, local or foreign law.

                        (vii) No member of the Dresser-Rand Group has been a "distributing corporation" or a "controlled corporation" in a transaction pursuant to Section 355 of the Code within the last three years.

            2.13 Employee Benefits.

                  (a) Section 2.13(a) of the Disclosure Schedule sets forth a list of each material "employee benefit plan" (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), and each severance, change in control or employment plan, program or agreement, and vacation, incentive, bonus, stock option, stock purchase, and restricted stock plan or policy sponsored or maintained by each member of the Dresser-Rand Group or by IRNJ, in which present or former employees of any member of the Dresser-Rand Group (the "Dresser-Rand Group Employees") participate (excluding any IRNJ plan or policy under which no Dresser-Rand Group Employee is currently accruing or has any right to accrue benefits) (collectively, the "Dresser-Rand Group Plans"). Dresser-Rand Group Plans which are sponsored or maintained by IRNJ or members of the Dresser-Rand Group that are domiciled in the United States of America shall hereinafter be referred to as "U.S. Dresser-Rand Group Plans" and Dresser-Rand Group Plans which are not U.S. Dresser-Rand Group Plans shall hereinafter be referred to as "Non-U.S. Dresser-Rand Group Plans".

                  (b) The Dresser-Rand Group Plans are in compliance in all material respects with their terms and applicable requirements of ERISA, the Code, and other applicable laws. Each U.S. Dresser-Rand Group Plan which is intended to be qualified within the meaning of Section 401 of the Code has received a favorable determination letter as to its qualification, and to the Knowledge of the Sellers, nothing has occurred that could reasonably be expected to affect such qualification.

                  (c) No liability under Title IV of ERISA or Section 412 of the Code (including any liability relating to an "accumulated funding deficiency") has been incurred by any member of the Dresser-Rand Group or by any other trade or business, whether or not incorporated, that together with any member of the Dresser-Rand Group would be deemed a "single employer" for purposes of Sections 414(b), (c), (m) or (o) of the Code (a "Dresser-Rand ERISA Affiliate"), that, if due and payable, has not been satisfied in full, and, to the Knowledge of the Sellers, as of the Closing Date no member of the Dresser-Rand Group is reasonably likely to incur material liability on or after the Closing Date under Title IV of ERISA or Section 412 of the Code for the Dresser-Rand Group Plans or, by reason of their membership in a controlled group under Section 414 (b),
(c), (m) or (o) of the Code, for the plans of any Dresser-Rand ERISA Affiliate, in any case, other than liability for premiums due to the Pension Benefit Guaranty Corporation.

                  (d) No member of the Dresser-Rand Group has incurred, directly or indirectly, any liability in respect of any multiemployer plan (as defined in Section

3(37) of ERISA or Section 414(f) of the Code (a "Multiemployer Plan")) on account of any "withdrawal", "partial withdrawal", "Reorganization" or "Insolvency" (all such terms within the meaning of Title IV of ERISA), which remain unsatisfied and would have, or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. With respect to all Dresser-Rand Group Plans that are Multiemployer Plans to which the Dresser-Rand Group makes contributions, the aggregate withdrawal liability of the Dresser-Rand Group computed as if a complete withdrawal by all members of the Dresser-Rand Group had occurred under each such Multiemployer Plans on the date hereof, would not have, or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

                  (e) Except as set forth in Section 2.13(e) of the Disclosure Schedule, no Dresser-Rand Group Employee is a party to, or entitled to the benefit of, any U.S. Dresser-Rand Group Plan which would provide such employee any payment or benefit (or accelerated payment or vesting thereof) upon the consummation of the transactions contemplated hereby or, following such consummation, upon the occurrence of some other event, whether or not subject to
Section 280G of the Code. The transactions contemplated by this Agreement constitute a transfer of less than one-third of the total gross fair market value of all of the assets of Sellers and all members of Seller's affiliated group (as defined in Section 1504 of the Code, determined without regard to Section 1504(b) of the Code), immediately prior to the Closing.

                  (f) There are no pending or, to the Knowledge of the Sellers, threatened claims or litigations with respect to any U.S. Dresser-Rand Group Plans, other than claims for benefits by participants and beneficiaries, except as set forth in Section 2.13(f) of the Disclosure Schedule.

                  (g) With respect to each Dresser-Rand Group Plan, the Sellers have made available to the Buyers (to the extent applicable, and with respect to the Non-U.S. Dresser-Rand Group Plans to the Knowledge of the Sellers) (i) a complete and accurate copy of each such plan (including the most recent summary plan description prepared with respect to such plan); (ii) the most recent copy of the annual report form (Form 5500 Series) of each such plan for which such form is required (including any schedules thereto); (iii) the most recent actuarial report for each such plan, and (iv) the most recent copy of its favorable determination letter.

                  (h) To the Knowledge of the Sellers, (i) each of the Non-U.S. Dresser-Rand Group Plans has been granted a Tax-favorable status by the applicable Taxing Authority, to the extent required under local Law, (ii) such Tax treatment to the extent granted has not been withdrawn by the applicable Taxing Authority, and (iii) no fact exists that would reasonably be expected to result in the withdrawal of such Tax treatment.

            2.14 Labor Relations. Except as set forth in Section 2.14 of the Disclosure Schedule, (i) no member of the Dresser-Rand Group is a party to any collective bargaining agreement, work rules or practices, or any other labor-related agreements or arrangements with any labor union, labor organization or works council applicable to employees of any member of the Dresser-Rand Group, nor is any such contract or work rules or practices, or any other labor related agreement presently being negotiated; (ii) there is no unfair labor practice charge or complaint pending or, to the Knowledge of the Sellers, threatened against or otherwise affecting any member of the Dresser-Rand Group; (iii) there is no material grievance, arbitration hearing, or arbitration award pending or, to the Knowledge of the Sellers, threatened against or otherwise affecting any member of the Dresser-Rand Group; (iv) to the Knowledge of the Sellers, none of the members of the Dresser-Rand Group is in breach of any collective bargaining agreement; (v) there is no labor strike, slowdown, work stoppage, or lockout in effect, or, to the Knowledge of the Sellers, threatened against or otherwise affecting any member of the Dresser-Rand Group, and no member of the Dresser-Rand Group has experienced any such labor controversy within the past three years; (vi) no member of the Dresser-Rand Group is a party to, or otherwise bound by, any consent decree with, or citation by, any governmental authority relating to employees or employment practices; and (vii) each member of the Dresser-Rand Group is in compliance with its obligations pursuant to the Worker Adjustment and Retraining Notification Act of 1988 ("WARN Act"), and all other notification and bargaining obligations arising under any collective bargaining agreement, statute or otherwise. To the Knowledge of the Sellers, there is no effort to organize employees of any member of the Dresser-Rand Group which is pending or threatened.

            2.15 Intellectual Property. "Intellectual Property" shall mean all
(i) patents; (ii) inventions, discoveries, technology, processes, formulae, designs, models, industrial designs, know-how, confidential information, proprietary information and trade secrets, whether or not patented or patentable; (iii) trademarks, service marks, trade names, brand names, trade dress, slogans, logos and internet domain names; (iv) copyrights and other copyrightable works and works in progress, data, databases and software; (v) all other intellectual property rights and foreign equivalent or counterpart rights and forms of protection of a similar or analogous nature or having similar effect in any jurisdiction throughout the world; (vi) any renewals, extensions, continuations, divisionals, reexaminations or reissues or equivalent or counterpart of any of the foregoing in any jurisdiction throughout the world; and (vii) all registrations and applications for registration of any of the foregoing. Section 2.15 of the Disclosure Schedule lists all patent, copyright, domain names, trademark and service mark registrations or applications for such registrations owned by the members of the Dresser-Rand Group. Except as would not have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, or as otherwise set forth in Section 2.15 of the Disclosure Schedule, (i) the members of the Dresser-Rand Group own or have the sole and exclusive right to use all Intellectual Property necessary to operate the Business as currently conducted ("Dresser-Rand Group Intellectual Property") free and clear of all Encumbrances, other than Permitted Encumbrances; (ii) to the Knowledge of the Sellers, the Dresser-Rand Group Intellectual Property, and the use thereof, does not infringe, and is not being infringed by, the Intellectual Property of any Person (including IR and its Affiliates); (iii) no suit, action, proceeding, judgment, order, injunction, stipulation or decree is pending, outstanding or threatened in writing that (a) challenges the validity or sole ownership of, or any right of any member of the Dresser-Rand Group to use, any Dresser-Rand Group Intellectual Property, (b) asserts that any aspect of the Business infringes or has otherwise violated any third party's Intellectual Property rights, or (c) asserts that any third party is infringing or otherwise violating the Dresser-Rand Group Intellectual Property; and (iv) the Dresser-Rand Group takes commercially reasonable actions to protect and maintain the Dresser-Rand Group Intellectual Property.

            2.16 Contracts.

                  (a) Section 2.16 of the Disclosure Schedule sets forth, as of the date of this Agreement (or the date noted in Section 2.16 of the Disclosure Schedule, as applicable), a complete list of each of the following contracts, instruments, leases, deeds and agreements to which any member of the Dresser-Rand Group is a party or by which any of them is bound other than contracts, instruments, leases, deeds and agreements to which other members of the Dresser-Rand Group are the only other parties (collectively, including the real property leases described on Section 2.19(a) of the Disclosure Schedule, the "Material Contracts"):

                        (i) indentures, mortgages, loan agreements, letters of credit, surety bonds and foreign exchange forward contracts, in each case with a face amount in excess of two million dollars ($2,000,000), capital leases, security agreements or other agreements or commitments for the borrowing of money or the deferred purchase price of assets;

                        (ii) purchase or sales orders and other contracts for the sales of goods and services by the Dresser-Rand Group, excluding any such orders or contracts not involving payments to the Dresser-Rand Group exceeding an aggregate of five million dollars ($5,000,000) in any instance;

                        (iii) contracts involving the expenditure by the Dresser-Rand Group of more than three million dollars ($3,000,000) in any instance for the purchase of material, supplies, equipment or services; excluding any thereof that are terminable by such member of the Dresser-Rand Group without penalty on not more than ninety (90) days notice or are related to owned or leased real property;

                        (iv) contracts not otherwise described in this paragraph
      (a) that involve the expenditure by the Dresser-Rand Group of more than one million dollars ($1,000,000), excluding any thereof that are terminable by the Dresser-Rand Group without penalty on not more than ninety (90) days notice or are related to owned or leased real property;

                        (v) guarantees of the obligations of third parties, excluding guarantees involving the potential expenditure by the Dresser-Rand Group of less than two hundred thousand dollars ($200,000) in any instance and one million dollars ($1,000,000) in the aggregate;

                        (vi) agreements which restrict the Dresser-Rand Group from competing with any other specific Person or entity or from conducting its business in any geographic area;

                        (vii) contracts or agreements (other than employment agreements or other Dresser-Rand Group Plans) with officers or other members of the executive leadership team of the Dresser-Rand Group;

                        (viii) material license agreements (as licensor or licensee) with third parties (excluding end-user licenses granted to customers of the Dresser-Rand Group),

                        (ix) agreements under which any member of the Dresser-Rand Group has licensed material Intellectual Property to or from any other Person (including Affiliates of the Dresser-Rand Group);

                        (x) partnership, limited liability company, joint venture agreements or other agreements involving a sharing of profits or expenses by the Dresser-Rand Group;

                        (xi) contracts relating to the acquisition of any business enterprise or the assets thereof since January 1, 2001; and

                        (xii) exclusive distributor, dealer, sales representative or similar contracts.

                  (b) True and correct copies (or, if oral, written summaries) of each of the Material Contracts (or, in respect of distributor, dealer and sales representative contracts, the applicable standard form therefor) and the Partnership's standard form of product warranty have been made available to the Buyers.

                  (c) Except as set forth in Section 2.16 of the Disclosure Schedule, each Material Contract is in full force and effect, and is a valid and binding agreement of the applicable member or members of the Dresser-Rand Group, enforceable against them in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing. Except as set forth in
Section 2.16 of the Disclosure Schedule, no condition exists or event has occurred that (whether with or without notice or lapse of time or both) would constitute a material default by any member of the Dresser-Rand Group to any Material Contract.

                  (d) As of the date hereof, except as set forth in Section 2.16(d) of the Disclosure Schedule (which guarantees shall be released (without any further obligation or liability) on or prior to the Closing Date), there are no outstanding guarantees made by any member of the Dresser-Rand Group of any liabilities or obligations of IR or any of its Affiliates (other than members of the Dresser-Rand Group).

            2.17 Environmental Matters.

                  (a) For purposes of this Agreement, the following terms shall have the following meanings:

            "Environmental Claim" means any written notice, claim, demand, action, suit, complaint or proceeding by any Person, or investigation by any Governmental Authority, alleging liability or potential liability (including, without limitation, liability or potential liability for investigative costs, cleanup costs, governmental response costs, natural resource damages, property damages, personal injury, fines or penalties) under any Environmental Laws arising out of, based on or resulting from (a) the presence, or Release into the environment, of any Hazardous Material at any location, whether or not owned or operated by Dresser-Rand Group or any of its Subsidiaries or (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

            "Environmental Laws" means all applicable foreign, federal, state, interstate, and local statutes, common law, regulations, ordinances, orders and decrees as in effect on the Closing Date relating to pollution or protection of human health or safety (to the extent relating to exposure to Hazardous Materials) or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata), including, without limitation, such laws and regulations relating to emissions, discharges, Releases or threatened Releases of Hazardous Materials, or otherwise relating to the manufacture, distribution, use, treatment, storage, disposal, or transport of Hazardous Materials, or the transfer of real property or other assets (as to such transfers, only with respect to environmental investigation or environmental remediation).

            "Hazardous Materials" means all materials defined or regulated as "hazardous substances" or "hazardous wastes," pollutants, contaminants, wastes, or any other term of similar import under any Environmental Law, including, without limitation, petroleum (including crude oil or any fraction thereof), friable asbestos, and polychlorinated biphenyls.

            "Release" shall have the meaning provided in 42 U.S.C. section 9601(22), including threats thereof. "Release" shall also include the matters excluded from the definition thereof in 42 U.S.C. sections 9601(22)(A), (B), (C) and (D).

                  (b) Except as set forth in Section 2.17 of the Disclosure Schedule, to the Knowledge of the Sellers as of the date of this Agreement (it being understood that, for purposes of this Section 2.17, such knowledge shall not include any knowledge based on documents or other information in Sellers' possession solely as a result of Buyers' due diligence):

                        (i) The Business conducts, and since January 1, 2001 (other than noncompliance in the conduct of its operations that has been fully resolved) has, in all material respects, conducted its operations in compliance with all Environmental Laws;

                        (ii) No member of the Dresser-Rand Group has received any Environmental Claim which remains unresolved or any unresolved written threat of an Environmental Claim, in each case against any member of the Dresser-Rand Group or against any person or entity whose liability for any Environmental Claim the Dresser Rand Group has or is asserted to have retained or assumed either contractually or by operation of law;

                        (iii) No member of the Dresser-Rand Group has entered into, has agreed to, or is subject to any decree or order or other similar requirement of any governmental authority under any Environmental Laws;

                        (iv) No member of the Dresser-Rand Group has Released Hazardous Materials into the environment in violation of Environmental Laws or in a manner that would reasonably be expected to result in liability under Environmental Laws, and no other Person has Released Hazardous Materials into the environment at any property currently owned or operated by any member of the Dresser-Rand Group in violation of Environmental Laws or in a manner that would reasonably be expected to result in liability under Environmental Laws;

                        (v) No disposal or arranging for disposal of any Hazardous Materials has occurred at any offsite location in a manner and under circumstances that would reasonably be expected to result in an Environmental Claim against any member of the Dresser Rand Group or against any person or entity whose liability for any Environmental Claim Sellers, Dresser Rand Group or any of its Subsidiaries, has or is asserted to have retained or assumed either contractually or by operation of law; and

                        (vi) The representations and warranties included in this
      Section 2.17 shall constitute the sole and exclusive representations and warranties of Sellers relating to any Environmental Laws or Hazardous Materials.

            2.18 Insurance. Section 2.18 of the Disclosure Schedule lists all insurance policies held in the names of the members of the Dresser-Rand Group covering the assets, employees, operations or businesses of the Dresser-Rand Group as of the date hereof, specifying the insurer, amount of coverage and type of insurance. All such policies are in full force and effect, all premiums due thereon have been paid by the Dresser-Rand Group and the applicable member(s) of the Dresser-Rand Group have complied in all material respects with the provisions of such policies and have not received any notice from any of their insurance brokers or carriers that such broker or carrier has cancelled or terminated coverage or will not be willing or able to renew their existing coverage. All insurance policies not held in the names of the members of the Dresser-Rand Group but which cover the assets, employees and operations of the Dresser-Rand Group as of the date hereof are in full force and effect and will remain in full force and effect until the Closing Date, at which time, subject to Section 6.25, coverage thereunder will be discontinued with respect to the Dresser-Rand Group.

            2.19 Real Property.

                  (a) Leased Properties. Section 2.19(a) of the Disclosure Schedule sets forth a complete list and the location of all material real property leased or subleased by any member of the Dresser-Rand Group (the "Leased Real Property"). The Sellers have made available to the Buyers correct and complete copies of the leases and subleases (and all amendments, supplements, side letters, and other written agreements related thereto) covering the properties listed in Section 2.19(a) of the Disclosure Schedule (as amended to the date of this Agreement). With respect to each lease and sublease and except as otherwise specified in Section 2.19(a) of the Disclosure Schedule or where the failure of any of the following to be true and correct would not have, or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:

                        (i) (A) no member of the Dresser-Rand Group is in default beyond any applicable notice, grace or cure period and (B) no member of the Dresser-Rand Group has received a notice of default with respect to such lease or sublease;

                        (ii) no member of the Dresser-Rand Group owes any brokerage commissions or finder's fees with respect to any lease or sublease, other than as is reflected in the calculation of Closing Net Working Capital Amount;

                        (iii) a member of the Dresser-Rand Group has a valid and subsisting leasehold estate in and the right to quiet enjoyment of the Leased Real Property; and

                        (iv) no such lease or sublease has been assigned, sublet, mortgaged, deeded in trust or otherwise encumbered by the Dresser-Rand Group.

                  (b) Owned Properties. Section 2.19(b) of the Disclosure Schedule lists all real property owned by any member of the Dresser-Rand Group (the "Owned Real Property", and together with Leased Real Property, the "Real Property"). With respect to each such parcel of Owned Real Property listed in
Section 2.19(b) of the Disclosure Schedule, except as otherwise specified in
Section 2.19(b) of the Disclosure Schedule and except where the failure of any the following to be true and correct would not have, or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:

                        (i) the identified owner has good and marketable title to the parcel of real property, free and clear of any Encumbrances, except for (A) liens for real estate taxes not yet due and payable, (B) installments of special assessments not yet delinquent, (C) easements, covenants, rights-of-way, claims, restrictions and other encumbrances of record, including, without limitation, the exceptions to title set forth in the title insurance commitments for the Owned Real Properties delivered by Sellers, (D) any state of facts which would be shown on a current, accurate survey or physical inspection of the Owned Real Properties and
      (E) zoning, building and other similar restrictions;

                        (ii) there are no pending or, to the Knowledge of the Sellers, threatened condemnation or other proceedings, disputes or lawsuits that would be reasonably expected to curtail or interfere with the use of the Owned Real Property; and

                        (iii) there are no leases, subleases, licenses, concessions, or other agreements, granting to any party or parties the right of use or occupancy of any Owned Real Property or any portion thereof.

            2.20 Product Liability and Product Warranty.

                  (a) Except as set forth in Section 2.20(a) of the Disclosure Schedule, no member of the Dresser-Rand Group has received written notice of any material pending claim against such member of the Dresser-Rand Group or any predecessor thereof, or involving the Business concerning personal injury or property damage (other than damage to the Products) arising from an alleged defect in design, manufacture, materials or workmanship, an alleged failure to exercise reasonable care in repair, service or maintenance, an alleged failure to warn, an alleged failure to provide adequate warnings or an alleged noncompliance with applicable Laws, in each case in respect of any Products (as defined below) shipped prior to the Closing Date. As used in this Agreement, "Products" means any and all products shipped by any member of the Dresser-Rand Group or any predecessor thereof.

                  (b) The reserve for product warranty claims set forth in the Interim Balance Sheet was calculated in conformity with GAAP applied on a consistent basis with the 2003 Balance Sheet. Section 2.20(b) of the Disclosure Schedule sets forth the estimated aggregate annual cost to the Dresser-Rand Group of performing warranty obligations for customers for each of the three (3) preceding fiscal years and the current fiscal year through June 30, 2004.

            2.21 No Brokers' or Other Fees. Except for Greenhill & Co., LLC, whose fees and expenses will be paid by the Sellers, no broker, finder or investment banker is entitled to any fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Sellers or any member of the Dresser-Rand Group.

            2.22 Relations with Governments. To the Knowledge of the Seller, no member of the Dresser-Rand Group, nor any director, officer, agent or employee of the Dresser-Rand Group or any of its subsidiaries, has (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity, (b) made any unlawful payment or unlawfully offered anything of value to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or (c) violated any applicable export control, money laundering or anti-terrorism law or regulation, nor have any of them otherwise taken any action which would cause the Dresser-Rand Group or any of its subsidiaries to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, any act enforced by the Office of Foreign Asset Control of the U.S. Department of Treasury, or any applicable law of similar effect.

            2.23 No Other Representations or Warranties. Except for the representations and warranties contained in this Article II, neither of the Sellers nor any other Person or entity makes any other express or implied representation or warranty to Buyers.

                                  ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF BUYERS

            The Buyers, jointly and severally, hereby represent and warrant to the Sellers, as of the date of this Agreement, as follows:

            3.1 Organization. Each Buyer is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Each Buyer has all requisite corporate power and authority to own its assets and to carry on its business as now being conducted and is duly qualified or licensed to do business and is in good standing in the jurisdictions in which the ownership of its property or the conduct of its business requires such qualification or license, except jurisdictions in which the failure to be so qualified or licensed would not have or reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of the Buyers to consummate the transactions contemplated by this Agreement and the Transaction Agreements to which it is a party.

            3.2 Authorization, Etc. Each Buyer has full corporate power and authority to execute and deliver this Agreement and the Transaction Agreements to which it is a party and to carry out and consummate the transactions contemplated hereby to be carried out and consummated by it. This Agreement and the French Offer Letter have been duly and validly authorized and no other corporate or other action or proceeding is necessary to authorize the execution, delivery or performance of this Agreement and the French Offer Letter by FRC or any Buyer. This Agreement and the French Offer Letter have been duly and validly executed by FRC and, assuming this Agreement constitute the legal, valid and binding agreement of IR, constitute a legal, valid and binding agreement of FRC, enforceable against FRC in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

            3.3 No Approvals or Conflicts. The execution, delivery and performance by the Buyers of this Agreement and the French Offer Letter and the consummation by the Buyers of the transactions contemplated hereby will not (i) violate, conflict with or result in a breach by the Buyers of any provision of the certificates of incorporation or by laws of the Buyers, (ii) violate, conflict with or result in a breach of any provision of, or constitute a default by the Buyers (or create an event which, with notice or lapse of time or both, would constitute a default) or give rise to any right of termination, cancellation or acceleration under, or result in the creation of any Encumbrance upon any of the Buyers' properties under, any material note, bond, mortgage, indenture, deed of trust, license, franchise, permit, lease, contract, agreement or other instrument or understanding to which the Buyers or any of their properties may be bound, (iii) violate or result in a breach in any material respect of any Law applicable to any Buyer or any of their respective properties, or (iv) except for applicable requirements of the HSR Act or any other Competition/Investment Law and, in each case, as set forth in Section 3.3 of the disclosure schedule being delivered by the Buyers to the Sellers simultaneously with the execution of this Agreement and forming a part of this Agreement (the "Buyers' Disclosure Schedule"), require any material order, consent, clearance, approval or authorization of, or notice to, or declaration, filing, application, qualification or registration with, any Governmental Authority.

            3.4 Financing. Attached hereto as Section 3.4(a) of the Buyers' Disclosure Schedule is a true and complete copy of the commitment letter, dated as of August 25, 2004 (the "Debt Financing Commitment"), between Buyer and Citicorp North America, Inc., Citigroup Global Markets Inc. (together "Citigroup"), Morgan Stanley Senior Funding, Inc. ("Morgan Stanley"), UBS Loan Finance LLC and UBS Securities LLC (together, "UBS"), pursuant to which Citigroup, Morgan Stanley and UBS have agreed, subject to the conditions set forth therein, to lend the amount set forth in the Debt Financing Commitment to the Buyers for the purpose, among other things, of consummating the transactions contemplated by this Agreement (the "Debt Financing"). Attached hereto as
Section 3.4(b) of the Buyers' Disclosure Schedule are true and complete copies of the commitment letters, dated as of August 25, 2004, between Buyer, First Reserve Fund IX, L.P. and First Reserve Fund X, L.P. (the "Equity Financing Commitment" and, together with the Debt Financing Commitment, the "Financing Commitments"), pursuant to which First Reserve Fund IX, L.P. and First Reserve Fund X, L.P. have committed, subject to the conditions set forth therein, to invest the amount set forth therein to purchase equity interests in FRC (the "Equity Financing" and, together with the Debt Financing, the "Financing"). None of the Financing Commitments has been amended or modified prior to the date of this Agreement, and the respective commitments contained in the Financing Commitments have not been withdrawn or rescinded in any respect. The Financing Commitments are in full force and effect. There are no conditions precedent or other contingencies related to the funding of the full amount of the Financing, other than as set forth in or contemplated by the Financing Commitments. Buyers have no reason as of the date hereof to believe that any of the conditions to the Financing contemplated by the Financing Commitments within the control of Buyers will not be satisfied or that the Financing will not be made available to Buyers on the Closing Date.

            3.5 No Brokers' or Other Fees. Except as set forth in Section 3.5 of the Buyers' Disclosure Schedule, the fees and expenses in respect of which will be paid by the Buyers, no broker, finder or investment banker is entitled to any fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Buyers.

            3.6 Unregistered Equity. Each Buyer acknowledges that it has been advised by the Sellers that the Acquired Interests have not been and will not be registered under the Securities Act of 1933, as amended (the "Securities Act"). Each Buyer is an accredited investor as that term is defined in Regulation D under the Securities Act. The Acquired Interests are being acquired by each Buyer for its own account for investment and without a view to resale.

            3.7 No Other Representations or Warranties. Except for the representations and warranties contained in this Article III, neither of the Buyers nor any other Person or entity makes any other express or implied representation or warranty to Sellers.

                                   ARTICLE IV

                        CONDITIONS TO SELLERS' OBLIGATION

            The obligation of the Sellers to effect the Closing under this Agreement is subject to the satisfaction, at or prior to the Closing, of each of the following conditions, unless validly waived in writing by IR on behalf of the Sellers.

            4.1 Representations and Warranties.

                  (a) The representations and warranties made by the Buyers in this Agreement shall be true, complete and correct in all respects (determined without regard to any materiality or material adverse effect qualifier therein) as of the Closing Date as though such representations and warranties were made on such date, except that any representations and warranties that are made as of a specified date shall be true, complete and correct in all respects (determined as aforesaid) as of such date, and except for such breaches of representations or warranties (determined as aforesaid) that would not have, or reasonably be expected to have, in the aggregate, a material adverse effect on the ability of the Buyers to consummate the transactions contemplated by this Agreement.

                  (b) The representations and warranties made by the Buyers in the first sentence of Section 3.1 (Organization) and in Section 3.2 (Authorization, Etc.) shall be true, complete and correct in all respects as of the Closing Date.

            4.2 Performance. The Buyers shall have performed and complied in all material respects with all agreements and obligations required by this Agreement to be so performed or complied with by them prior to the Closing.

            4.3 Officer's Certificate. FRC, on behalf of itself and the other Buyers, shall have delivered to the Sellers a certificate, dated as of the Closing Date and executed by an executive officer of FRC, certifying to the fulfillment of the conditions specified in Sections 4.1 and 4.2 hereof.

            4.4 Consents and Approvals. Each governmental and other consent, approval, authorization, waiver, certificate, exemption, order, registration, declaration, clearance, filing or notice of, with or to any Person, or the expiration or termination of the waiting period under any Competition/Investment Law, in each case required to permit the consummation of any of the transactions contemplated hereby (each, a "Consent"), in each case listed in Section 4.4 of the Disclosure Schedule, shall have been obtained and all conditions relating to such Consents shall have been satisfied, including the completion of any sale, divestiture or disposition of assets or businesses as may be required under
Section 6.3.

            4.5 Injunctions. On the Closing Date there shall not be in effect any Law or any judgment, order, writ, injunction, decree, stipulation, agreement, determination or award entered or issued by or with any Governmental Authority (each, a "Governmental Order") which restrains, prohibits or declares illegal the consummation of the transactions contemplated by this Agreement and no Governmental Authority of competent jurisdiction shall have instituted a Proceeding seeking to impose any such restraint or prohibition.

            4.6 Guarantees. The Buyers shall have delivered one or more substitute standby letters of credit or other guarantees (collectively, "Guarantees"), in form and substance satisfactory to the respective banks or other counterparties, to support the obligations of the Sellers under all standby letters of credit, guarantees, indemnity bonds and other credit support instruments heretofore issued by the Sellers and their Affiliates on behalf of any member of the Dresser-Rand Group, outstanding as of the Closing Date and notified by IR in writing to FRC at least five (5) business days prior to the Closing Date ("Seller Credit Support Instruments"). Such Guarantees shall be in an aggregate face amount at least equal to the aggregate face amount under the Seller Credit Support Instruments in U.S. dollars determined in accordance with Currency Conversion Rules.

                                   ARTICLE V

                        CONDITIONS TO BUYERS' OBLIGATION

            The obligation of the Buyers to effect the Closing under this Agreement is subject to the satisfaction, at or prior to the Closing, of each of the following conditions, unless validly waived in writing by FRC on behalf of the Buyers.

            5.1 Representations and Warranties.

                  (a) The representations and warranties made by the Sellers in this Agreement shall be true, complete and correct (determined without regard to any materiality or Material Adverse Effect qualifier therein) as of the Closing Date as though such representations and warranties were made on such date, except that any representations and warranties that are made as of a specified date shall be true, complete and correct in all respects (determined as aforesaid) as of such date, and except for such breaches of representations and warranties (determined as aforesaid) that would not have, or reasonably be expected to have, in the aggregate, a Material Adverse Effect.

                  (b) The representations and warranties made by the Sellers in
Section 2.1 (Organization of Certain Sellers), the first sentence of Section 2.3 (Ownership of Acquired Interests) and Section 2.4 (Authorization, Etc.), shall be true, complete and correct in all respects as of the Closing Date.

            5.2 Performance. The Sellers shall have performed and complied in all material respects with all agreements and obligations required by this Agreement to be so performed or complied with by the Sellers at or prior to the Closing.

            5.3 Officer's Certificate. IR, on behalf of itself and the other Sellers, shall have delivered to the Buyers a certificate, dated as of the Closing Date and executed by an executive officer of IR, certifying to the fulfillment of the conditions specified in Sections 5.1 and 5.2 hereof.

            5.4 Consents and Approvals. Each governmental and other Consent, in each case listed in Section 4.4 of the Disclosure Schedule, shall have been obtained and all conditions relating to such Consents shall have been satisfied, including the completion of any sale, divestiture or disposition of assets or businesses as may be required under Section 6.3.

            5.5 Injunctions. On the Closing Date there shall not be in effect any Law or Governmental Order which restrains, prohibits or declares illegal the consummation of the transactions contemplated by this Agreement and no Governmental Authority of competent jurisdiction shall have instituted a Proceeding seeking to impose any such restraint or prohibition.

            5.6 Satisfaction and Release of Encumbrances. The Sellers shall have delivered to the Buyers, in form and substance reasonably satisfactory to the Buyers, evidence of the release of all Encumbrances on the Acquired Interests (other than (i) applicable transfer restrictions pursuant to federal, state or foreign securities or antitrust laws and (ii) those Encumbrances created by the Buyers) as well as UCC-3 Termination Statements, payoff letters and any other documentation in form and substance reasonably satisfactory to the Buyers evidencing the release of all such Encumbrances.

            5.7 Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any change, occurrence or development which has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

            5.8 French Offer Letter. The French Offer Letter shall have been accepted by the relevant Seller.

            5.9 Interim Financials. On or about 60 days prior to the Closing Date, IR shall have delivered to FRC copies of the unaudited combined balance sheet of the Dresser-Rand Group and the Business as of June 30, 2003 and 2004 and the related unaudited combined statements of income and cash flows for the six month periods ended June 30, 2003 and 2004 (the "Six-Month Financial Statements"), in each case which have been subject to SAS 100 Review (as so modified, the "SAS Financial Statements") by Sellers' independent accountants.

                                   ARTICLE VI

                            COVENANTS AND AGREEMENTS

            6.1 Conduct of Business by Dresser-Rand Group. Except (i) as otherwise expressly contemplated by this Agreement or (ii) as provided in
Section 6.1 of the Disclosure Schedule, the Sellers, jointly and severally, covenant that without the consent of FRC, which consent shall not be unreasonably withheld or delayed, from and after the date of this Agreement and until the Closing Date the Sellers shall and shall cause the Dresser-Rand Group to:

            (a) use commercially reasonable efforts consistent with good business judgment to (i) preserve intact the present business organization of the members of the Dresser-Rand Group and operate the Business in the ordinary course of business consistent with past practice and (ii) maintain and preserve intact the Business and to maintain satisfactory relationships with licensors, suppliers, creditors, distributors, customers, key employees and others having business relationships with the Business;

            (b) notify the Buyers of any material change in the normal course of business or operations of the Business and of any governmental complaints, investigations or hearings of which the Sellers or any member of the Dresser-Rand Group are notified (or communications received by the Sellers or any member of the Dresser-Rand Group indicating that the same may be contemplated), or the institution or settlement of any Proceeding, in each case involving any member of the Dresser-Rand Group or the Business, and to keep the Buyers informed of such events; and

            (c) not: (i) cause to be issued or sold any debt or equity securities of any member of the Dresser-Rand Group or issue, grant or enter into any options, warrants, rights, subscription agreements or commitments of any kind with respect thereto; (ii) directly or indirectly cause to be purchased, redeemed or otherwise acquired or disposed of any equity of any member of the Dresser-Rand Group; (iii) split, combine or reclassify any of its outstanding capital stock or equity interest of any member of the Dresser-Rand Group; (iv) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization with respect to any member of the Dresser-Rand Group; (v) declare, set aside or pay any dividend (other than cash dividends) or other distribution except for the distribution, as a capital account reduction, of all amounts owed by the Sellers to the Dresser-Rand Group; (vi) in the case of any member of the Dresser-Rand Group, incur, assume or guarantee any Debt Obligations other than in the ordinary course of business consistent with past practice, (vii) subject any material assets of the Dresser-Rand Group (real, personal or mixed, tangible or intangible) to any Encumbrance; (viii) permit or allow the sale, lease, transfer or disposition of any material assets of the Dresser-Rand Group (real, personal or mixed, tangible or intangible), other than sales of inventory in the ordinary course of business; (ix) assume, guarantee, or otherwise become responsible for the obligations of, or make any loans or advances to, any other Person (other than other members of the Dresser-Rand Group); (x) waive or release any rights of material value, or cancel, compromise, release or assign any material Debt Obligations owed to any member of the Dresser-Rand Group; (xi) except for capital expenditures not to exceed two million dollars ($2,000,000) in the aggregate, make any investment or expenditure of a capital nature either by purchase of stock or securities, contributions to capital, property transfer or otherwise, or by the purchase of any property or assets of any other Person;
(xii) make or change any material election relating to Taxes, change an accounting period or adopt or change any accounting method relating to Taxes, file any material amended Tax Return, enter into any material closing agreement, settle any material Tax claim or assessment relating to any member of the Dresser-Rand Group, surrender any material right to claim a refund, offset or credit of Taxes, consent to any material extension or waiver of the limitation period applicable to any Tax claim or assessment relating to any member of the Dresser-Rand Group, or take any other similar action relating to Taxes; (xiii) cancel or terminate any insurance policy naming any member of the Dresser-Rand Group as a beneficiary or a loss payable payee; (xiv) enter into any collective bargaining agreements, except for renewals or extensions of existing collective bargaining agreements, and with respect to such renewals and extensions: (A) the Sellers shall keep the Buyers informed as to the status of, and shall consult with Buyers as to the strategy for, all such negotiations and (B) the Sellers shall act prudently and reasonably in such negotiations (consistent with the Sellers' obligations under applicable law); (xv) other than in the ordinary course of business, in the case of new hires, as required by any agreement in effect as of the date hereof (including this Agreement) or as required by law
(A) increase the compensation or fringe benefits of any officer who is then a current Dresser-Rand Group Employee (other than pursuant to the Sale Incentive Program) or (B) enter into, adopt or amend any employment agreement or employee benefit plan with or for the benefit of any Dresser-Rand Group Employee (other than pursuant to the Sale Incentive Program, and excluding any such actions that do not affect any Dresser-Rand Group Employee); (xvi) amend any member of the Dresser-Rand Group's organization documents; (xvii) make any material change in the accounting methods or practices followed by the Business (other than such changes that have been required by Law or GAAP); (xviii) enter into any contract that restricts in any material respect any member of the Dresser-Rand Group after the date of this Agreement from engaging in any line of business in any geographic area or competing with any Person; (xix) enter into any partnership, limited liability company or joint venture agreement between any member of the Dresser-Rand Group and any other

Person; (xx) terminate or make any material amendment to a Material Contract;
(xxi) compromise, settle, grant any waiver or release relating to or otherwise adjust any right or claim or Proceeding having a value in the aggregate in excess of one million dollars ($1,000,000), or that imposes non-monetary relief that has, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect other than in the ordinary course of business and other than any Proceeding the liability in respect of which shall be assumed or retained by the Sellers and their Affiliates following the Closing; or (xxii) offer, propose, authorize, agree or commit to do any of the foregoing.

            6.2 Access to Books and Records; Cooperation.

                  (a) The Sellers shall cause the books and records (including Tax books and records), contracts, documents and other information (in whatever form) of the members of the Dresser-Rand Group, and the books and records (including Tax books and records), contracts, documents and other information (in whatever form) that primarily relate to the Business to be in the sole possession and control of the members of the Dresser-Rand Group at or as soon as practicable after the Closing. To the extent that books and records (including Tax books and records), contracts, documents and other information of the Sellers relevant to or affecting the Business and necessary to the operation of the Business after the Closing Date relate partially to the Sellers or their Affiliates other than the members of the Dresser-Rand Group, the Sellers shall provide the Buyers with reasonable access to the portions of such information pertaining to the Business. Except as otherwise provided in Section 6.4, the Buyers and Sellers, as the case may be, agree that from the Closing Date and until the seventh anniversary of the Closing Date, during normal business hours, they shall permit, at no cost to the others and without disruption of the business of the others or their subsidiaries, such other parties and their respective counsel, accountants and other authorized representatives to have reasonable access upon reasonable advance notice, to the officers, directors, employees, accountants and other advisors and agents, properties, books, records and contracts of the Dresser-Rand Group, and the right (at the requesting party's expense) to make copies and extracts from such books, records and contracts, in each case to the extent necessary to investigate and defend any threatened or actual litigation relating to the Dresser-Rand Group prior to the Closing Date.

                  (b) The Buyers agree not to, and to cause their subsidiaries not to, destroy at any time any files or records which are subject to Section 6.2(a) without giving written notice to the Sellers, and giving the Sellers thirty (30) days following receipt of such notice to request in writing that all or a portion of the records intended to be destroyed be delivered to the Sellers at the Sellers' expense.

                  (c) During the period commencing on the date hereof and ending on the Closing Date, the Sellers will, and will cause the Dresser-Rand Group to, upon reasonable request, afford to the Buyers and their counsel, accountants and other authorized representatives access at all reasonable times upon reasonable advance notice to the officers, directors, employees, accountants and other advisors and agents, properties, books, records and contracts, of the Dresser-Rand Group, and the right to make copies and extracts from such books, records and contracts, and to furnish the

Buyers with all financial, operating and other data and information concerning the Dresser-Rand Group as Buyers and their advisors may reasonably request; provided that Buyers shall not be allowed to perform any invasive or destructive sampling or testing of structures or environmental media except in accordance with the provisions of Section 6.15(b). The parties agree that the provisions of the Confidentiality Agreement, dated as of April 8, 2004, between IR and First Reserve Corporation (the "Confidentiality Agreement") shall continue in full force and effect following the execution and delivery of this Agreement.

            6.3 Filings and Consents. Each of the Sellers and the Dresser-Rand Group on the one hand, and each of the Buyers on the other hand, shall use their reasonable best efforts to obtain and to cooperate in obtaining any governmental approval or other Consent required in connection with the execution, delivery or performance of this Agreement or the Transaction Agreements. The parties agree to cause to be made all appropriate filings under the HSR Act as promptly as practicable following the date of this Agreement and to diligently pursue termination of the waiting period under such act. The parties agree to take any and all reasonable steps necessary to avoid or eliminate each and every impediment under any Competition/Investment Law that is asserted by any governmental entity with respect to the transfer of the Acquired Interests so as to enable the transfer of the Acquired Interests to occur as expeditiously as possible, including but not limited to, proposing, negotiating, committing to and effecting, by consent decree, hold separate order or otherwise, the sale, divestiture or disposition of such assets or businesses (or otherwise taking or committing to take any action that limits the freedom of action with respect to, or its ability to retain, any businesses, product lines, or assets) as may be required in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order, or other order in any suit or proceeding, which would otherwise have the effect of preventing or delaying the consummation of the transfer of the Acquired Interests. Buyers agree that the obtaining of required consents and approvals of parties to contracts with members of the Dresser-Rand Group is primarily the responsibility of Buyers and that Buyers shall use their commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to obtain any consents and approvals of parties to contracts with members of the Dresser-Rand Group as are required in connection with the consummation of the transactions contemplated hereby. Without limiting the foregoing, promptly following the date of this Agreement, the Sellers and the Buyers shall use reasonable best efforts to undertake that all Laws are complied with in respect of informing and consulting Non-U.S. Employees in respect of the transactions contemplated by this Agreement and the French Offer Letter.

            6.4 Tax Matters; Cooperation; Preparation of Returns; Tax Elections.

                  (a) The Buyers and the Sellers agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance relating to the Dresser-Rand Group (including, without limitation, access to books and records, employees, contractors and representatives) as is reasonably necessary for the filing of all Tax Returns, the making of any election related to Taxes, the preparation for any audit by any Taxing Authority, and the prosecution or defense of any claim, suit or proceeding relating to any Tax Return; provided, however, that if such requested information is contained within a document containing any unrelated information, only portions pertaining to such relevant information shall be furnished. The Buyers and the Sellers shall retain all books and records with respect to Taxes pertaining to the Dresser-Rand Group until the expiration of all relevant statutes of limitations (and, to the extent notified by Sellers or Buyers, any extensions thereof). At the end of such period, each party shall provide the other with at least thirty (30) days prior written notice before destroying any such books and records, during which period the party receiving such notice can elect to take possession, at its own expense, of such books and records.

                  (b) The Sellers shall prepare, or cause to be prepared, all Tax Returns in respect of each member of the Dresser-Rand Group (including any affiliated, consolidated, combined or unitary Tax Returns) in a manner consistent with past practices (unless required to do otherwise in accordance with applicable law) for any taxable period ending on or before the Closing Date. The Sellers shall timely pay to the relevant Taxing Authority all Taxes due in connection with any such Tax Return; provided, however, that Buyers shall pay to Sellers any non-income Taxes reflected thereon to the extent such Taxes are reflected as a liability in the calculation of the Final Net Working Capital Amount.

                  (c) The Buyers shall prepare, or cause to be prepared, all Tax Returns in respect of each member of the Dresser-Rand Group for any taxable period ending after the Closing Date which began before the Closing Date (a "Straddle Period") in a manner consistent with past practices (unless required to do otherwise in accordance with applicable law) and on the basis that the relevant taxable period ended as of the close of business on the Closing Date (unless the relevant Taxing Authority will not accept a Tax Return filed on that basis). The Buyers shall provide IR with a copy of a substantially final draft of each Straddle Period Tax Return (and such additional information regarding such Straddle Period Tax Return as may reasonably be requested by IR) for its review and comment (i) at least fifteen (15) days prior to the filing of such Tax Return or (ii) in the case of a Tax Return that is required to be filed within twenty (20) days of the Closing Date, the Buyers shall use their reasonable best efforts to afford the Sellers a reasonable opportunity to review such Straddle Period Tax Return prior to filing such Tax Return. The Buyers shall pay the amount shown to be due on any such Tax Returns. In advance of the filing of such Tax Returns, the Sellers shall pay to the Buyers their share of any such Taxes, determined in accordance with Section 6.5. The Buyers shall timely prepare and file all other Tax Returns in respect of the members of the Dresser-Rand Group for any taxable period that begins after the Closing Date, and the Buyers shall timely pay to the relevant Taxing Authority all Taxes due in connection with any such Tax Returns.

                  (d) The Buyers shall not (i) file an or cause to be filed an amended Tax Return or claim for Tax refund, (ii) consent to the waiver or extension of the statute of limitations relating to Taxes, (iii) take any Tax position on any Tax Return or (iv) compromise or settle any Tax liability, in each case with respect to any member of the Dresser-Rand Group if such action would have the effect of increasing the Tax liability or reducing any Tax assets of the Sellers in respect of any taxable period (or portion thereof in the case of a Straddle Period) ending on or before the Closing Date, in each case without the Sellers' written consent (which consent may not be unreasonably withheld or delayed). The Sellers shall not (i) file an or cause to be filed an amended Tax Return or claim for Tax refund, (ii) consent to the waiver or extension of the statute of limitations relating to Taxes of any member of the Dresser-Rand Group, (iii) take any Tax position on any Tax Return or (iv) compromise or settle any Tax liability, in each case if such action would have the effect of increasing the Tax liability or reducing any Tax assets of the Buyers in respect of any taxable period (or portion thereof in the case of a Straddle Period) after the Closing Date, in each case without the Buyers' written consent (which consent may not be unreasonably withheld or delayed).

                  (e) Prior to the Closing Date, the Sellers shall terminate any tax-allocation or tax-sharing agreements between the Sellers (and their Affiliates) and the members of the Dresser-Rand Group, and no liabilities with respect thereto will exist as of the Closing.

                  (f) Section 338 Elections.

                        (i) The Sellers agree to furnish or cause to be furnished such information and assistance and take such actions necessary, at the Buyers' request, to enable the Buyers to make an election under section 338(g) of the Code (or any corresponding or similar provision of state, local or foreign law) with respect to any Non-U.S. Acquired Interests.

                        (ii) At Buyers' request, the Sellers agree to join in making an election under section 338(h)(10) of the Code (or any corresponding or similar provision of state, local or foreign law) with respect to any entities in the Dresser-Rand Group for which such an election is available and shall file IRS Form 8023 and any other Tax forms or filings necessary to effect such election. In the event that Sellers do not undertake all of the transactions set forth in steps 2 and 3 of Exhibit B, Sellers covenant and agree that an election under section 338(h)(10) of the Code will be available for each of Dresser-Rand Holding Company and Dresser-Rand Power, Inc.

                  (g) The Buyers and Sellers shall be responsible for jointly preparing and timely filing (and cooperating with one another in preparing and filing) any Tax Returns required with respect to any sales, use, real property transfer, real property gains, transfer, stamp, registration, documentary, recording or similar Taxes, fees and costs, together with any interest thereon, penalties, fines, costs, fees, additions to tax or additional amounts with respect thereto incurred in connection with the transactions (other than the transactions set forth in steps 1, 2, 3 and 4 of Exhibit B) contemplated by this Agreement ("Transfer Taxes"); provided, however, that the term Transfer Taxes shall not include any income or franchise Taxes imposed with respect to income or any withholding Taxes imposed with respect to such income or franchise Taxes. The Buyer and Sellers shall provide to one another a true copy of each such Tax Return as filed and evidence of the timely filing thereof.

            6.5 Tax Indemnity.

                  (a) The Sellers shall, jointly and severally, indemnify the Buyers and their Affiliates (including the members of the Dresser-Rand Group) and each of their respective officers, directors, partners, stockholders, employees, agents and representatives and hold them harmless against (i) all Tax liabilities of the members of the Dresser-Rand Group (other than non-income taxes to the extent reflected as a liability in the calculation of the Final Net Working Capital Amount) for all taxable periods (or portions thereof in the case of a Straddle Period) ending on and including or before the Closing Date and
(ii) all Tax liabilities of the Sellers and their Affiliates (other than the Dresser-Rand Group) for all taxable periods (or portions thereof in the case of a Straddle Period) ending on and including or before the Closing Date, (iii) all Tax liabilities imposed on any of the Sellers and their Affiliates (including the Dresser-Rand Group) under Section 1.1502-6 of the Treasury Regulations (or any corresponding or similar provision of state, local or foreign law) as a result of being a member of any affiliated, consolidated, combined, unitary or similar group prior to the Closing or pursuant to any tax-allocation or tax-sharing agreement in existence prior to the Closing, (iv) all Tax liabilities arising out of or due to any breach of any covenant, undertaking or other agreement of the Sellers contained in this Agreement or any certificate delivered pursuant to this Agreement, (v) all Taxes resulting from or attributable to any reduction in the Tax basis of the assets of Dresser-Rand Holding Company or Dresser-Rand Power, Inc. or any of their Subsidiaries (including, without limitation, the Tax basis in the stock of any such Subsidiaries) pursuant to Section 732(f) of the Code and the Treasury Regulations promulgated thereunder (or any corresponding or similar provision of state, local or foreign law) as a result of the transactions set forth in step 2 of Exhibit B (provided that the indemnity contained in this subclause (v) shall not apply with respect to the directly held assets of Dresser-Rand Holding Company and the directly held assets of Dresser-Rand Power, Inc. to the extent that (A) within the two year period following the Closing (1) Buyers cause Dresser-Rand Holding Company or Dresser-Rand Power, Inc. to be taxed as a corporation for U.S. federal income tax purposes or (2) Buyers cause Dresser-Rand Holding Company or Dresser-Rand Power, Inc. to transfer any of such directly held assets to a related entity that is a corporation for U.S. federal income tax purposes and (B) the action referred to in subclause (A) above results in Buyers' having a basis in such directly held assets that is less than the basis the Buyers would have had in such assets in the absence of the action referred to in subclause (A) above), (vi) any Taxes resulting from or attributable to any insurance recoveries with respect to the Pending Insurance Claim, and (vii) all reasonable out-of-pocket expenses (including, without limitation, reasonable fees and expenses of counsel) arising out of or incidental to the imposition, assessment or assertion of a Tax described in subclauses (i) through (vi) above. The Tax indemnity provided under this Section 6.5(a) shall not cover Tax liabilities resulting from any transaction of a member of the Dresser-Rand Group not in the ordinary course of business (other than the transactions contemplated hereunder) that occurs on the Closing Date but after the Closing.

                  (b) The Buyers, jointly and severally, and the members of the Dresser-Rand Group shall indemnify the Sellers and their Affiliates and each of their respective officers, directors, employees and agents and hold them harmless against (i) all Tax liabilities of the members of the Dresser-Rand Group with respect to any taxable period (or portions thereof in the case of a Straddle Period) that begins after the Closing Date and that are imposed on or in respect of a member of the Dresser-Rand Group and (ii) all Tax liabilities arising out of or due to any breach of any covenant or other agreement of the Buyers contained in this Agreement.

                  (c) For purposes of this Section 6.5, in the case of any Taxes that are imposed on a periodic basis and are payable for a Straddle Period, the portion of such Tax related to the portion of such Straddle Period ending on and including the Closing Date shall (i) in the case of any Taxes other than gross receipts, sales or use taxes and Taxes based upon or related to income, be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the taxable period ending on and including the Closing Date and the denominator of which is the number of days in the entire taxable period, and (ii) in the case of any Tax based upon or related to income and gross receipts, sales or use taxes, be deemed equal to the amount which would be payable if the relevant taxable period ended on and included the Closing Date. The portion of any credits relating to the portion of a Straddle Period ending on and including the Closing Date shall be determined on a per diem basis in accordance with subclause (i) above. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with the past practice of the members of the Dresser-Rand Group.

                  (d) Payment by the indemnitor of any amount due under this
Section 6.5 shall be made within ten (10) business days following written notice by the indemnitee that payment of such amounts to the appropriate Taxing Authority or other third party is due, provided that the indemnitor shall not be required to make any payment earlier than five (5) business days before it is due to the appropriate Taxing Authority or other third party. In the case of any written notice by any of the Buyers indicating that Taxes are due for a Straddle Period Tax Return, such notice shall set forth in reasonable detail the calculations regarding the Sellers' share of such Taxes, and if within ten (10) business days after receipt of such notice, the Sellers notify the Buyers in writing that they disagree with the computation of their share of such Taxes and pay to the Buyers the portion of the Sellers' share of such Taxes that is not disputed, the Sellers and the Buyers shall proceed in good faith to determine the Sellers' share of such Taxes. If the Sellers do not so notify the Buyers and make payment of such undisputed portion in accordance with the immediately preceding sentence, the Sellers shall be deemed to have agreed to the Buyers' calculation of the Sellers' share of such Taxes. If the Sellers and Buyers cannot agree in good faith on such share within thirty (30) days after the Sellers' receipt of such notice, the Sellers' share of such Taxes shall be determined pursuant to Section 6.5(f), and the Sellers' remaining payment, if any, to the Buyers shall be due three (3) business days after the amount payable by the Sellers is determined by agreement between the Sellers and the Buyers or pursuant to Section 6.5(f), subject to the proviso in the first sentence of this
Section 6.5(d). In the case of a Tax that is contested in accordance with the provisions of Section 6.6 below, payment of the Tax to the appropriate Taxing Authority shall not be considered to be due earlier than the date a final determination to such effect is made by the appropriate Taxing Authority or court.

                  (e) Notwithstanding any provision in this Agreement to the contrary, the obligations of a party to indemnify and hold harmless another party pursuant to this Section 6.5 shall terminate at the close of business on the day following the expiration of the applicable statute of limitations with respect to the liabilities in question (giving effect to any waiver, mitigation, tolling or extension thereof); provided, however, that in the event written notice of any bona fide claim for indemnification pursuant to this Section 6.5 shall have been given in accordance herewith within the applicable survival period, the rights and obligations that are the subject of such claim for indemnification shall survive with respect to such claim until such time as such claim is fully and finally resolved.

                  (f) Any disputes between the parties with respect to the Tax matters shall be resolved by the CPA Firm, whose fees and expenses shall be shared equally between the Sellers and the Buyers.

            6.6 Procedures Relating to Indemnification for Taxes.

                  (a) If notice of any claim, assessment, or dispute is received by the Buyers or the Sellers, as the case may be, or any of their Affiliates, which, if successful, would result in an indemnity payment pursuant to Section
6.5 to the Buyers or the Sellers, as the case may be (a "Tax Claim"), the Buyers or the Sellers, as the case may be, shall promptly notify the Sellers or the Buyers, as the case may be, in writing of such Tax Claim stating the nature and basis of such Tax Claim and the amount thereof, to the extent known by the Buyers or the Sellers, as the case may be, provided that the Buyers shall not submit a notification to the Sellers for Tax Claims for any Taxes that are not imposed on or measured with respect to income (a "Non-Income Tax Claim") more than one time per calendar year unless the Non-Income Tax Claims with respect to which no previous claim has been made are in the aggregate greater than two hundred thousand dollars ($200,000); provided, further, that the failure to provide prompt notice as provided herein will relieve the Buyers or Sellers, as the case may be, of their obligations hereunder only to the extent that such failure prejudices the Buyers' or Sellers', as the case may be.

                  (b) With respect to any Tax Claim that relates to a taxable period ending on or before the Closing Date, the Sellers shall control at their expense all proceedings taken in connection with such Tax Claim (including selection of counsel) and, without limiting the foregoing, may in their sole discretion pursue or forego any and all administrative appeals, proceedings, hearings and conferences with any Taxing Authority with respect thereto and may, in their sole discretion, either pay the Tax claimed and sue for a refund where applicable Law permits such refund suits or contest the Tax Claim in any permissible manner.

                  (c) With respect to any Tax Claim that relates to a Straddle Period (a "Straddle Period Tax Claim"), the Sellers and the Buyers shall jointly agree on the conduct of any proceedings taken in connection with such Straddle Period Tax Claim (including selection of counsel) and shall share expenses arising therefrom. Neither the Sellers nor the Buyers (nor any of their Affiliates) shall be entitled in any way to compromise, release, waive, settle, modify or pay any Straddle Period Tax Claim without the prior written consent of such other party or parties, which consent shall not be unreasonably withheld or delayed. Notwithstanding anything in the two preceding sentences to the contrary, with respect to a Straddle Period Tax Claim for a Tax item which solely relates to the portion of the Straddle Period that is prior to and including the Closing Date the Sellers shall control at their expense all proceedings taken in connection with such Straddle Period Tax Claim (including selection of counsel) and, with respect to a Straddle Period Tax Claim for a Tax item which solely relates to the portion of the Straddle Period that is after the Closing Date the Buyers shall control at their expense all proceedings taken in connection with such Straddle Period Tax Claim (including selection of counsel).

                  (d) With respect to any Tax Claim that relates to a taxable period beginning after the Closing Date, the Buyers shall control at their expense all proceedings taken in connection with such Tax Claim (including selection of counsel) and, without limiting the foregoing, may in their sole discretion pursue or forego any and all administrative appeals, proceedings, hearings and conferences with any Taxing Authority with respect thereto and may, in their sole discretion, either pay the Tax claimed and sue for a refund where applicable Law permits such refund suits or contest the Tax Claim in any permissible manner.

            6.7 Refunds and Tax Benefits.

                  (a) Any Tax refunds that are received by the Buyers, or a member of the Dresser-Rand Group, and any amounts credited against Tax to which either the Buyers or a member of the Dresser-Rand Group becomes entitled, that are refunds of Taxes paid with respect to, or credits carried over from, taxable periods (or portions thereof in the case of a Straddle Period) ending on or before the Closing Date (except to the extent any such refund or credit was reflected as an asset in the calculation of the Final Net Working Capital Amount) shall be for the account of the Sellers, and the Buyers shall pay over to the Sellers the net amount of any such refund or any such credit (except to the extent any such refund or credit was reflected as an asset in the calculation of the Final Net Working Capital Amount) within fifteen (15) days after such refund or credit is actually realized in accordance with the principles of Section 8.1(c). The Buyers agree that they shall not, without the Sellers' consent (which shall not be unreasonably withheld), cause or permit the members of the Dresser-Rand Group to carry back to any taxable period ending on or prior to the Closing Date any net operating loss, loss from operations or other Tax attribute, and further agrees that the Sellers have no obligation under this Agreement to return or remit any refund or other Tax benefit attributable to a breach by the Buyers of the foregoing undertaking. Any refunds of Taxes paid with respect to taxable periods (or portions thereof in the case of a Straddle Period) ending after the Closing Date shall be for the account of the Buyers.

                  (b) The Buyers and the Sellers agree to treat any amounts payable pursuant to this Section 6.7 as an adjustment to the Purchase Price (unless required to do otherwise pursuant to a determination (as defined in Section 1313(a) of the Code or any corresponding or similar provision of state, local or foreign law).

            6.8 Employees; Benefit Plans.

                  (a) Continuation of Comparable Benefit Plans. Commencing as of the Closing, subject to Section 6.8(e), the Dresser-Rand Group Employees shall cease to participate in the employee benefit plans, policies, programs and arrangements of the Sellers. Subject to Sections 6.8(c)(i), (h), (i) and (j), for not less than two (2) years following the Closing Date, the Buyers shall maintain, or shall cause the Dresser-Rand Group to maintain, (A) salaries and bonuses for each active Dresser-Rand Group Employee at levels no less favorable than the salary and bonus rates in effect immediately prior to the Closing Date for each such Dresser-Rand Group Employee and (B) employee benefit plans and arrangements (other than any (x) equity compensation plans or arrangements and (y) special bonus or incentive arrangements not in the ordinary course) for Dresser-Rand Group Employees (other than such employees who are subject to a collective bargaining agreement ("Union Employees")) that, in the aggregate, are no less favorable than the Dresser-Rand Group Plans in effect immediately prior to the Closing Date, except for such changes as may be required by law including, without limitation, any applicable qualification requirements of
Section 401(a) of the Code.

                  (b) Defined Benefit Plans.

                        (i) On or prior to the Closing Date, the Dresser-Rand Group shall assume sponsorship from IRNJ of the Pension Plan for Employees of Dresser-Rand Company (the "D-R Defined Benefit Plan") and, with respect to such D-R Defined Benefit Plan, the plan assets, liabilities and obligations accrued through the Closing Date. On or prior to the Closing Date, the Sellers shall cause the trustee of the Ingersoll-Rand Company Collective Trust (the "IR Master Trust") to transfer the assets of the D-R Defined Benefit Plan (accrued through the date of transfer) to a stand-alone trust established or designated for this purpose by the Sellers, and as of the date of such transfer the Dresser-Rand Group shall cease to participate in the IR Master Trust.

                        (ii) Except as set forth in Sections 6.8(n) and (o), commencing as of the Closing Date, the Sellers shall have no liability whatsoever (under this Agreement or otherwise) and Buyers shall indemnify and hold the Sellers harmless with respect to liability relating to or arising out of or in connection with the D-R Defined Benefit Plan.

                        (iii) The Buyers and the Sellers shall use their reasonable best efforts to provide the other party with all information reasonably necessary to ensure the proper administration of the D-R

      Defined Benefit Plan and the defined benefit pension plans maintained by Sellers.

                  (c) Defined Contribution Plans.

                        (i) On or prior to the Closing Date, the Dresser-Rand Group shall assume sponsorship from IRNJ of the Dresser-Rand Company Retirement Savings Plan, the Dresser-Rand Company Retirement Savings Plan-B and the Dresser-Rand Company 401(k) Plan for Union Employees (the "D-R Defined Contribution Plans"), and, with respect to such D-R Defined Contribution Plans, the plan assets, liabilities and obligations accrued through the Closing Date. From and after the Closing Date, the Buyers shall, or shall cause the Dresser-Rand Group, to continue to make contributions in accordance with the "pension equalizer" provisions of the Dresser-Rand Company Retirement Savings Plan and the Dresser-Rand Company Retirement Savings Plan-B, or in the event that one or both of such plans are terminated, any defined contribution plan established for the benefit of Dresser-Rand Group Employees, with respect to each employee who prior to the Closing Date is receiving such contributions ("Grandfathered Employees"), in a manner and amount which is at least equal to the "pension equalizer" contributions such Grandfathered Employees receive under the Dresser-Rand Company Retirement Savings Plan and the Dresser-Rand Company Retirement Savings Plan-B prior to the Closing Date.

                        (ii) Except as set forth in Section 6.8(o), commencing as of the Closing Date, the Sellers shall have no liability whatsoever (under this Agreement or otherwise) and Buyers shall indemnify and hold the Sellers harmless with respect to liability relating to or arising out of or in connection with the D R Defined Contribution Plans.

                  (d) Welfare Benefit Plans.

                        (i) Commencing as of the Closing, Buyers shall be liable for and shall indemnify and hold harmless the Sellers for welfare benefit claims relating to the Dresser-Rand Group Employees and their dependents, regardless of when incurred, to the extent the Dresser-Rand Group has not reimbursed the Sellers prior to the Closing for any such claims.

                        (ii) On or prior to the Closing Date, the Dresser-Rand Group shall assume sponsorship from IRNJ of the Dresser-Rand Welfare VEBA Trust (the "D-R VEBA") and, with respect to the D-R VEBA, the assets, liabilities and obligations accrued through the Closing Date. Except as set forth in Section 6.8(o), commencing as of the Closing Date, the Sellers shall have no liability whatsoever (under this Agreement or otherwise) and Buyers shall indemnify and hold the Sellers harmless with respect to liability relating to or arising out of or in connection with the D R VEBA.

                  (e) Post-Retirement Benefit Plan. With respect to Dresser-Rand Group Employees who retire or retired pursuant to the terms of IRNJ's or the Dresser-Rand Group's retiree welfare programs (the "Retiree Welfare Plans") on or prior to the Closing Date, or are eligible to retire pursuant to the terms of the Retiree Welfare Plans as of the Closing Date, the Sellers shall retain liability for benefits under the Retiree Welfare Plans in accordance with their terms (as such terms exist as of the Closing Date or as otherwise approved by Sellers). On and after the Closing Date the Sellers shall have no liability for retiree welfare benefits with respect to any Dresser-Rand Group Employee who becomes eligible to retire pursuant to the terms of the Retiree Welfare Plans after the Closing Date (the "Post-Closing Retirees"), and the Buyers shall indemnify and hold the Sellers harmless with respect to retiree welfare liability relating to or arising out of or in connection with such Post-Closing Retirees.

                  (f) Prior Service; Deductibles. The Buyers shall recognize each Dresser-Rand Group Employee's service with the Sellers or the Dresser-Rand Group as of the Closing Date as service with Buyers for all purposes, as applicable, in the Buyers' employee welfare benefit plans, employee pension plans, vacation, disability, severance and other employee benefit plans or policies, but only to the extent that such service was recognized by the Sellers or the Dresser-Rand Group under the Dresser-Rand Group Plans, except where such crediting would result in an unintended duplication of benefits. In addition, the Buyers shall, or shall cause the Dresser-Rand Group to, waive any pre-existing condition limitations and eligibility waiting periods under the employee benefit plans applicable to Dresser-Rand Group Employees or their respective dependents to the extent such pre-existing limitations and eligibility waiting periods were satisfied or did not exist or apply under the comparable Dresser-Rand Group Plans prior to the Closing. Buyers shall, or shall cause the Dresser-Rand Group to recognize (or cause to be recognized) the dollar amount of all expenses incurred by Dresser-Rand Group Employees and their respective dependents during the calendar year in which the Closing Date occurs for purposes of satisfying the deductibles and co-payment or out- of-pocket limitations for such calendar year under the relevant employee welfare benefit plans of the Buyers to the extent such expenses were recognized by the comparable Dresser-Rand Group Plan prior to the Closing.

                  (g) Accrued Vacation. The Buyers shall, or shall cause the Dresser-Rand Group to, credit each current Dresser-Rand Group Employee (and, to the extent any such amount is owing to any former Dresser-Rand Group Employee, each such former Dresser-Rand Group Employee) with the accrued and unused vacation days and any personal and sickness days accrued in accordance with the vacation and personnel policies and labor agreements of the Sellers or the Dresser-Rand Group in effect as of the Closing Date.

                  (h) Severance Obligations. The Sellers and the Buyers agree that the transactions contemplated hereby shall not constitute a severance of employment of any Dresser-Rand Group Employee, and that such employees will be deemed for all purposes to have continuous and uninterrupted employment before and immediately after the Closing Date. Except as required by law or an applicable collective bargaining agreement, the Buyers shall provide severance and other separation benefits to each Dresser-Rand Group Employee terminated by the Buyers or the Dresser-Rand Group within two (2) years following the Closing Date (or, in the case of Dresser-Rand Group Employees who are subject to a collective bargaining agreement, the period required therein, if greater) upon terms and conditions that are no less favorable than those applicable to such Dresser-Rand Group Employees under the severance and other separation benefits provided by the Sellers and their Affiliates in effect on the date of this Agreement. The Buyers shall be responsible for any claim made on or after the Closing Date by any Dresser-Rand Group Employee who is an active employee as of the Closing Date for severance or other separation benefits including, without limitation, in connection with the consummation of the transaction contemplated hereby, for any contractual, statutory or other claims arising out of or in connection with any termination of employment on or after the Closing Date.

                  (i) Annual Incentive Compensation. Effective as of the Closing Date through December 31, 2004, the Buyers shall, or shall cause the Dresser-Rand Group to, maintain the annual incentive compensation plans in which any of the Dresser-Rand Group Employees participate immediately prior to the Closing Date without change. In addition, the Buyers shall, or shall cause the Dresser-Rand Group to, pay any bonuses payable according to the terms of such incentive compensation plans to any Dresser-Rand Group Employees in respect of calendar year 2004 no later than March 31, 2005; provided, that if any Dresser-Rand Group Employee is terminated other than for cause by Buyers or the Dresser-Rand Group on or after the Closing Date but prior to payment of such bonus, such Dresser-Rand Group Employee shall receive, at the same time as bonuses are paid to active employees, a prorated portion of such bonus based on the portion of calendar year 2004 that has elapsed prior to the date of termination of employment.

                  (j) Flexible Benefits. To the extent any Dresser-Rand Group Employee contributed to a dependent care or medical expense reimbursement account under a Dresser-Rand Group Plan ("IR's Flexible Account Plan") during the plan year that includes the Closing Date, the Sellers shall, on or as soon as reasonably practicable after the Closing Date, transfer the account balances for such plan year, if any, of each such Dresser-Rand Group Employee to a dependent care or medical expense reimbursement account, as applicable, maintained by the Buyers for the benefit of such Dresser-Rand Group Employees (the "Buyer's Flexible Account Plan"), and the Buyers shall provide benefits under the Buyer's Flexible Account Plan that are no less favorable than those provided under IR's Flexible Account Plan to such Transferred Employees at least through the end of the plan year in effect as of the Closing. The Buyers shall be responsible for all liability for and administration of reimbursement claims that have not been received by the Sellers as of the date the Sellers transfer assets to the Buyers from IR's Flexible Account Plan, regardless of when the claim was incurred.

                  (k) Collective Bargaining Agreement(s). The Buyers shall cause each member of the Dresser-Rand Group to continue in full force and effect the collective bargaining agreement(s) set forth in Section 2.14 of the Disclosure Schedule to which each such member of the Dresser-Rand Group is a party on the Closing Date with respect to Union Employees and shall further cause each such member of the Dresser-Rand Group to continue the employment of all Union Employees covered by said agreements in accordance with the terms of such collective bargaining agreements. The Sellers shall use their commercially reasonable efforts to furnish or cause to be furnished such information and assistance relating to the obligations under the collective bargaining agreements pursuant to the preceding clause as the Buyers shall reasonably request.

                  (l) Non-U.S. Employment Matters.

                        (i) Employment. Without limiting the generality of the foregoing, as of the Closing Date, the Buyers shall, or shall cause the Dresser-Rand Group to, assume or retain and be responsible for the employment (including any employment contracts) of the Dresser-Rand Group Employees who are employed outside the United States (the "Non-U.S. Employees"), and the Buyers shall, or shall cause the Dresser-Rand Group to, take any and all commercially reasonable actions necessary or appropriate (if any) to continue the employment of such Non-U.S. Employees and assume or retain all obligations and liabilities relating to their employment (including, but not limited to, any employment contracts) under applicable laws and practices without the Sellers or any of their Affiliates having any liability to any such employees for severance, redundancy, termination, payment in lieu of notice, indemnity or other payments to any of such employees by reason of, or as a result of, the actions contemplated by this Agreement.

                        (ii) Employee Benefit Plans for Non-U.S. Employees. Without limiting the generality of Section 6.8(a), effective as of the Closing Date, the Buyers shall, or shall cause the Dresser-Rand Group to, maintain, establish and/or qualify or register with applicable regulatory authorities employee benefit plans for, or shall extend existing Non-U.S. Dresser-Rand Group Plans to, the Non-U.S. Employees to the extent required by applicable law and, for not less than two (2) years following the Closing Date, provide benefits to the Non-U.S. Employees on terms and conditions which are no less favorable in the aggregate, to those provided to Non-U.S. Employees by the Sellers, the Dresser-Rand Group, or their respective subsidiaries immediately prior to the Closing Date.

                  (m) No Right to Employment. Nothing herein expressed or implied shall confer upon any of the employees of the Sellers, the Buyers, or any of their Affiliates, any additional rights or remedies, including, without limitation, any additional right to employment, or continued employment for any specified period, of any nature or kind whatsoever under or by reason of this Agreement.

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

                  (n) Post-Closing Determination of Pension Deficiency Amount.

                        (i) Prior to the Closing Date, Sellers shall be permitted to make such contributions to the Funded Pension Plans as Seller deems appropriate; provided that Sellers shall use reasonable best efforts not to create a Pension Surplus Amount (as defined below) with any such discretionary contributions. As promptly as practical following the Closing Date, Watson Wyatt & Company (the "Designated Actuary") shall calculate the Pension Deficiency (as defined below) (and will calculate Pension Deficiency Amounts, Pension Surplus Amounts, Pension Assets and Pension Liabilities with respect to each Funded Pension Plan (as those terms are defined below)). The "Pension Deficiency" shall equal the aggregate Pension Deficiency Amounts of all Funded Pension Plans minus the aggregate Pension Surplus Amounts of all Funded Pension Plans. "Funded Pension Plans" shall mean all Dresser-Rand Group Plans which are defined benefit pension plans or are otherwise set forth in Section 6.8(n) of the Disclosure Schedule, that are required to be funded by the Sellers or the Dresser-Rand Group and which, commencing as of the Closing Date, shall constitute liabilities or obligations of the Buyers or the Dresser-Rand Group. Section 6.8(n) of the Disclosure Schedule sets forth a complete and accurate list of all Funded Pension Plans. "Pension Deficiency Amount" shall, with respect to any Funded Pension Plan, be an amount (in no case less than zero), if any, equal to (A) the "Pension Liabilities" of such plan minus (B) the "Pension Assets" of such plan. The "Pension Surplus Amount" shall, with respect to any Funded Pension Plan, be an amount (in no case less than zero), if any, equal to (I) the Pension Assets of such plan minus (II) the Pension Liabilities of such plan; provided that with respect to the D-R Defined Benefit Plan, the Pension Surplus Amount shall not take into account Pension Assets in excess of 103% of Pension Liabilities.

                        (ii) The Designated Actuary's calculation of the Pension Deficiency shall be provided in a written report to the Sellers and the Buyers no later than sixty (60) calendar days following the Closing Date. Such report shall include a reasonable level of detail to support the Designated Actuary's calculation, and the Designated Actuary shall use good faith efforts to promptly provide the Sellers and the Buyers with such written supporting materials as either party shall request following delivery of the report. The Sellers and the Buyers shall have a period of not more than twenty (20) calendar days following delivery of such report to notify the other party that it believes the calculation of the Pension Deficiency contains mathematical errors, is based on actuarial or other assumptions inconsistent with the principles and definitions set forth in this Section 6.8, or otherwise was not performed in accordance with the principles and definitions set forth in this Section 6.8. If neither party notifies the other of any such dispute within the applicable time period, then such report and calculation of the Pension Deficiency shall be final and conclusive for purposes hereof. If either party notifies the other of any such dispute during the applicable time period the Designated Actuary shall resolve such dispute within twenty (20) calendar days following such notice, and in any event not later than ninety (90) calendar days following the Closing Date, in its sole discretion, applying the principles and definitions set forth in this Section 6.8. Within three (3) business days of the final resolution by the Designated Actuary of the amount of the Pension Deficiency (including resolution by the Designated Actuary of any dispute in respect thereof), Sellers shall pay to Buyers in cash the amount of such Pension Deficiency. Promptly following receipt of such payment, Buyers agree to promptly fund, subject to applicable Law, the amount of such Pension Deficiency into each Funded Pension Plan for which a Pension Deficiency Amount exists, in the proportion that each such Funded Pension Plan's Pension Deficiency Amount bears to the aggregate Pension Deficiency Amounts for all such Funded Pension Plans with Pension Deficiency Amounts.

                        (iii) The fees and expenses of the Designated Actuary shall be paid equally by the Buyers and the Sellers.

                        (iv) "Pension Assets" shall mean, as of the Closing Date, the aggregate fair market value of the assets of the applicable Funded Pension Plan and "Pension Liabilities" shall mean, as of the Closing Date, the accumulated benefit obligations (as defined under FAS No. 87) under the applicable Funded Pension Plan, which, in each case, shall be determined on the basis of the methodologies and assumptions with respect to the applicable Funded Pension Plan utilized in Audited Financial Statements as set forth in Section 6.8(n)(iv) of the Disclosure Schedule, provided that (x) the exchange rate, to the extent applicable, will be determined as of the Closing Date in accordance with the Currency Conversion Rules, (y) the participant census information shall be actual census information with respect to the applicable Funded Pension Plan as of the Closing Date, and (z) creditable service will be that performed on or before the Closing Date.

                  (o) Non-Dresser-Rand Group Employees. The Buyers shall have no liability whatsoever (under this Agreement or otherwise) and the Sellers shall indemnify and hold the Buyers harmless with respect to liability (in excess of any assets received by Buyers allocable to such liability) relating to or arising out of or in connection with the Dresser-Rand Group Plans that relates to any participant thereunder who is not a Dresser-Rand Group Employee.

                  (p) Sale Incentive Program. IR shall be responsible for and shall pay to Dresser-Rand Group Employees any amounts owed to such Dresser-Rand Group Employees under the Sale Incentive Program in connection with the consummation of the transactions contemplated by this Agreement and IR shall indemnify and hold the Buyers harmless with respect to liability relating to or arising out of or in connection with any such amounts owed to Dresser-Rand Group Employees under the Sale Incentive Program.

                  (q) AIM Bonuses. Subject to Section 6.8(i), on the later of the applicable payment date under the AIM Program and the date that the AIM Program Payment Amount is paid to Buyer, Buyers agree to pay each Dresser-Rand Group Employee who is an active employee as of the applicable payment date under the AIM Program the AIM Program bonus awarded to such Dresser-Rand Group Employee for calendar year 2004 in accordance with the terms of the AIM Program; provided that the aggregate of such payments shall not be less than the AIM Program Payment Amount.

            6.9 Labor Matters.

                  (a) The Buyers shall not, at any time during the sixty (60) days following the Closing Date, effectuate a "plant closing" or "mass layoff," as those terms are defined in the WARN Act, affecting in whole or in part any site of employment, facility, operating unit or employee of any Seller, without notifying IR in advance and without complying with the notice requirements and other provisions of the WARN Act. The Buyers agree that from and after the Closing Date the Dresser-Rand Group shall be responsible for any notification required under the WARN Act with respect to the Dresser-Rand Group members. The Sellers agree that between the date hereof and the Closing Date, they will cause the Dresser-Rand Group not to effect or permit a "plant closing" or "mass layoff" as these terms are defined in the WARN Act with respect to any member of the Dresser-Rand Group without (i) notifying the Buyers in advance, (ii) obtaining the Buyers' prior written approval and (iii) complying with the notice requirements and all other provisions of the WARN Act. The Sellers will also notify FRC, prior to the Closing, of all layoffs and terminations at any "single site of employment" or "facility or operating unit within a single site of employment" that occur within ninety (90) days prior to the Closing.

                  (b) The Buyers and the Sellers shall cooperate in connection with any required notification to, or any required consultation with, the employees, employee representatives, work councils, unions, labor boards and relevant government agencies concerning the transactions contemplated by this Agreement with respect to the Non-U.S. Employees of any member of the Dresser-Rand Group.

            6.10 Covenant to Satisfy Conditions. Each party hereto agrees to use all commercially reasonable efforts to ensure that the conditions set forth in
Article IV and Article V hereof are satisfied and the transactions contemplated hereby are consummated as promptly as practicable insofar as such matters are within the control of such party.

            6.11 Contact With Customers and Suppliers. Prior to Closing, the Buyers and their representatives shall contact and communicate with the employees, customers, suppliers and licensors of the Dresser-Rand Group in connection with the transactions contemplated hereby only with the prior written consent of the Sellers, which consent may be conditioned upon a designee of the Sellers being present at any such meeting or conference.

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

            6.12 Projections. In connection with the Buyers' investigation of the Dresser-Rand Group and its businesses, the Buyers may have received, or may receive, from the Sellers, the Dresser-Rand Group and/or their respective representatives certain projections and other forecasts for the Dresser-Rand Group and certain business plan and budget information. The Buyers acknowledge that (i) there are uncertainties inherent in attempting to make such projections, forecasts, plans and budgets, (ii) the Buyers are familiar with such uncertainties, (iii) the Buyers are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts, plans and budgets so furnished to them, and (iv) Sellers make no representations or warranties as to such information and the Buyers will not assert any claim against the Sellers, the Dresser-Rand Group or any of their respective directors, officers, employees, Affiliates or representatives, or hold the Sellers, the Dresser-Rand Group or any such persons liable, with respect thereto.

            6.13 No Hire. IR agrees that until the first anniversary of the Closing, it will not, and will cause its subsidiaries not to, without the prior written consent of FRC, cause or seek to cause any employees of the Business to leave the employ of the Business; provided, however, that the foregoing provision will not prevent IR and its Affiliates from soliciting or hiring through a general solicitation or advertisement, or from hiring (i) any secretarial, clerical or other non-managerial employee (other than professionals or sales employees) or (ii) any employee of the Business whose employment has been terminated by any company within the Dresser-Rand Group.

            6.14 Use of Names. IR hereby covenants and agrees that, notwithstanding anything in Section 3.8 of the Organization Agreement, dated as of December 31, 1986, by and between Dresser Industries, Inc. and IR (as amended, the "Organization Agreement"), or any other prior agreement between the parties, to the contrary, neither IR nor any of its Affiliates will revoke, rescind, terminate, cancel, decrease or limit the rights of the members of the Dresser-Rand Group to use the term "Rand" as part of the combined name "Dresser-Rand" used as a trade name, corporate name, domain name, trademark or service mark, or take, or assist any third party to take, any action that challenges, or is inconsistent with the Dresser-Rand Group's right to so use the same, except as provided in this Section 6.14. Specifically, if IR reasonably determines that the Dresser-Rand Group has taken any action or, with respect to the Dresser-Rand Group's own use of such name or mark, failed to take any action which is causing material destruction, decrease or diminution of the "Rand" name or the reputation or goodwill thereof or of the Ingersoll-Rand Marks, then IR shall provide written notice of such alleged default in reasonable detail to FRC (it being understood that the foregoing shall not be the case so long as Buyers conduct the Business in the ordinary course of business consistent with past practice). If the Dresser-Rand Group fails to remedy such alleged default within sixty (60) days after receiving such notice from IR, then IR shall have the right to immediately terminate the usage of the name "Rand" as granted in this
Section 6.14 (subject to the Buyer's and Dresser-Rand Group's right to phase-out use of such portion of the name as soon as reasonably practicable following such termination, but in any event within six months following such termination). The Dresser-Rand Group may use the term "Rand" as a source-identifier as described herein only as part of the combined term "Dresser-Rand". Following the

Closing, (i) Buyers and the Dresser-Rand Group shall not use or license the use of the Dresser-Rand Marks as a source-identifier in conjunction with INGERSOLL or any Mark confusingly similar to INGERSOLL, and shall not use or license the Ingersoll-Rand Marks as a source identifier (subject to the Buyer's and Dresser-Rand Group's right to phase-out any such use of the Ingersoll-Rand Mark that it is making as of the Closing as soon as reasonably practicable following the Closing, but in any event within six months following the Closing Date), and
(ii) Sellers shall not use or license the use of the Ingersoll-Rand Marks as a source-identifier in conjunction with DRESSER or any Mark confusingly similar to DRESSER, and shall not use or license (and are not as of the Closing using or licensing) the Dresser-Rand Marks as a source identifier. Any and all provisions concerning the license by Sellers to the Dresser-Rand Group in and to the name "Rand" or Ingersoll-Rand Marks, including without limitation the license contained in Section 3.8 of the Organization Agreement, are hereby terminated and of no further force and effect. As used in this Section 6.14, (i) the "Dresser-Rand Marks" shall mean, collectively, all worldwide right, title, and interest in the names, trademarks, service marks, trade-names, domain names, logos and trade dress ("Marks") consisting of or incorporating the term DRESSER-RAND and any formatives or derivatives thereof, including "D-R" and the "D-R" logotype, and all goodwill relating to the foregoing and (ii) the "Ingersoll-Rand Marks" shall mean, collectively, all worldwide right, title and interest in the Marks consisting of or incorporating the term INGERSOLL-RAND and any formatives or derivatives thereof, including "IR" and the "IR" logotype, and all goodwill relating to the foregoing. Sellers agree that the Dresser-Rand Group may register the Dresser-Rand Marks, and Sellers acknowledge that as between the parties the Dresser-Rand Group is the owner of said marks, worldwide, subject to IR's right of termination with respect to the "Rand" name in "Dresser-Rand" pursuant to this Section 6.14, and except in all cases the name "Rand" alone, and Buyers acknowledge that Sellers own all worldwide right, title and interest in the Ingersoll-Rand Marks. In the event that Sellers at any time terminate the Dresser-Rand Group's right to use "Rand" pursuant to this
Section 6.14, the Dresser-Rand Group shall promptly cancel any registrations that it owns worldwide for such mark at the Dresser-Rand Group's expense, or otherwise deal with such mark as reasonably requested by and at the out-of-pocket expense of Sellers. The right to use "Rand" as part of the combined term "Dresser-Rand" granted in this Section 6.14 is personal to the Business and may not, except in connection with the assignment or other transfer of all or substantially all of the business or assets of the Business, be assigned or otherwise transferred, in whole or in part, by the Dresser-Rand Group without IR's prior written authorization, which may be withheld in IR's sole discretion.

            6.15 Environmental Rights and Responsibilities After Execution of Agreement.

                  (a) "Identified Environmental Liability" means (i) any matter identified in Section 2.17 of the Disclosure Schedule or (ii) any matter that is placed on the "Environmental Remediation and Compliance Schedule" by the mutual agreement of IR and FRC prior to the Closing (pursuant to the process set forth in Sections 6.15(b) and 6.15(c) below), to which Sellers retain liability to the extent provided in this Section 6.15, and as to which Sellers shall indemnify Buyers Indemnified Persons, subject to the limitations set forth in this Section 6.15 and in Article VIII. The matters that will be placed on the Environmental Remediation and Compliance Schedule will be matters that are determined, pursuant to the process set forth in this Section 6.15, to constitute either (A) violations of Environmental Law (as in effect as of the Closing Date), or (B) Releases of any Hazardous Material into the environment, including Releases relating to the treatment, disposal or arranging for disposal of Hazardous Materials on or prior to the Closing Date by or on behalf of a member of the Dresser-Rand Group at any Leased Real Property or Owned Real Property ("On-site Contamination"), or at any location not owned or leased by a member of the Dresser-Rand Group ("Off-site Contamination"), and which, in either case (A) or (B), (1) require any response action (including investigation, monitoring, cleanup, remediation, or related activities (each, a "Response Action")) under Environmental Law (as in effect as of the Closing
Date), (2) are the subject of a Response Action required by a Governmental Authority pursuant to any Environmental Law (as in effect as of the Closing
Date), or (3) if known to the Governmental Authority with jurisdiction over the matter, would be matters with respect to which such Governmental Authority would be expected to require Response Action pursuant to any Environmental Law (as in effect as of the Closing Date). Immaterial inaccuracies in the description of any such matter shall not constitute a defense to any indemnification claim therefor by Indemnified Persons against Sellers as provided herein.

                  (b) Prior to the date of this Agreement, at Buyers' sole expense, the Buyers' environmental consultants have completed site visits and interviews of the sort conducted to carry out Phase I environmental site assessments. Based on this and other information available to Buyers and Sellers, the parties have set forth on Section 6.15 of the Disclosure Schedule a list of matters which may potentially constitute an Identified Environmental Liability, a list of all environmental documents that Buyers have requested which have not been provided by Sellers and a list of all Real Property locations at which Phase II investigations may be conducted pursuant to this
Section 6.15 and a brief description of the scope and nature of such investigation at each Real Property location on such list. Buyers' consultants may continue their record review after the date of this Agreement but for each applicable site shall complete and make available to Sellers the full and final reports of the Phase I environmental site assessments ("Phase I Environmental Assessment Reports") for such site within the later of thirty (30) days after the date of this Agreement or thirty (30) days after Buyers receive substantially all environmental documents identified on Section 6.15 of the Disclosure Schedule with respect to such site; provided, that, with respect to each such site, Buyers shall notify Sellers of any matters that satisfy the requirements specified in Section 6.15(a) for inclusion on the Environmental Remediation and Compliance Schedule (based on their review of the applicable documents identified on Section 6.15 of the Disclosure Schedule) within the later of ten (10) days after the date of this Agreement and ten (10) days after Buyers receive substantially all such documents, unless using commercially reasonable efforts Buyers are unable to identify such matters within such ten
(10) day period, in which case Buyers shall have twenty (20) days. Buyers shall have the right but not the obligation, prior to Closing and pursuant to the terms of the Access Agreement, dated as of the date hereof (the "Access Agreement"), to prepare a work plan for Phase II environmental investigations of the Real Property identified on Section 6.15 of the Disclosure Schedule setting forth, in tabular form, the proposed locations for testing, the media being tested, the testing parameters and the initial testing schedule for Phase II environmental investigations (the "Phase II Work Plan"), and to conduct such investigations, which shall be of a scope and nature as set forth in
Section 6.15 of the Disclosure Schedule, all at Buyers' sole expense; provided that such investigations shall not unreasonably disrupt operations at, or cause damage to, any of the Real Property. Within seven (7) days following the date of this Agreement, Buyers shall provide the Phase II Work Plan to Sellers and upon receipt thereof, Sellers shall have the right to review and request changes to the Phase II Work Plan (and Buyers' will use best efforts to cause their environmental consultants to be available and cooperate for such purpose), and Buyers shall not unreasonably withhold consent to any such requested changes. Within six (6) days of receipt thereof, Sellers shall approve the Phase II Work Plan and provide access to the applicable Real Property to Buyers' environmental consultants for purposes of conducting the investigations set forth thereon. Buyer shall use best efforts to complete any such Phase II environmental investigation, and provide to Sellers any report relating to such investigation ("Phase II Environmental Assessment Reports"), within thirty (30) days of the date on which the Phase II Work Plan provided to Sellers has been approved by Sellers and Buyers have obtained access to each relevant site; provided, that, if Buyers shall have used best efforts and are unable to complete and deliver any report within such thirty (30) day period, Buyers may extend such period up to an additional ten (10) days for such report. At Sellers' request, Buyers shall split all samples taken in connection with the environmental site assessments authorized pursuant to this Section 6.15(b). Sellers shall be solely responsible for any additional reasonable expense incurred as a result of any split sampling requested by Sellers. Buyers and Sellers agree that any investigation performed pursuant to this Section 6.15(b) shall be undertaken by ENVIRON International Corporation, or a subcontractor thereof ("Environ"). Sellers and their representatives shall be entitled to accompany and observe Buyers and their representatives (including Environ) in the course of performing the Phase II environmental investigations. Within 5 (five) days after the completion of each site's Phase II investigation, Buyers shall identify to Sellers in writing those matters set forth on Section 6.15 of the Disclosure Schedule, identified in the Phase II investigations, or in documents provided to Buyers after the date of this Agreement and identified on Section 6.15 of the Disclosure Schedule and that Buyers propose for placement on the Environmental Remediation and Compliance Schedule. Based on the Phase I Environmental Assessment Reports and the Phase II Environmental Assessment Reports, prior to the Closing Date, Buyers and Sellers shall use commercially reasonable efforts, in good faith, to agree which matters, if any, will be placed on the Environmental Remediation and Compliance Schedule under the terms specified in
Section 6.15(a). All matters and issues identified in the Phase II investigations shall be eligible for placement on the Environmental Remediation and Compliance Schedule. In the event that Sellers are unable to provide Buyers reasonable access to perform Phase II investigation of a Leased Real Property, the Sellers and Buyers agree that any Release of Hazardous Substances into the environment existing as of the Closing Date at those areas of concern to be addressed in the work plan for the Phase II investigation for the relevant Leased Real Property, to the extent that such work plan was previously agreed to by Sellers in accordance with the procedure outlined above, shall be deemed to be included on the Environmental Remediation and Compliance Schedule if such Release either (1) requires any Response Action under Environmental Law (as in effect as of the Closing
Date), (2) is the subject of a Response Action required by a Governmental Authority pursuant to any Environmental Law (as in effect as of the Closing
Date), or (3) if known to the Governmental Authority with jurisdiction over the matter, would be a matter with respect to which such Governmental Authority would be expected to require Response Action pursuant to any Environmental Law (as in effect as of the Closing Date). With regard to each area of contamination identified in the Phase II investigations which the parties agree should be placed on the Environmental Remediation and Compliance Schedule, the specific locations where contamination was found will be listed and Seller shall be responsible for all Response Actions ordered or agreed to with a Governmental Authority that relate to or result from investigation of the identified area of contamination, and if the Response Action is conducted in the absence of a governmental order, Seller shall be responsible for all Response Actions relating to the plume within which the contamination was identified and the sources of contamination of the plume and with respect to soil contamination, all Response Actions relating to the contamination or the source of the contamination. If Buyers and Sellers are unable to agree on the matters to be placed on the Environmental Remediation and Compliance Schedule, such disagreement will be resolved pursuant to the process described in Section 6.15(h).

                  (c) Subject to the terms set forth in this Section 6.15, the Sellers agree to use commercially reasonable efforts to correct prior to the Closing all matters identified on the Environmental Remediation and Compliance Schedule that are violations of Environmental Law and diligently perform any reasonably required Response Action with respect to all other Identified Environmental Liabilities; provided, that to the extent Sellers are unable, prior to the Closing, to correct all matters identified on the Environmental Remediation and Compliance Schedule that are violations of Environmental Law, Sellers will use commercially reasonable efforts to correct any such violations as soon as practicable following the Closing Date (it being understood that in any case Sellers' obligation to correct violations under this Section 6.15 shall not require Sellers to implement measures to comply with any Environmental Laws other than those in effect as of the Closing Date, or for operations other than as conducted as of the Closing Date). Without affecting the indemnity obligations under this Agreement, Sellers shall have no obligation under this
Section 6.15(c) to perform any Response Action with respect to Identified Environmental Liabilities (i) resulting from a Release at a Leased Property to the extent caused by an entity other than a member of the Dresser Rand Group or any of their respective predecessors, agents or invitees or (ii) at any Real Property with respect to any Releases to the extent originating at a location other than the Real Property, unless in each case any Seller or any member of the Dresser-Rand Group has been ordered to implement such Response Action by a Governmental Authority with jurisdiction over the matter. In connection with any Response Action which Sellers perform with respect to any Identified Environmental Liability, Buyers hereby assign to Sellers all right, title and interest of Buyers and the members of the Dresser Rand Group in and to any actual or potential claims or causes of action against third parties relating to the contamination that is the subject matter of such Response Action. To the extent Sellers decide to contest any governmental orders or third-party complaints filed with respect to any Identified Environmental Liability, they shall do so at their own expense, provided that Buyers shall reasonably cooperate with Sellers (including without limitation making available any documents, employees or consultants and providing access to any properties relevant to such governmental orders or third-party complaints) so that Sellers may evaluate and contest such matters if Sellers so decide. To the extent Sellers fail to resolve any such Identified Environmental Liability required to be resolved by Sellers under this Section 6.15(c) such that it is no longer an Identified Environmental Liability, Buyers may resolve such Identified Environmental Liability and Sellers shall reimburse any expense reasonably incurred by any Buyers Indemnified Persons to do so, provided, however, that Buyers first notify Sellers in writing of Buyers' intention to resolve such Identified Environmental Liability and that Sellers do not, within twenty (20) days from receipt of such notice, notify Buyers in writing that they agree to resolve such Identified Environmental Liability (it being understood that the foregoing proviso shall not apply with respect to any action by Buyers where complying with the proviso would result in a substantial risk of harm to health or the environment or a substantial risk of otherwise significantly compromising Buyers' ability to mitigate Losses with respect to the Identified Environmental Liability involved, and Buyers provide written notice of their action to Sellers as soon as practicable and afford Sellers the opportunity to take up the resolution of such matter if Sellers indicate in writing their agreement to do so). Buyers agree that any Response Action which Sellers are obligated to perform with respect to any Identified Environmental Liability shall: (i) be the least costly alternative acceptable to Governmental Authorities; (ii) be based upon non-residential (as opposed to residential) standards, if applicable and acceptable to Governmental Authorities; (iii) not exceed any applicable requirements of Environmental Laws in effect on the date of such Response Action; and (iv) not have resulted from, or relate to, any change in use, reconfiguration, alteration or development of any relevant property after the Closing Date. Buyers shall not unreasonably withhold consent to the imposition of reasonable deed restrictions, engineering controls or environmental land use restrictions on such locations as necessary, at the Sellers' discretion, to implement such Response Action; provided that such deed restrictions, engineering controls or environmental land use restrictions do not restrict the use of such properties to uses that are more restrictive than their use as of the Closing Date or any substantially similar use. Buyers agree that they shall cooperate with Sellers regarding Sellers' obligations under this
Section 6.15, including without limitation reasonably cooperating to avoid or minimize expense to Sellers, and Buyers further agree that they and any of their representatives or successors (and after the Closing Date, any member of the Dresser-Rand Group and any of their representatives or successors) (the "Buyer Parties") shall not directly or indirectly solicit or importune any Person to seek or require any Response Action and shall not otherwise directly or indirectly report information concerning any Identified Environmental Liability to any Person, except in accordance with the procedures set forth in Exhibit E hereto. Buyers agree that they shall, in good faith, agree to enter, when reasonably consistent with their obligations under this Section 6.15, an agreement with the government entity having jurisdiction over the Response Action to use the least costly method and least stringent standard in connection with such Response Action; provided that such method and standard are acceptable to such government entity and will not restrict the use of such properties to uses that are more restrictive than their use as of the Closing Date or any substantially similar use. Sellers shall solely control and perform any Response Action with respect to the Identified Environmental Liabilities (including

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any negotiation with governmental authorities regarding the Response Action)
using all commercially reasonable efforts to avoid any material interference with operations at the relevant property. The Buyers and their Affiliates shall provide the Sellers reasonable access to any relevant property and shall otherwise reasonably cooperate with the Sellers regarding the Sellers' performance of any such Response Action. The Sellers agree to provide to Buyers, reasonably in advance of any filing in order to afford Buyers the opportunity to review, copies of all material filings and submissions to Governmental Authorities (or to any other Persons who have made a claim regarding any Identified Environmental Liabilities) relating to the Response Actions taken with respect to the Identified Environmental Liabilities, unless the applicable requirements make such opportunity for Buyers to review in advance impracticable, in which case Sellers shall provide such materials to Buyers promptly after filing or submission.

                  (d) With respect to any Identified Environmental Liability, any Buyers Indemnified Person's sole right to pursue recovery for any such Losses shall be under this Section 6.15 regardless of any other provisions of this Agreement to the contrary.

                  (e) Sellers shall, at their sole expense, obtain, with the reasonable cooperation of Buyers, any required, transaction-triggered approval for the consummation of this transaction or the transfer of any real property pursuant thereto required by any Environmental Law. To the extent any such law or approval shall require any party to this Agreement to agree or enter a consent order or the like to undertake investigation or remediation of any environmental matter relating to such property, Sellers shall agree to be such party undertaking such obligation and shall remain responsible for performing its obligations under such agreement or order only to the extent the foregoing relates to an Identified Environmental Liability.

                  (f) Notwithstanding any other provision of this Agreement, to the extent any Identified Environmental Liability:

                        (i) involves Off-site Contamination, Sellers shall have no obligation with respect to such Off-site Contamination unless and until such Off-site Contamination is the subject of an Environmental Claim against the Dresser-Rand Group, and only if Buyers deliver written notice to Sellers of such Environmental Claim pursuant to Section 8.1(e) of this Agreement prior to the date three (3) years after the Closing Date; provided, however, that the foregoing three (3) year limitation shall not apply to Environmental Claims against any member of the Dresser-Rand Group for response costs at sites that are on the National Priorities List pursuant to the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Sections 9601 et seq., regardless of whether such sites are identified on Section 6.15 of the Disclosure Schedule; or

                        (ii) gives rise to any exposure or alleged exposure of any person (other than any claim for workers' compensation)

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

      to any Hazardous Substance or any other harmful or deleterious substance or condition (other than any "Asbestos Liability" as such term is defined in Section 9.10(b)) that affects or allegedly affects such person's health, Sellers shall have no obligation with respect to such exposure or alleged exposure unless and until it gives rise to an Environmental Claim against any member of the Dresser-Rand Group, and only if Buyers deliver written notice to Sellers of such Environmental Claim pursuant to Section 8.1(e) of this Agreement prior to the date three (3) years after the Closing Date (it being understood that with respect to any claim for workers' compensation and with respect to any Asbestos Liability, Sellers have no obligations under this Section 6.15).

                  (g) Buyers and Sellers agree that any matters relating to the removal of friable asbestos in connection with Identified Environmental Liabilities shall be governed by this Section 6.15 (it being understood that any asbestos matter that is an "Asbestos Liability" as such term is defined in
Section 9.10(b) shall be subject to the indemnification provisions set forth in
Section 8.1(a) and not governed by the provisions of this Section 6.15, including any restrictions set forth herein).

                  (h) In the event that Buyers and Sellers are unable to resolve, prior to Closing, any disagreements as to what matters shall be included on the Environmental Remediation and Compliance Schedule (and how such matters should be described on such schedule), Buyers and Sellers shall attempt in good faith to agree upon a neutral environmental attorney with significant experience in environmental transactional matters, to resolve such disagreement. In the event that Buyers and Sellers are unable to identify such neutral environmental attorney, Sellers shall select such an attorney from a list of five candidates provided by Buyers, each candidate from a different nationally recognized law firm with experience in transactions involving environmental matters and not currently engaged (and having no material history or immediate prospects of significant engagement) by, either Buyers or Sellers, or counsel for Buyers or Sellers. Such neutral attorney shall issue a written decision indicating simply whether the matter at issue meets the standard for being listed on the Environmental Remediation and Compliance Schedule (and how such matters should be described on such schedule) within the meaning of Section 6.15 (of this Agreement, within thirty (30) days after being selected, and any matter determined by such neutral attorney to meet such standard shall be placed on the Environmental Remediation and Compliance Schedule. Such neutral attorney shall resolve the disagreement based on a review of the Phase I Environmental Assessment Reports and the Phase II Environmental Assessment Reports, and written submissions by the parties setting forth their positions and the reasons in support thereof, after meeting with the parties. In such attorney's reasonable discretion, such attorney may also enlist the assistance of an environmental attorney or environmental consultant (acceptable to and approved by both Buyers and Sellers) located or with significant experience in the jurisdiction in which the environmental condition at issue is located. The decision of such neutral attorney shall be binding upon the parties. Such attorney's costs and fees, and the costs and fees of any environmental attorney or consultant retained by such attorney in accordance with this Section 6.15(h), shall be borne equally

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by Buyers and Sellers. It is understood that the completion of the resolution of any dispute pursuant to this Section 6.15(h) shall not be required prior to the Closing.

            6.16 Intercompany Debt. To the extent reasonably practicable and permissible under applicable Laws, on or prior to the day before the Closing,
(a) each member of the Dresser-Rand Group that has positive "Net Intercompany Receivables" shall distribute such Net Intercompany Receivables to its shareholders and (b) the Sellers shall, and shall cause their Affiliates to, eliminate any Net Intercompany Receivables of each member of the Dresser-Rand Group that has negative Net Intercompany Receivables and such elimination shall be treated as a contribution of capital to each such member of the Dresser-Rand Group by its parent with the result that there will be no intercompany receivables or intercompany payables between the members of the Dresser-Rand Group, on the one hand, and the Sellers or their Affiliates (other than the members of the Dresser-Rand Group), on the other hand, at the Closing Date; provided, that, to the extent any Net Intercompany Receivables are not distributed or eliminated pursuant to (a) or (b) above, they will otherwise be eliminated or cancelled prior to the Closing Date. For the avoidance of doubt, any intercompany receivables or payables between members of the Dresser-Rand Group shall remain in place and not be cancelled. As used herein, "Net Intercompany Receivables" means with respect to each member of the Dresser-Rand Group (i) all intercompany receivables due or other intercompany amounts accrued, prepaid, due or payable to such member of the Dresser-Rand Group from the Sellers and their Affiliates (other than the members of the Dresser-Rand Group), less (ii) all intercompany payables of or other intercompany amounts accrued, prepaid, due or payable by such member of the Dresser-Rand Group to the Sellers and their Affiliates (other than the members of the Dresser-Rand Group).

            6.17 Substitute Guarantees. On or prior to the Closing Date, Buyers agree to provide the Guarantees in accordance with the requirements of Section
4.6 above, in form and substance satisfactory to the respective banks or other counterparties, and, both prior to and following the Closing Date, Buyers and Sellers shall cooperate to obtain a release in form and substance reasonably satisfactory to Buyer and IR with respect to all Seller Credit Support Instruments. As of a date approximately five (5) business days prior to the Closing Date, IR shall provide FRC its good faith calculation of the total amount of Seller Credit Support Instruments outstanding as of such date, in U.S. dollars determined in accordance with Currency Conversion Rules.

            6.18 Plaintiff Actions. After the Closing, the Buyers will, or they will cause the applicable member of the Dresser-Rand Group to, pursue diligently the actions and proceedings set forth in Section 6.18 of the Disclosure Schedule (the "Plaintiff Actions"). The Buyers acknowledge that the Sellers shall retain the benefits of any recoveries, awards, settlements or judgments with respect to the Plaintiff Actions and the Buyers agree to pay or deliver to the Sellers the full amount of cash or other assets received by any Buyer in connection with any such recoveries, awards, settlements or judgments. Except as set forth below, the Sellers agree to reimburse the Buyers for all reasonable out-of-pocket expenses incurred by the Buyers or their Affiliates in connection with pursuing the Plaintiff Actions. The Sellers shall be entitled to assume and direct the prosecution of the Plaintiff Actions, with counsel selected by the Sellers

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

and, after notice from the Sellers to the Buyers of such election to assume the prosecution thereof, the Sellers shall not be liable to the Buyers for any fees or expenses of other counsel or any other expenses subsequently incurred by the Buyers in connection with the prosecution thereof. The Sellers and the Buyers agree to cooperate fully with each other and their respective counsel in connection with the prosecution, negotiation or settlement of the Plaintiff Actions. The Buyers shall have the right to participate at their own expense in the prosecution of the Plaintiff Actions. If the Sellers assume the prosecution of a Plaintiff Action, (i) no settlement or compromise thereof may be effected:
(A) by the Sellers without the written consent of FRC (which consent shall not be unreasonably withheld or delayed) unless there is (1) no finding or admission of any violation of law or any violation of the rights of any Person by any Buyer or any member of the Dresser-Rand Group, (2) no net settlement payment or similar liability to be paid by any Buyer or any member of the Dresser-Rand Group, and (3) no adverse effect (other than immaterial effects) on any Buyer or any member of the Dresser-Rand Group or the Business; or (B) by any Buyer or any member of the Dresser-Rand Group without the consent of IR, and (ii) the Buyers may subsequently assume the prosecution of such Plaintiff Action if a court of competent jurisdiction determines that the Sellers are not vigorously prosecuting such action.

            6.19 Financing.

                  (a) Buyers shall use their reasonable best efforts to (x) maintain in effect the Financing Commitments and to satisfy the conditions to obtaining the Financing set forth therein (including, without limitation, by funding the equity contemplated by the Equity Financing Commitment), (y) enter into definitive financing agreements with respect to the Debt Financing (the "Debt Financing Agreement") so that the Debt Financing Agreement is in effect as soon as reasonably practicable but in any event no later than the Closing Date and (z) consummate the Financing at or prior to Closing. Subject to the satisfaction or waiver of the conditions to Closing in Article V of this Agreement, Buyers agree to use the bridge facility contemplated by the Financing Commitments to cause the Closing to occur effective as of no later than October 31, 2004. Buyers shall keep IR reasonably informed of the status of the financing process relating thereto. IR shall cause the Sellers and its and their respective officers and employees to provide such cooperation as may be reasonably requested by Buyers in connection with the Debt Financing and any offering of debt securities privately or in a registered offering, including in connection with the preparation of "bank books", offering materials and similar documents and all other necessary cooperation in connection with the arrangement of any financing to be consummated contemporaneous with or at or after the Closing in respect of the transactions contemplated by this Agreement, including without limitation, participation in good faith in meetings, due diligence sessions, road shows, the preparation of offering memoranda, registration statements or other appropriate disclosure documents and the execution and delivery of underwriting, placement or similar agreements, whose effectiveness shall be conditioned on the closing of the transactions contemplated by this Agreement. If necessary in connection with the Debt Financing, in the event that Closing has not occurred due solely to the failure of one or more of the conditions to Closing in Article V to be satisfied or capable of being satisfied, and the Debt Financing shall not have been consummated, by

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

November 9, 2004, IR shall provide to the Buyers on or prior to such date with an unaudited balance sheet of the Dresser-Rand Group and the Business as of September 30, 2004 and the related unaudited statements of income and cash flows for the nine-month period ended September 30, 2004 (the "September Financial Statements").

                  (b) As reasonably requested by Buyers and necessary to the consummation of the Debt Financing, IR shall use commercially reasonable efforts to (i) to ensure that PWC will conduct a review of the Six-Month Financial Statements and the September Financial Statements, as the case may be, in accordance with SAS 100, and in a manner reasonably satisfactory to IR (the "SAS 100 Review") as soon as practicable following the delivery thereof, (ii) cooperate and assist Buyers in the preparation of data (including selected financial data and management discussion and analysis of financial statements) that the Securities and Exchange Commission would require in a registered offering in connection with the offering of securities of the type contemplated by the Debt Financing, (iii) obtain from PricewaterhouseCoopers LLP "comfort" letters and updates thereof in customary form and covering the matters of the type customarily covered in "comfort" letters in connection with offerings of securities of the type contemplated by the Debt Financing and (iv) provide Buyers with documents reasonably requested by Buyers in order for Buyers to obtain title insurance and a current survey with respect to material Owned Real Property. All reasonable out-of-pocket costs and expenses incurred by IR or Sellers (including, without limitation, the fees and expenses of Sellers' accountants, which shall be paid directly by Buyers) pursuant to this paragraph and in connection with any other Debt Financing matters shall be borne by Buyers, and shall be paid by Buyers to the party incurring such costs and expenses at least one (1) business day prior to the Closing so long as such party has provided reasonable documentation for such expenses at least five (5) days prior to the Closing.

                  (c) If, notwithstanding the use of reasonable best efforts by Buyers to satisfy its obligations under Section 6.19(a) and (b), any of the Financing Commitments or the Debt Financing Agreement expire or are terminated prior to the Closing, in whole or in part, for any reason, Buyers shall (i) promptly notify IR of such expiration or termination and the reasons therefor and (ii) use its reasonable efforts promptly to arrange for alternative financing to replace the financing contemplated by such expired or terminated commitments or agreements, sufficient to consummate the transactions contemplated by this Agreement. The Buyers shall keep IR reasonably apprised of the status of all matters relating to the Financing and shall give IR prompt written notice of (i) any material breach by any party of the Financing Commitments (or any definitive agreements entered into pursuant thereto) or (ii) any condition to the funding under any such Financing Commitment becoming incapable of being satisfied.

            6.20 Pending Insurance Claim.

                  (a) The Buyers and Sellers acknowledge that any ultimate recovery of the Buyers or the Dresser-Rand Group from insurance claims made prior to the date of this Agreement by the Sellers or the Dresser-Rand Group in respect of a fire at a Port Harcourt, Nigeria warehouse that destroyed inventory of the Business (the "Pending Insurance Claim") shall be for IR's account and sole benefit. For no further

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

consideration, effective as of the Closing, Buyers hereby assign and transfer to IR any right, title and interest to which Buyers or any member of the Dresser-Rand Group may be or become entitled at or following the Closing in respect of the Pending Insurance Claim. In all events, the Buyers agree to immediately pay over to IR any such insurance recoveries actually received by them or any member of the Dresser-Rand Group in respect of the Pending Insurance Claim, or to cause the applicable recovery to be paid directly to IR, without setoff or reduction; provided, however, that Buyers shall be entitled to withhold from any such payments an amount equal to any Taxes of Buyers and their Affiliates that Buyers reasonably determine (based on a "will" level tax opinion from nationally recognized tax counsel) to result from the receipt of any insurance recoveries with respect to the Pending Insurance Claim.

                  (b) In the event that the assignment contemplated by Section 6.20(a) is for any reason ineffective under applicable Law to transfer all right, title and interest in the Pending Insurance Claim to IR, then:

                        (i) the Buyers (and following the Closing, the Dresser-Rand Group) shall collect and remit all such amounts received by them in respect of the Pending Insurance Claim solely as custodian and collection agent for and on behalf of IR and not as a principal, partner or joint venturer; and

                        (ii) if any such recovery is received by the Buyers, the Buyers may commingle such amounts collected by them with their own funds, pending remittance to IR, to the extent necessary to avoid undue administrative expense, but shall not otherwise exercise any dominion or control over such amounts, hold themselves out to any third party as their owner, or hold the amounts under claim of right. Consistent with the Buyers' status as IR's custodian and collection agent, IR and the Buyers shall report all such amounts collected by the Buyers and remitted to IR for tax and financial reporting purposes as having been received directly by IR (unless otherwise required under Law).

                  (c) The Buyers agree to take any reasonable action in respect of recovery in respect of the Pending Insurance Claim as is reasonably requested by IR, all at the reasonable expense of IR.

            6.21 Transfers of Non-U.S. Interests.

                  (a) IR shall cause the relevant Sellers to accept the French Offer Letter and to complete the sale of the French Shares in France pursuant to the French Offer Letter subject to: (i) the completion by the applicable Sellers and the applicable Buyers (with the cooperation of the other party) of all requisite employee consultation procedures (provided that IR shall cause such consultation to occur as promptly as practicable following the date hereof); and
(ii) all other conditions to the Closing set forth in Article IV and Article V having been satisfied or waived. It is the intention of the parties that the purchase and sale of the French Shares contemplated by the French Offer

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

Letter shall be consummated on the Closing Date. Each of the parties shall take such actions as may be necessary to ensure that no purchase and sale contemplated under the French Offer Letter occurs prior to the Closing.

                  (b) Sellers and Buyers agree to cooperate with each other with respect to the transfer of other Non-U.S. Acquired Interests on the Closing Date. If mutually agreed by IR and FRC, the parties shall transfer such Non-U.S. Acquired Interests at the Closing in such manner as they may mutually agree pursuant to local transfer agreements in each applicable jurisdiction that are mutually acceptable to each of IR and FRC (such agreements, the "Local Transfer Agreements"). If requested by Sellers, the transfer of Non-U.S. Acquired Interests pursuant to Local Transfer Agreements will take place in the jurisdiction in which each relevant entity is organized or incorporated. Notwithstanding anything else to the contrary contained herein, if requested by Buyers, the transfer of the Non-U.S. Acquired Interests listed on Section 6.21(b) of the Disclosure Schedule will occur on the Closing Date by way of a direct purchase of such equity interests by Buyers and/or their Affiliates; provided, however, that any such direct purchase will take place in the jurisdiction in which the relevant entity is organized or incorporated.

            6.22 Real Property Deeds. As soon as reasonably practicable following the date hereof, the Sellers agree to use their reasonable best efforts to provide to Buyers true and correct copies of all existing deeds, mortgages, deeds of trust, and, to the extent reasonably available, most recent available title insurance policies and surveys, in each case relating to each material parcel of Owned Real Property.

            6.23 Estimated Customer Prepayments Statement. No later than three
(3) business days prior to the anticipated Closing Date, IR shall prepare, or cause to be prepared, a statement (the "Estimated Customer Prepayments Statement") containing IR's good faith estimate (the "Estimated Customer Prepayments Amount") of the customer prepayments of the Dresser-Rand Group, determined in accordance with the methodologies set forth on Section 6.23 of the Disclosure Schedule, as of 11:59 P.M. local time on the Closing Date, which have not been converted to work in progress, finished inventory or supplier prepayments (the "Customer Prepayments Amount"). IR shall provide the Buyers and their accountants reasonable access to all relevant books, records, facilities and employees of the Dresser-Rand Group and to any other information reasonably necessary to review and understand the Estimated Customer Prepayments Statement. The Estimated Customer Prepayments Statement prepared in accordance with this
Section 6.23 shall be final and not subject to objection from Buyers for purposes of calculating the Closing Payment at the Closing.

            6.24 Currency Conversion. Any monetary conversion from the currency of a foreign country in which the Business is conducted and products are sold into U.S. Dollars shall be calculated in accordance with the methods set forth on Section 6.24 of the Disclosure Schedule (the "Currency Conversion Rules").

            6.25 Insurance. Subject to Section 6.20, from and after the Closing Date, members of the Dresser Rand Group will have the right to assert, prosecute and

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recover proceeds in respect of claims (and IR and its Affiliates, as applicable, will use commercially reasonable efforts to assist members of the Dresser Rand Group in asserting or prosecuting claims and, if necessary, shall assert and prosecute such claims on behalf of members of the Dresser Rand Group and remit to the applicable member of the Dresser Rand Group any proceeds relating thereto) for any Loss with respect to the Business under insurance coverage of the Business under all insurance policies and insurance contracts of any kind with third-party insurers that as of the date of this Agreement are owned or maintained by IR or its Affiliates and cover, in whole or in part, the assets, employees, operations or businesses of the Dresser Rand Group (collectively, "IR Insurance Policies") arising out of insured incidents occurring from the date of coverage first commenced thereunder until the Closing Date to the extent that the terms and conditions of any such IR Insurance Policies and agreements relating thereto so allow. IR and its Affiliates' obligation to use commercially reasonable efforts to assist members of the Dresser Rand Group in asserting claims under will include using commercially reasonable efforts in assisting members of the Dresser Rand Group to establish its right to coverage. None of IR or its Affiliates will bear any liability for the failure of an insurer to pay any claim under any IR Insurance Policy. Nothing in this Section 6.25 shall constitute a representation or warranty by Sellers that coverage is available to any member of the Dresser-Rand Group under any insurance policy or contract for any specific claim. Neither this Section 6.25 nor any provision hereof shall be read in a manner that violates or conflicts with any provision of any applicable insurance policy or contract. To the extent that this Section 6.25 or any provision hereof violates or conflicts with any provision of any applicable insurance policy or contract or would cause a cancellation or loss of rights under any applicable insurance policy or contract, the parties agree that this
Section 6.25 shall be amended or construed with respect only to such applicable insurance policy or contract and to the minimum extent necessary to cure or avoid such conflict, inconsistency, violation, cancellation or loss of rights; provided, however, that this provision shall not constitute a representation or warranty that any such conflict, purported assignment, inconsistency or violation may be avoided or cured.

                                  ARTICLE VII

                                   TERMINATION

            7.1 Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the
Closing:

                  (a) by the mutual written consent of the Sellers and the Buyers;

                  (b) by the Buyers if the Closing has not occurred on or before December 31, 2004 (the "Outside Date"), unless the failure of such consummation shall be due to the failure of the Buyers to comply in all material respects with the representations, warranties, agreements and covenants contained herein to be performed by the Buyers on or before Outside Date;

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

                  (c) by the Sellers if the Closing has not occurred on or before the Outside Date, unless the failure of such consummation shall be due to the failure of the Sellers to comply in all material respects with the representations, warranties, agreements and covenants contained herein to be performed by the Sellers on or before the Outside Date;

                  (d) by either the Sellers or the Buyers within 10 days following the delivery to FRC of the SAS Financial Statements if the EBITDA Deficiency exceeds $6.6 million; or

                  (e) by either the Sellers or the Buyers if any court or Governmental Authority of competent jurisdiction shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated hereby and such order, decree or ruling or other action shall have become final and nonappealable.

            7.2 Procedure and Effect of Termination. In the event of the termination of this Agreement and the abandonment of the transactions contemplated hereby by the Sellers or the Buyers pursuant to Section 7.1 hereof, written notice thereof shall forthwith be given to the other parties. If this Agreement is terminated and the transactions contemplated by this Agreement are abandoned as provided herein:

                  (a) Each party will redeliver all documents, work papers and other material of any other party relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to the party furnishing the same;

                  (b) The provisions of the Confidentiality Agreement shall continue in full force and effect; and

                  (c) No party to this Agreement will have any liability under this Agreement to any other and the French Offer Letter or any Local Transfer Agreement entered into prior to the Closing Date shall automatically terminate and be of no further force or effect, except (i) that nothing herein shall relieve any party from any liability for any breach of any of the representations, warranties, covenants and agreements set forth in this Agreement and (ii) as contemplated by paragraph (b) above and by Sections 9.1, 9.2, 9.14 and 9.15.

                                  ARTICLE VIII

                                 INDEMNIFICATION

            8.1 Indemnification.

                  (a) Indemnification by the Sellers. Subject to the limits set forth in this Section 8.1, the Sellers agree, jointly and severally, to indemnify, defend and hold the Buyers and their Affiliates (including, after the Closing Date, the Dresser-Rand Group) and their respective officers, directors, partners, stockholders, employees, agents and representatives (the "Buyers Indemnified Persons") harmless from and in respect of

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

any and all losses, claims, liabilities, damages, fines, penalties, costs (in each case including reasonable out-of-pocket expenses (including, without limitation, reasonable fees and expenses of counsel) (collectively, "Losses"), that they may incur arising out of, relating to, or due to any (i) breach or inaccuracy as of the date of this Agreement or as of the Closing Date of any representation or warranty (in the case of each representation and warranty (other than in Section 2.5, Section 2.6, Section 2.7, the first sentence of
Section 2.8, the first sentence of Section 2.9, the second sentence of Section 2.10, the first sentence and clauses (a) and (e) of Section 2.11, Section 2.13(a), Section 2.13(b), the second sentence of Section 2.13(d), clause (iii) of Section 2.14, Section 2.16(a) and the first sentence of Section 2.19(a)) without regard to qualification with respect to materiality or Material Adverse Effect, but in all cases giving effect to any dollar limitations or thresholds) of the Sellers set forth in this Agreement (other than the representations and warranties set forth in Section 2.12), (ii) breach or nonperformance of any covenant, undertaking or other agreement of the Sellers contained in this Agreement, (iii) Asbestos Liabilities and (iv) Products Liabilities Losses. Anything to the contrary contained herein notwithstanding, (x) none of the Buyers Indemnified Persons shall be entitled to recover from the Sellers for any claims for indemnity or damages with respect to Losses arising under Section 8.1(a)(i) (except for Unlimited Representations (as defined in Section 8.1(d))) or Section 8.1(a)(ii) above unless and until the total of all such claims in respect of such Losses exceeds $18,000,000 (the "Basket"); provided that, in calculating whether the Basket has been obtained, only Losses in excess of $50,000 (the "Minimum Claim Amount") shall be considered and after the Basket has been obtained Sellers shall not be liable for any Losses under Section 8.1(a)(i) (except for Unlimited Representations) or Section 8.1(a)(ii) unless the Losses exceed the Minimum Claim Amount; and (y) the Buyers Indemnified Parties shall not be entitled to recover from the Sellers nor shall Sellers be responsible to pay more than an aggregate of 33 1/3% of the Purchase Price (the "Cap") for any claims for indemnity in respect of Losses or other amounts paid pursuant to Section 6.15 (except for Asbestos Liabilities), Section 8.1(a)(i) (except for Unlimited Representations) and Section 8.1(a)(ii); provided, however, that neither the Basket nor the Cap shall apply with respect to any Losses resulting from or relating to Asbestos Liabilities, Products Liabilities, Unlimited Representations; provided, further, that none of the Basket, the Cap or the Minimum Claim Amount shall apply with respect to the indemnities provided in Section 6.5 or with respect to any Losses resulting from or relating to any breaches of Sections 6.8(n), 6.8(o) or 6.8(p) or any amounts payable pursuant to
Article I. Notwithstanding any provision of this Article VIII to the contrary, other than as relating to Asbestos Liabilities, Section 6.15 constitutes the sole remedy of the Buyers Indemnified Persons against the Sellers regarding Losses relating to Environmental Laws or Hazardous Materials and the Buyers Indemnified Persons hereby waive all other rights or causes of action against the Sellers under or relating to Environmental Laws or Hazardous Materials. Notwithstanding anything to the contrary, no indemnification shall be available for any Losses to the extent such Losses are included in the calculation of Net Cash Amount or Closing Net Working Capital Amount.

                  (b) Indemnification by the Buyers. Subject to the limits set forth in this Section 8.1, the Buyers jointly and severally agree to indemnify, defend and hold the Sellers and their respective agents and representatives (the "Sellers Indemnified

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

Persons") harmless from and in respect of any and all Losses that they may incur arising (i) out of or due to any inaccuracy of any representation or the breach of any warranty, covenant, undertaking or other agreement of the Buyers contained in this Agreement; (ii) as a result of the conduct of business of any member of the Dresser-Rand Group after the Closing Date; (iii) from a third party claim under the Partnership's Amended and Restated Partnership Agreement, dated as of October 1, 1992 or the partnership law of the State of New York as a result of the status of the Sellers as partners of the Partnership prior to the Closing but only to the extent related to the business now or previously conducted by the Dresser-Rand Group or its predecessors (other than with respect to matters contemplated to be the responsibility of the Sellers or as to which Sellers are obligated to indemnify pursuant to this Agreement); and (iv) under any guarantees, standby letters of credit or other forms of credit support provided by any of the Sellers or any of their Affiliates to third parties in respect of obligations of any members of the Dresser-Rand Group. Anything to the contrary contained herein notwithstanding, (x) none of the Sellers Indemnified Persons shall be entitled to recover from the Buyers for any Losses indemnifiable under Section 8.1(b)(i) and Section 8.1(b)(ii) above unless and until the total amount of all such claims in respect of Losses pursuant to
Section 8.1(b)(i) and Section 8.1(b)(ii) exceeds the Basket; provided that in calculating whether the Basket has been obtained, only Losses in excess of the Minimum Claim Amount shall be considered and after the Basket has been obtained Buyers shall not be liable for any Losses under Section 8.1(b)(i) or Section 8.1(b)(ii) unless the Losses exceed the Minimum Claim Amount; and (y) the Sellers Indemnified Parties shall not be entitled to recover more than the Cap from the Buyers pursuant to Section 8.1(b)(i) and Section 8.1(b)(ii); provided, however, that neither the Basket nor the Cap shall apply with respect to any Losses resulting from or relating to Section 8.1(b)(iii) and Section 8.1(b)(iv). Notwithstanding anything to the contrary in this Section 8.1(b), the Buyers hereby waive any and all claims which they have or may have against the Sellers under the Partnership's Amended and Restated Partnership Agreement, dated as of October 1, 1992 or the partnership law of the State of New York as a result of the status of the Sellers as partners of the Partnership prior to the Closing but only to the extent related to the business now or previously conducted by the Dresser-Rand Group or its predecessors (other than with respect to matters contemplated to be the responsibility of the Sellers or as to which Sellers are obligated to indemnify pursuant to this Agreement).

                  (c) Indemnification Calculations.

                        (i) The amount of any Losses for which indemnification is provided under this Article VIII and under Sections 6.5 and 6.15 shall be computed net of any third-party insurance proceeds and recoveries in respect of third party indemnification obligations actually received by the indemnified party in connection with such Losses. The indemnified party agrees to use its reasonable best efforts to obtain recovery in respect of any Losses from any third party indemnity which is available in respect of such Losses. If an indemnified party receives such insurance proceeds or indemnification recoveries in connection with Losses for which it has received indemnification, such party shall refund to the indemnifying party the amount of such insurance proceeds when received, up to the amount of indemnification received. An indemnified party shall use commercially reasonable efforts to pursue third-party insurance claims with respect to any Losses. If the amount with respect to which any claim is made under this Article VIII or under Sections 6.5 or
      6.15 (an "Indemnity Claim") gives rise to an actually realized Tax Benefit to the party that made the claim, such party shall refund to the indemnifying party the amount of such Tax Benefit when, as and if actually realized; provided, however, that such obligation of the indemnified party to refund to the indemnifying party the amount of any Tax Benefit shall only apply to the extent that such Tax Benefit is actually realized within three (3) years following the Closing Date. For purposes of this Section 8.1(c), a "Tax Benefit" to a party means an amount by which the Tax liability of such party (or group of Affiliates including such party) is actually reduced (including, without limitation, by deduction, reduction of income by virtue of increased tax basis or otherwise, entitlement to refund, credit or otherwise) as such amount may actually be reduced by, but not below zero, any increase in such party's Tax liability as a result of its receipt of payment for such Indemnity Claim plus any related interest received from the relevant Taxing Authority. Where a party has other losses, deductions, credits or items available to it, the Tax Benefit from any losses, deductions, credits or items relating to the Indemnity Claim shall be deemed to be utilized after all other losses, deductions, credits or items have been completely utilized (i.e., a Tax Benefit is not actually realized until the relevant party actually pays less in Taxes than it otherwise would have paid without the supposed Tax Benefit). In the event that there should be a determination disallowing the Tax Benefit, the indemnifying party shall be liable to the indemnified party for any Taxes or Losses resulting from such disallowance.

                        (ii) The parties agree that any indemnification payments made pursuant to this Agreement shall be treated for Tax purposes as an adjustment to the Purchase Price, unless otherwise required by applicable law.

                        (iii) Each indemnified party shall take all reasonable steps to mitigate any Loss in respect of which a claim could be made under this Article VIII or any other provision of this Agreement.

                        (iv) No party shall be entitled to recover more than the full amount of any Loss under the provisions of this Agreement in respect of any such Loss.

                  (d) Survival of Representations and Warranties. The representations and warranties of the parties contained in this Agreement or in any instrument delivered pursuant hereto will survive the Closing Date and will remain in full force and effect thereafter until the date that is 18 months after the Closing Date, provided that (i) the representations and warranties set forth in Section 2.12 (Tax Matters)

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

and Section 2.17 (Environmental Matters) shall terminate and expire on the Closing Date and (ii) representations and warranties contained in Section 2.1 (Organization of Certain Sellers), the first two sentences of Section 2.2 (Subsidiaries), Section 2.3 (Ownership of Acquired Interests), Section 2.4 (Authorization, Etc.), and Section 2.21 (No Brokers' or Other Fees) (collectively, the "Unlimited Representations") shall survive the Closing without limitations; provided, further, that such representations or warranties shall survive (if at all) beyond such period with respect to any inaccuracy therein or breach thereof, written notice of which shall have been duly given within such applicable period in accordance with Section 8.1(e) hereof.

                  (e) Notice and Opportunity to Defend. If there occurs an event which a party asserts is an indemnifiable event pursuant to Sections 8.1(a), 8.1(b) or 6.15, the party or parties seeking indemnification (the "Indemnified Party") shall notify the other party or parties obligated to provide indemnification (the "Indemnifying Party") promptly. If such event involves (i) any claim or (ii) the commencement of any action or proceeding by a third person, the party seeking indemnification will give such Indemnifying Party prompt written notice of such claim or the commencement of such action or proceeding; provided, however, that the failure to provide prompt notice as provided herein will relieve the Indemnifying Party of its obligations hereunder only to the extent that such failure materially prejudices the Indemnifying Party hereunder. In case any such action shall be brought against any party seeking indemnification and it shall notify the Indemnifying Party of the commencement thereof, the Indemnifying Party shall be entitled to participate therein and to assume the defense thereof, with counsel selected by the Indemnifying Party and, after notice from the Indemnifying Party to such party or parties seeking indemnification of such election so to assume the defense thereof, the Indemnifying Party shall not be liable to the party or parties seeking indemnification hereunder for any legal expenses of other counsel or any other expenses subsequently incurred by such party or parties in connection with the defense thereof; provided, however, that Sellers shall assume the defense of all Asbestos Liabilities. The Indemnifying Party and the Indemnified Party shall cooperate in the defense of such third party claims. The Indemnifying Party and the party seeking indemnification agree to cooperate fully with each other and their respective counsel in connection with the defense, negotiation or settlement of any such action or asserted liability. The party or parties seeking indemnification shall have the right to participate at their own expense in the defense of such action or asserted liability; and if requested by the Indemnified Party in respect of any action or asserted liability that would reasonably be expected to exceed the applicable Cap or have a material adverse effect on the Indemnified Party's business, the Indemnifying Party shall not make any material decision (procedural or otherwise) in respect of material aspects of the defense of such action without the participation and prior written consent (such consent not to be unreasonably withheld or delayed) of the Indemnified Party. If the Indemnifying Party assumes the defense of an action
(A) no settlement or compromise thereof may be effected (i) by the Indemnifying Party without the written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed) unless (x) there is no finding or admission of any violation of law or any violation of the rights of any Person by any Indemnified Party and no adverse effect on any other claims that may be made against any Indemnified Party, (y) all relief provided is paid or satisfied in full by the Indemnifying Party and (z) such settlement or compromise would not have a material adverse effect upon the Indemnified Party or (ii) by the Indemnified Party without the consent of the Indemnifying Party; and (B) the Indemnified Party may subsequently assume the defense of such action if a court of competent jurisdiction determines that the Indemnifying Party is not vigorously defending such action. If the Indemnifying Party fails to assume the defense of a third party claim, the Indemnified Party may assume the defense of any such claim with counsel selected by the Indemnified Party. In no event shall an Indemnifying Party be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld or delayed). To the extent that there is any conflict between the procedures set forth in this Section 8.1(e) and those set forth in Section 6.15, the procedures set forth in Section 6.15 shall govern.

                  (f) Payment. On each occasion that any Indemnified Party shall be entitled to indemnification or reimbursement under this Article VIII, Section
6.5 or Section 6.15, the Indemnifying Party shall, at each such time, promptly pay the amount of such indemnification or reimbursement. If any Indemnified Party shall be entitled to indemnification under this Article VIII, Section 6.5 or Section 6.15 the Indemnifying Party shall pay the Indemnified Party's costs and expenses arising as a result of a proceeding directly relating to an indemnifiable Loss (including, without limitation, any reasonable fees paid to witnesses), periodically as incurred.

                  (g) Special Damages. No Indemnified Party will be entitled to indemnification pursuant to this Agreement for punitive damages or for lost profits, diminution in value, consequential, exemplary or special damages.

                  (h) Exclusive Remedy. Except as otherwise provided below, the indemnification provided for in this Section 8.1 and in Section 6.15, subject to the limitations set forth herein or therein, shall be the exclusive post-Closing remedy available to any party in connection with any Losses arising out of the matters set forth in this Agreement or the transactions contemplated hereunder; provided, however, that nothing herein will limit in any way any such party's remedies in respect of fraud by the other party in connection herewith or the transactions contemplated hereby.

                  (i) Tax Indemnity. Notwithstanding anything to the contrary in this Article VIII (other than as specifically set forth in Sections 8.1(c), (d), (f) and (g)), indemnification with respect to Taxes for which indemnification is provided in Section 6.5 shall be governed solely by Section 6.5 and Section 6.6.

                                   ARTICLE IX

                                  MISCELLANEOUS

            9.1 Fees and Expenses; Transfer Taxes.

                  (a) Except as otherwise provided in this Agreement, the Sellers shall bear their own expenses and the expenses of their respective Affiliates and the Buyers shall bear their own expenses in connection with the preparation and negotiation

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

of this Agreement and the consummation of the transactions contemplated by this Agreement. Each of the Sellers and the Buyers shall bear the fees and expenses of any broker or finder retained by such party or parties and its respective Affiliates in connection with the transactions contemplated herein.

                  (b) Notwithstanding anything to the contrary in Section 6.4(b) or Section 6.5, the Sellers on the one hand, and the Buyers on the other hand, each shall bear one half of any Transfer Taxes.

            9.2 Governing Law. This Agreement shall be construed under and governed by the laws of the State of New York without giving effect to any choice or conflict of laws provisions or rules that would cause the application of laws of any jurisdiction other than the State of New York.

            9.3 Amendment. This Agreement may not be amended, modified or supplemented except upon the execution and delivery of a written agreement executed by the Buyers and the Sellers.

            9.4 No Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the Buyers, in the case of assignment by any Seller, and the Sellers, in the case of any assignment by any Buyer; provided that Buyer may transfer or assign, in whole or in part from time to time, its rights or obligations hereunder to any one or more of its Affiliates or pledge its rights as security to any of its financing sources without the prior written consent of the other parties hereto; provided, further, that no such assignment by Buyer shall relieve Buyer of its obligations hereunder.

            9.5 Waiver. Any of the terms or conditions of this Agreement which may be lawfully waived may be waived in writing at any time by each party which is entitled to the benefits thereof. Any waiver of any of the provisions of this Agreement by any party hereto shall be binding only if set forth in an instrument in writing signed on behalf of such party. No failure to enforce any provision of this Agreement shall be deemed to or shall constitute a waiver of such provision and no waiver of any of the provisions of this Agreement shall be deemed to or shall constitute a waiver of any other provision hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.

            9.6 Notices. Any notice, demand, or communication required or permitted to be given by any provision of this Agreement shall be deemed to have been sufficiently given or served for all purposes if (a) personally delivered,
(b) mailed by registered or certified first class mail, prepaid with return receipt requested, (c) sent by a nationally recognized overnight courier service, to the recipient at the address below indicated or (d) delivered by facsimile which is confirmed in writing by sending a copy of such facsimile to the recipient thereof pursuant to clause (a) or (c) above:

            If to any Buyer:

                  c/o First Reserve Corporation
                  One Lafayette Place

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

                  Greenwich, CT 06830
                  Attention: Tom Denison
                  (203) 625-8520 (telecopier)
                  (203) 661-6001 (telephone)

            With a copy to:

                  Skadden, Arps, Slate, Meagher & Flom LLP
                  Four Times Square
                  New York, NY 10036
                  Attention: Howard Ellin
                  (212) 735-2000 (telecopier)
                  (212) 735-3000 (telephone)

            If to any Seller:

                  c/o Ingersoll-Rand Company
                  200 Chestnut Ridge Road
                  Woodcliff Lake, NJ 07677
                  Attention: Deputy General Counsel - Transactions
                  (201) 573-3448 (telecopier)
                  (201) 573-3274 (telephone)

            With a copy to:

                  Simpson Thacher & Bartlett LLP
                  425 Lexington Avenue
                  New York, New York 10017
                  Attention: Alan G. Schwartz
                  (212) 455-2502 (telecopier)
                  (212) 455-2000 (telephone)

or to such other address as any party hereto may, from time to time, designate in a written notice given in like manner.

            9.7 Complete Agreement. This Agreement, the Confidentiality Agreement, the Transaction Agreements and the other documents and writings referred to herein or delivered pursuant hereto contain the entire understanding of the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and thereof. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

            9.8 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and each of which shall be deemed an original.

            9.9 Publicity. The Sellers and the Buyers will consult with each other and will mutually agree upon any publication or press release of any nature with respect to

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

this Agreement or the transactions contemplated hereby and shall not issue any such publication or press release prior to such consultation and agreement except as may be required by applicable law or by obligations pursuant to any listing agreement with any securities exchange or any securities exchange regulation, in which case the party proposing to issue such publication or press release shall make all reasonable efforts to consult in good faith with the other party or parties before issuing any such publication or press release and shall provide a copy thereof to the other party or parties prior to such issuance.

            9.10 Certain Definitions. For purposes of this Agreement:

                  (a) "Affiliate" shall mean, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

                  (b) "Asbestos Liability" (and collectively "Asbestos Liabilities") means, to the extent related to the period prior to the Closing,
(i) any claim or Proceeding against Dresser-Rand Group or any of its Subsidiaries or any of their respective predecessors or against any Person or entity whose liability for any such claim Sellers, Dresser-Rand Group or any of its Subsidiaries or any of their respective predecessors, has or allegedly has retained or assumed either contractually or by operation of Law, related to or arising from the sale or use of any Product containing asbestos, or (ii) any claim or litigation by any Person based on personal injury caused by the presence of asbestos containing material in any form or condition at any location formerly owned, leased, or operated by the Dresser-Rand Group or any of its Subsidiaries, or any subsidiary, Affiliate, or predecessor thereof, or at any location at which Dresser-Rand Group or any of its Subsidiaries, or any subsidiary, Affiliate, or predecessor thereof has or is alleged to have disposed or arranged for the disposal of any actual or alleged asbestos containing material.

                  (c) "French Offer Letter" shall mean the offer letter dated as of the date hereof addressed by FRC to Dresser-Rand Company, relating to FRC's offer to purchase the French Shares.

                  (d) "French Shares" shall mean all of the issued and outstanding shares of Dresser-Rand S.A., a company organized under the laws of France and a member of the Dresser-Rand Group.

                  (e) "Knowledge of the Sellers" shall mean the actual knowledge (after reasonable inquiry) of the individuals listed in Section 9.10(e) of the Disclosure Schedule.

                  (f) "Person" shall mean any individual, partnership, firm, corporation, association, trust, unincorporated organization, joint venture, limited liability company, governmental or regulatory authority or other entity.

                  (g) "Products Liability" (and collectively "Products Liabilities") means, to the extent related to Products shipped prior to the Closing Date and except to

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

the extent based on acts or omissions (excluding omissions in respect of an alleged failure to warn based solely on events, activities or occurrences prior to the Closing) following the Closing, any claim or Proceeding of a third party against Dresser-Rand Group or any of its Subsidiaries or any of their respective predecessors or against any Person or entity whose liability for any such claim Sellers, Dresser-Rand Group or any of its Subsidiaries or any of their respective predecessors, has or allegedly has retained or assumed either contractually or by operation of Law, to the extent such claim or Proceeding alleges personal injury or property damage (other than damage to the Products) related to or arising from an alleged defect in design, manufacture, materials or workmanship, an alleged failure to exercise reasonable care in repair, service or maintenance, an alleged failure to warn, an alleged failure to provide adequate warnings or an alleged noncompliance with applicable Laws.

                  (h) "subsidiary" shall mean with respect to any Person, any corporation, limited liability company, partnership, association, or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other subsidiaries of that Person or a combination thereof or
(ii) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of partnership or other similar ownership interests thereof having the power to govern or elect members of the applicable governing body of such entity is at the time owned or controlled, directly or indirectly, by that Person or one or more subsidiaries of that Person or a combination thereof; and the term "subsidiary" shall include all subsidiaries of such subsidiary.

                  (i) Where any Seller that is not a party to this Agreement agrees to, or not to, take any action, IR shall be deemed to have agreed to cause such Seller to, or not to, take such action. Where any Buyer that is not a party to this Agreement and agrees to, or not to, take any action, FRC shall be deemed to have agreed to cause such Buyer to, or not to, take such action.

                  (j) All references herein to dollars or "$" shall mean U.S. dollars, unless otherwise noted.

            9.11 Headings. The headings contained in this Agreement are for reference only and shall not affect in any way the meaning or interpretation of this Agreement.

            9.12 Severability. Any provision of this Agreement which is invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provision of this Agreement invalid, illegal or unenforceable in any other jurisdiction.

            9.13 Third Parties. Except as specifically set forth or referred to herein, nothing herein expressed or implied is intended or shall be construed to confer upon or

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

give to any Person or corporation, other than the parties hereto, the other Sellers and Buyers set forth on Exhibit A hereto, and their respective permitted successors or assigns, any rights or remedies under or by reason of this Agreement.

            9.14 CONSENT TO JURISDICTION. THE PARTIES HERETO HEREBY CONSENT TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED WITHIN THE AREA ENCOMPASSED BY THE SOUTHERN DISTRICT OF THE STATE OF NEW YORK AND IRREVOCABLY AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT SHALL BE LITIGATED IN SUCH COURTS. THE PARTIES HERETO EACH ACCEPT FOR ITSELF AND IN CONNECTION WITH ITS RESPECTIVE PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE EXCLUSIVE JURISDICTION AND VENUE OF THE AFORESAID COURTS AND WAIVE ANY DEFENSE OF FORUM NON CONVENIENS, AND IRREVOCABLY AGREE TO BE BOUND BY ANY NON APPEALABLE JUDGMENT RENDERED THEREBY IN CONNECTION WITH THIS AGREEMENT.

            9.15 WAIVER OF JURY TRIAL. TO THE FULLEST EXTENT PERMITTED BY LAW, THE PARTIES HERETO HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS TRANSACTION. THE PARTIES HERETO ALSO WAIVE ANY BOND OR SURETY OR SECURITY UPON SUCH BOND WHICH MIGHT, BUT FOR THIS WAIVER, BE REQUIRED OF ANY OF THE OTHER PARTIES. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS AGREEMENT, INCLUDING WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THE PARTIES HERETO ACKNOWLEDGE THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THE WAIVER IN ENTERING INTO THIS AGREEMENT AND THAT EACH WILL CONTINUE TO RELY ON THE WAIVER IN THEIR RELATED FUTURE DEALINGS. THE PARTIES HERETO FURTHER WARRANT AND REPRESENT THAT EACH HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THE WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE TRANSACTIONS CONTEMPLATED HEREBY. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

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

            9.16 Specific Enforcement. Each party acknowledges and agrees that, prior to Closing, the other party would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms and that any breach of this Agreement by a Seller or a Buyer could not be adequately compensated in all cases by monetary damages alone. Accordingly, in addition to any other right or remedy to which any party may be entitled at law or in equity, prior to Closing it shall be entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement, without posting any bond or other undertaking.

            9.17 Guarantee of Seller Obligations. Prior to the Closing, each of First Reserve Fund IX, L.P., a Delaware limited partnership, and First Reserve Fund X, L.P., a Delaware limited partnership (collectively, the "Funds"), hereby jointly and severally, irrevocably, absolutely and unconditionally guarantees to the Sellers, as and for its own debt and without any setoff or requirement of presentment, the due, punctual and complete payment and performance of each and all of the Buyers' obligations and liabilities under this Agreement, in each case as and when the same shall become due and payable and/or performable. The Sellers shall be entitled to enforce directly against the Funds any of the foregoing obligations, and the Funds' obligations hereunder are in no way conditioned or contingent upon any attempt to collect from or enforce performance or compliance by the Buyers or upon any other event or condition whatsoever. Each of the Funds agrees to make capital calls (not in excess of $900 million in the aggregate) on its limited partners and take such other actions as are necessary to perform its obligations under this Section 9.17.

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

            IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed by its duly authorized officer, in each case as of the day and year first above written.

                                      FRC ACQUISITIONS LLC

                                      By: First Reserve GP IX, L.P., as Manager
                                      By:   First Reserve GP IX, Inc., its
                                            general partner

                                      By:    /s/ Thomas R. Denison
                                             -----------------------------------
                                      Name:  Thomas R. Denison
                                      Title: Managing Director

                                      By: First Reserve GP X, L.P., as Manager
                                      By:   First Reserve GP X, Inc., its
                                            general partner

                                      By:    /s/ Thomas R. Denison
                                             -----------------------------------
                                      Name:  Thomas R. Denison
                                      Title: Managing Director

                                      INGERSOLL-RAND COMPANY LIMITED

                                      By:    /s/ Herbert L. Henkel
                                             -----------------------------------
                                      Name:  Herbert L. Henkel
                                      Title: Chairman, President and CEO

                                      FIRST RESERVE FUND IX, L.P.

                                      By: First Reserve GP IX, L.P., its
                                          general partner
                                      By: First Reserve GP IX, Inc., its
                                          general partner

                                      (solely in respect of Section 9.17 hereof)

                                             /s/ Thomas R. Denison
                                      By:    ---------------------
                                      Name:  Thomas R. Denison
                                      Title: Managing Director

                                      FIRST RESERVE FUND X, L.P.

                                      By: First Reserve GP X, L.P., its
                                          general partner
                                      By: First Reserve GP X, Inc., its
                                          general partner
                                      (solely in respect of Section 9.17 hereof)

                                             /s/ Thomas R. Denison
                                      By:    ---------------------
                                      Name:  Thomas R. Denison
                                      Title: Managing Director

                                    EXHIBIT C
                      FORM OF TRANSITION SERVICES AGREEMENT

                                  DEFINED TERMS

                                                                                  Page
                                                                                  ----
2003 Balance Sheet..........................................................       15
Access Agreement............................................................       55
Acquired Interests..........................................................        1
Affiliate...................................................................       75
Agreement...................................................................        1
AIM Calculations Statement..................................................       12
AIM Program.................................................................       12
AIM Program Payment Amount..................................................       12
Alternate Certificate.......................................................        4
Asbestos Liabilities........................................................       75
Asbestos Liability..........................................................       75
Asset-Level Purchase Price Allocation.......................................       11
Audited Financial Statements................................................       15
Base Amount.................................................................        8
Basket......................................................................       68
Benchmark Net Working Capital Statement.....................................        6
Business....................................................................        1
Business EBITDA.............................................................        3
Buyer Parties...............................................................       58
Buyer's Flexible Account Plan...............................................       48
Buyers......................................................................        1
Buyers Indemnified Persons..................................................       67
Buyers' Disclosure Schedule.................................................       31
Cap.........................................................................       68
Cash........................................................................        9
Citigroup...................................................................       31
Closing.....................................................................        3
Closing Customer Prepayments Amount.........................................        6
Closing Customer Prepayments Statement......................................        6
Closing Date................................................................        3
Closing Net Cash Amount.....................................................        6
Closing Net Cash Statement..................................................        6
Closing Net Working Capital Amount..........................................        6
Closing Payment.............................................................        4
Closing Statements..........................................................        6
Closing Working Capital Statement...........................................        6
Code........................................................................       19
Competition/Investment Law..................................................       16
Confidentiality Agreement...................................................       38
Consent.....................................................................       33
CPA Firm....................................................................        7
Currency Conversion Rules...................................................       65
Customer Prepayments Amount.................................................       65
Debt Financing..............................................................       31
Debt Financing Agreement....................................................       62
Debt Financing Commitment...................................................       31
Debt Obligations............................................................        9
Designated Actuary..........................................................       50
Disclosure Schedule.........................................................        2
D-R Canada..................................................................       13
D-R Defined Benefit Plan....................................................       45
D-R Defined Contribution Plans..............................................       46
DR Holding..................................................................       13
D-R VEBA....................................................................       46
Dresser-Rand ERISA Affiliate................................................       21
Dresser-Rand Group..........................................................       14
Dresser-Rand Group Employees................................................       21
Dresser-Rand Group Intellectual Property....................................       23
Dresser-Rand Group Plans....................................................       21
Dresser-Rand Marks..........................................................       54
EBITDA Adjustment Amount....................................................        3
EBITDA Deficiency...........................................................        3
Encumbrances................................................................        1
Entity-Level Purchase Price Allocation......................................       11
Environ.....................................................................       56
Environmental Claim.........................................................       26
Environmental Laws..........................................................       26
Environmental Remediation and Compliance Schedule...........................       54
Equity Financing............................................................       31
Equity Financing Commitment.................................................       31
ERISA.......................................................................       21
Estimated Customer Prepayments Amount.......................................       65
Estimated Customer Prepayments Statement....................................       65
Estimated Net Cash Amount...................................................        2
Estimated Net Cash Statement................................................        2
Final Customer Prepayments Amount...........................................        8
Final Net Cash Amount.......................................................        8
Final Net Working Capital Amount............................................        7
Financing...................................................................       31
Financing Commitments.......................................................       31

FIRPTA Certificate..........................................................        4
FRC.........................................................................        1
French Offer Letter.........................................................       75
French Shares...............................................................       75
Funded Pension Plans........................................................       50
Funds.......................................................................       78
GAAP........................................................................        6
Governmental Authority......................................................       16
Governmental Order..........................................................       33
Grandfathered Employees.....................................................       46
Guarantees..................................................................       33
Hazardous Materials.........................................................       26
hazardous substances........................................................       26
hazardous wastes............................................................       26
HSR Act.....................................................................       16
Identified Environmental Liability..........................................       54
Indemnified Party...........................................................       71
Indemnifying Party..........................................................       71
Indemnity Claim.............................................................       70
Ingersoll-Rand Marks........................................................       54
Initial Purchase Price......................................................        2
Intellectual Property.......................................................       23
Interim Balance Sheet.......................................................       15
Interim Financial Statements................................................       15
IR  ........................................................................        1
IR Insurance Policies.......................................................       66
IR Master Trust.............................................................       45
IR's Flexible Account Plan..................................................       48
IRNJ........................................................................       13
Knowledge of the Sellers....................................................       75
Law.........................................................................       16
Leased Real Property........................................................       28
License Agreement...........................................................        5
Local Transfer Agreements...................................................       65
Losses......................................................................       68
Marks.......................................................................       54
Material Adverse Effect.....................................................       14
Material Contracts..........................................................       24
Minimum Claim Amount........................................................       68
Minority Interests..........................................................       14
Morgan Stanley..............................................................       31
Multiemployer Plan..........................................................       22
Net Cash Amount.............................................................       10
Net Intercompany Receivables................................................       61
Non-Income Tax Claim........................................................       43
Non-U.S. Acquired Interests.................................................        1
Non-U.S. Dresser-Rand Group Plans...........................................       21
Non-U.S. Employees..........................................................       49
Objection...................................................................        6
Off-site Contamination......................................................       55
On-site Contamination.......................................................       55
Organization Agreement......................................................       53
Outside Date................................................................       66
Owned Real Property.........................................................       28
Partnership.................................................................       13
Payroll Tax Amount..........................................................       12
Pending Insurance Claim.....................................................       63
Pension Assets..............................................................       51
Pension Deficiency..........................................................       50
Pension Deficiency Amount...................................................       50
pension equalizer...........................................................       46
Pension Liabilities.........................................................       51
Pension Surplus Amount......................................................       50
Permits.....................................................................       17
Permitted Encumbrances......................................................       17
Person......................................................................       75
Phase I Environmental Assessment Reports....................................       55
Phase II Environmental Assessment Reports...................................       56
Phase II Work Plan..........................................................       56
Plaintiff Actions...........................................................       61
Post-Closing Retirees.......................................................       47
Prime Rate..................................................................       10
Proceedings.................................................................       17
Products....................................................................       29
Products Liabilities........................................................       75
Products Liability..........................................................       75
Purchase Price..............................................................        2
Purchase Price Allocation...................................................       11
Real Property...............................................................       28
Release.....................................................................       26
Response Action.............................................................       55
Retiree Welfare Plans.......................................................       47
SAS 100 Review..............................................................       63
SAS Financial Statements....................................................       35
Securities Act..............................................................       32
Seller Credit Support Instruments...........................................       33
Sellers.....................................................................        1
Sellers Indemnified Persons.................................................       69

September Financial Statements..............................................       63
Six-Month Financial Statements..............................................       35
Straddle Period.............................................................       39
Straddle Period Tax Claim...................................................       43
Subsidiaries................................................................       13
subsidiary..................................................................       76
Tax.........................................................................       19
Tax Benefit.................................................................       70
Tax Claim...................................................................       43
Tax Return..................................................................       19
Taxes.......................................................................       19
Taxing Authority............................................................       19
Transaction Agreements......................................................        5
Transfer Taxes..............................................................       40
Transition Services Agreement...............................................        5
Treasury Regulations........................................................       19
U.S. Dresser-Rand Group Plans...............................................       21
UBS.........................................................................       31
Union Employees.............................................................       45
Unlimited Representations...................................................       71
WARN Act....................................................................       23